                                                                  Execution Copy





                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 26, 1997

                                  by and among

                            THE HEARST CORPORATION,

                             HAT MERGER SUB, INC.,

                           HAT CONTRIBUTION SUB, INC.

                                      and

                            ARGYLE TELEVISION, INC.

                               TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                    No.
                                                          ARTICLE I.

                                                          THE MERGER

1.01    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.02    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
1.03    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.04    Certificate of Incorporation and Bylaws of the Surviving Corporation . . . . . . . . . . . . . . . . . . .    4
1.05    Directors and Officers of the Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.06    Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
1.07    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

                                                          ARTICLE II.

                                                CERTAIN PRE-MERGER TRANSACTIONS
2.01    Restated Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
2.02    Contribution of Contributed Cash and Parent Station Assets;
        Assumption of Bridge Debt, Private Placement Debt and Parent . . . . . . . . . . . . . . . . . . . . . . .    5
2.03    Issuance of Company Series B Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                                                         ARTICLE III.

                                                     CONVERSION OF SHARES

3.01    Conversion of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.02    Election Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
3.03    Selection of Company Common Stock and Company Options  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
3.04    The Company To Make Cash and Certificates Available  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
3.05    Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
3.06    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
3.07    Electing Optionholders Supplemental Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

                                                          ARTICLE IV.

                                                      CERTAIN ADJUSTMENTS

4.01    Parent Station Business Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                   ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.01    Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
5.02    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
5.03    Authority Relative to this Agreement; Restated Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.04    Non-Contravention; Approvals and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
5.05    SEC Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
5.06    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.07    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.08    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.09    Compliance with Laws and Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
5.10    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
5.11    Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
5.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
5.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
5.14    Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.15    Title; Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
5.16    Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                                                          ARTICLE VI.

                                           REPRESENTATIONS AND WARRANTIES OF PARENT

6.01    Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
6.02    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
6.04    Non-Contravention; Approvals and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.05    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
6.06    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.07    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.08    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
6.09    Compliance with Laws and Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
6.10    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
6.11    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
6.12    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
6.13    Title to Parent Station Assets; Entire Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
6.14    Condition of Parent Station Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
6.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
6.16    Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

                                                         ARTICLE VII.

                                           COVENANTS RELATING TO CONDUCT OF BUSINESS

7.01    Conduct of Business by Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
7.02    Conduct of Parent Station Business by Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

                                                         ARTICLE VIII.

                                                     ADDITIONAL AGREEMENTS
8.01    No Solicitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
8.03    Access to Information; Audited Financial Statements; Confidentiality . . . . . . . . . . . . . . . . . . . . .   44
8.04    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
8.05    Approval of Stockholders and Board Recommendation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
8.06    Regulatory and Other Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
8.07    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
8.08    Affiliate Letters; Resales . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
8.09     Governance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
8.10    Directors' and Officers' Indemnification and Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
8.11    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
8.12    Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
8.13    Fulfillment of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
8.14    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
8.15    Cross-Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52

                                                          ARTICLE IX.

                                                          CONDITIONS

9.01    Conditions to Each Party's Obligation to Effect the Contribution and the Merger  . . . . . . . . . . . . . . .   53
9.02    Conditions to Obligation of Parent, Merger Sub and Cash Sub to Effect the Contribution and the Merger  . . . .   54
9.03    Conditions to Obligation of the Company to Effect the Merger . . . . . . . . . . . . . . . . . . . . . . . . .   56


                                                          ARTICLE X.

                                               TERMINATION, AMENDMENT AND WAIVER

10.01   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
10.02   Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
10.03   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
10.04   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

                                                          ARTICLE XI.

                                                      GENERAL PROVISIONS

11.01   Non-Survival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . . . . .   59
11.02   Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
11.03   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
11.04   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
11.05   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
11.06   No Third Party Beneficiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
11.07   No Assignment; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
11.08   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
11.09   Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
11.10   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
11.11   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73

                                    EXHIBITS


Exhibit A                                                   Form of Restated Charter

Exhibit B                                                   Form of Registration Rights Agreement

Exhibit 1.05                                                Directors and Officers of the Surviving
                                                            Corporation

Exhibit 8.08                                                Form of Affiliate Letter

Exhibit 9.01(i)                                             Terms of Management Contract, TV Option Contract,
                                                            and Radio Facilities Lease

Exhibit 9.02(f)                                             Form of Tax Sharing Agreement

Exhibit 9.02(g)                                             Form of License Agreement

Exhibit 9.02(h)(A)                                          List of Persons Delivering Management Transfer
                                                            Restriction Agreements

Exhibit 9.02(h)(B)                                          Form of Management Transfer Restriction Agreement

                    This AGREEMENT AND PLAN OF MERGER dated as of March 26, 1997, is made and entered into by and among The Hearst Corporation, a Delaware corporation ("Parent"), HAT Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), HAT Contribution Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Cash Sub"), and Argyle Television, Inc., a Delaware corporation (the "Company").

                    WHEREAS, Parent is engaged in the business of owning and operating the following television broadcast stations: KMBC-TV in Kansas City, Kansas, WBAL-TV in Baltimore, Maryland, WCVB-TV in Boston, Massachusetts, WDTN-TV in Dayton, Ohio, WISN-TV in Milwaukee, Wisconsin, and WTAE-TV in Pittsburgh, Pennsylvania (collectively, the "Parent Stations");

                    WHEREAS, the Company is engaged in the business of owning and operating the following television broadcast stations: WLWT- TV in Cincinnati, Ohio, KOCO-TV in Oklahoma City, Oklahoma, WNAC-TV in Providence, Rhode Island, KITV-TV in Honolulu, Hawaii, WAPT-TV in Jackson, Mississippi, KHBS-TV in Ft. Smith, Arkansas, and KHOG-TV in Fayetteville, Arkansas (collectively, the "Company Stations");

                    WHEREAS, the Board of Directors of the Company has approved and determined it advisable that the Company adopt certain amendments to the Company's Certificate of Incorporation and a restatement of such Certificate of Incorporation reflecting such amendments, in the form attached hereto as Exhibit A (the "Restated Charter"), which Restated Charter shall be in effect immediately prior to the consummation of the Merger described below;

                    WHEREAS, the Boards of Directors of Parent, Cash Sub, Merger Sub and the Company each have approved the execution and delivery of this Agreement and have determined, as applicable, that it is advisable and in the best interests of their respective stockholders for (i) Parent to contribute, or cause to be contributed, to the Company certain of the assets and liabilities of the Parent Stations in exchange for shares of Company Series B Common Stock (as hereinafter defined), (ii) Cash Sub to contribute to the Company the Contributed Cash and the Bridge Debt (each as hereinafter defined) in exchange for one (1) share of Company Series B Common Stock, (iii) the Company to contribute the assets and liabilities of the Parent Stations to one or more direct or indirect wholly-owned subsidiaries of the Company (collectively, the "Broadcast Subsidiaries"), and (iv) Merger Sub to merge with and into the Company, as a result of which the Company shall be the surviving corporation (the "Merger");

                    WHEREAS, for federal income tax purposes, it is intended that the Contribution (as hereinafter defined) will qualify as a tax-free exchange under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code");

                    WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a redemption under the provisions of Section 302 of the Code with respect to those stockholders of the Company who receive cash pursuant to the Merger;

                    WHEREAS, Argyle Television Investors, L.P. (together with any successor partnership, "ATILP") is the holder of 6,600,000 shares of the Series C Common Stock of the Company, par value $.01 per share ("Existing Series C Common Stock"); Television Investment Partners L.P. ("TIP") is the holder of 700,000 shares of Existing Series C Common Stock; Argyle Television Partners, L.P. ("ATP") is the holder of 36,000 shares of the Series B Common Stock of the Company, par value $.01 per share ("Existing Series B Common Stock"); and Robin (a/k/a Robert) Hernreich ("Hernreich") is the holder of 159,358 shares of the Series A Common Stock of the Company, par value $.01 per share (the "Existing Series A Common Stock"); Argyle Foundation is the holder of 99,000 shares of Existing Series A Common Stock; and Skylark Foundation is the holder of 65,000 shares of Existing Series A Common Stock;

                    WHEREAS, ATILP (and its general partner) has adopted a plan of liquidation of ATILP (the "ATILP Liquidation Plan") providing for the distribution of shares of Existing Series A Common Stock (into which shares of Existing Series C Common Stock held by ATILP will be converted pursuant to the Voting Agreements described below) to the partners of ATILP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of ATILP;

                    WHEREAS, TIP (and its general partner) has adopted a plan of liquidation of TIP (the "TIP Liquidation Plan") providing for the distribution of shares of Existing Series A Common Stock (into which shares of Existing Series C Common Stock will be converted pursuant to the Voting Agreements described below) to the partners of TIP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of TIP;

                    WHEREAS, ATP (and its general partner) has adopted a plan of liquidation of ATP (the "ATP Liquidation Plan") providing for the distribution to the partners of ATP in accordance with the terms of the Agreement of Limited Partnership of ATP, as amended, of (i) 36,000 shares of Existing Series B Common Stock and (ii) Existing Series A Common Stock which will be received by ATP upon its receipt of liquidating distributions from ATILP, TIP and ATI General Partner, L.P. ("ATIGP");

                    WHEREAS, ATIGP (and its general partner) has adopted a plan of liquidation of ATIGP (the "ATIGP Liquidation Plan") providing for the distribution to the partners of ATIGP in accordance with the terms of the ATIGP partnership agreement of Existing Series A Common Stock which will be received by ATIGP upon its receipt of a liquidating distribution from ATILP;

                    WHEREAS, although ATILP, TIP, ATP and ATIGP respectively, desire to effectuate the ATILP Liquidation Plan, the TIP Liquidation Plan, the ATP Liquidation Plan and the ATIGP Liquidation Plan as soon as practicable, Parent, Merger Sub and Cash Sub are unwilling to enter into this Agreement unless each of ATILP, TIP, ATP, Hernreich, Argyle Foundation and Skylark Foundation concurrently with the execution and delivery of this Agreement, enter into agreements (the "Voting Agreements") pursuant to which, subject to the terms thereof, (i) each of ATILP and TIP agrees to convert all of the shares of Existing Series C Common Stock held by it into shares of the Existing Series A Common Stock into which such shares of Existing Series C Common Stock are convertible, and (ii) each of ATILP and TIP agrees to vote such shares of Existing Series A Common Stock held by it, ATP agrees to vote all shares of Existing Series B Common Stock held by it, and each of Hernreich, Argyle Foundation and Skylark Foundation agrees to vote all shares of Existing Series A Common Stock held by each of them, in favor of the Restated Charter and the Merger; and the Board of Directors of the Company has approved the execution and delivery of the Voting Agreements;

                    WHEREAS, on behalf of the partners of ATILP, TIP, and ATP, each of ATILP, TIP and ATP have agreed pursuant to the Voting Agreements that they will not effectuate the ATILP Liquidation Plan, the TIP Liquidation Plan or the ATP Liquidation Plan until the day immediately following stockholder approval;

                    WHEREAS, upon consummation of the Merger, the Company intends to enter into a Registration Rights Agreement with certain holders described therein in substantially the form attached hereto as Exhibit B (the "Registration Rights Agreement"); and

                    WHEREAS, certain capitalized terms used herein have the meanings ascribed to such terms in Section 11.02.

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                                   THE MERGER

                    1.01  The Merger.  At the Effective Time (as defined in
Section 1.02), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article III.

                    1.02  Effective Time.  At the Closing (as defined in
Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State or, if the Certificate of Merger specifies a subsequent time for effectiveness, then at such specified time (the date and time of such filing or as specified in the Certificate of Merger being referred to herein as the "Effective Time").

                    1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the third Business Day after the conditions set forth in Article IX have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent and the Company the certificates and other documents and instruments required to be delivered under Article IX or under other provisions of this Agreement.

                    1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time (as amended and restated, as provided in Section 2.01) shall be the Certificate of Incorporation of the Surviving Corporation, except that Article "One" of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the Corporation is Hearst/Argyle Television, Inc.," and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, except that the Bylaws shall be amended such that Section 2 of Article III thereof shall be amended and restated in its entirety to read as follows until thereafter amended as provided by law:

                    Section 2. Number of Directors. Effective upon the merger of HAT Merger Sub, Inc. with and into the corporation, the number of directors shall be twelve (12); thereafter, the number of directors shall consist of no fewer than seven
                    (7) members and no more than fifteen (15) members as determined from time to time in accordance with these Bylaws by resolution of the Board of Directors, but no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                    1.05 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons set forth on Exhibit 1.05 hereto and eight other individuals to be designated as directors by Parent pursuant to a written notice delivered to the Company prior to the Effective Time, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                    1.06 Effects of the Merger. Subject to the provisions of this Agreement, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

                    1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other transactions and purposes of this Agreement.

                                  ARTICLE II.

                        CERTAIN PRE-MERGER TRANSACTIONS

                    2.01 Restated Charter. At the Closing but prior to the Effective Time, the Company shall duly execute and file the Restated Charter with the Secretary of State, as provided in Section 245 of the DGCL, so that the Restated Charter shall be in effect and operative as the Certificate of Incorporation of the Company at the Effective Time (the date and time of such Restated Charter filing being referred to herein as the "Amendment Time").

                    2.02 Contribution of Contributed Cash and Parent Station Assets; Assumption of Bridge Debt, Private Placement Debt and Parent Station Liabilities.

                    (a) Contribution of Contributed Cash and Parent Station Assets. Upon the terms and subject to the conditions of this Agreement (and except as contemplated by Section 8.15), at the Closing and immediately prior to the Merger but after the Amendment Time, (x) Cash Sub shall contribute, transfer, assign, convey and deliver to the Company, and the Company shall receive, acquire and accept from Cash Sub, cash in the amount of Two Hundred Million and Twenty-Six Dollars and Fifty Cents ($200,000,026.50) (the "Contributed Cash") and (y) Parent shall contribute, transfer, assign, convey and deliver to the Company and immediately following such transactions the Company shall contribute, transfer, assign, convey and deliver to the Broadcast Subsidiaries, and the Company shall receive, acquire and accept from Parent, and thereupon the Company shall cause the Broadcast Subsidiaries to receive, acquire and accept from the Company, all of Parent's right, title and interest in and to all of the assets, properties and rights of Parent owned or used by Parent solely in the conduct of the business and operations of the Parent Stations and of Hearst Broadcasting Productions (collectively, the "Parent Station Business"), of every type and description, real, personal and mixed, tangible and intangible, wherever located, as and to the extent existing at the time of the Contribution, other than those assets, properties and rights which are specifically excluded pursuant to Section 2.02(b) (the assets, properties and rights described in this clause (y) are hereinafter collectively referred to as the "Parent Station Assets"). The contribution by Cash Sub to the Company of the Contributed Cash and the contribution by Parent to the Company of the Parent Station Assets is hereinafter referred to collectively as the "Contribution.") Without limitation of the foregoing, but except as specifically excluded pursuant to Section 2.02(b), the Parent Station Assets shall include the following as and to the extent existing at the time of the
Contribution:

                      (i) Tangible Personal Property. All equipment, machinery, vehicles, furniture, fixtures, transmitters, transmitting towers, antennae, computer hardware and software, office materials and supplies, spare parts and other tangible personal property of every kind and description, owned, leased, used or held for use by Parent and which relate solely to the conduct of the Parent Station Business, and any additions, improvements, replacements and alterations thereto ("Parent Station Tangible Property");

                      (ii) Owned Real Property. All real property described in Section 2.02(a)(ii) of the Parent Disclosure Letter (as hereinafter defined), together with all easements, licenses and other interests and rights arising out of the ownership thereof or appurtenant thereto, and all buildings, transmitters, towers and antennae, fixtures and improvements thereon;

                    (iii) Real Property Leases. The leases or subleases of real property, buildings, transmitters, tower and antennae as to which Parent is the lessor/sublessor or lessee/sublessee set forth in Section 2.02(a)(iii) of the Parent Disclosure Letter, together with any options to purchase the underlying property and leasehold improvements thereon, to which Parent is a party or by which the Parent Station Business is bound, and which relate solely to the conduct of the Parent Station Business (the "Parent Station Leases");

                      (iv) Contracts. All contracts and other agreements (other than the Parent Station Leases), to which Parent is a party or by which the Parent Station Business is bound, and which relate solely to the conduct of the Parent Station Business, including, but not limited to, all orders and agreements for the sale of advertising, program agreements, network affiliation agreements and employment contracts with television talent, all leases of Parent Station Tangible Property as to which Parent is the lessor/sublessor or lessee/sublessee together with any options to purchase the underlying property (the "Parent Station Contracts");

                      (v) Permits. To the extent transferable under applicable law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights and applications for any of the foregoing and which relate solely to the conduct of the Parent Station Business, including but not limited to FCC Licenses ("Parent Station Permits");

                      (vi) Accounts Receivable. All trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Parent Station Business and the security agreements related thereto, including any rights of Parent with respect to any third party collection procedures which have been commenced in connection therewith, to the extent related solely to the conduct of the Parent Station Business;

                    (vii) Prepaid Expenses. All prepaid expenses relating solely to the conduct of the Parent Station Business;

                   (viii) Security Deposits. All security deposits deposited or made by Parent and which relate solely to the Parent Station Assets (including but not limited to those made as lessee or sublessee under any of the Parent Station Leases and Parent Station Contracts);

                      (ix) Intangible Property. All patents and applications therefor, copyrights and applications therefor (including rights to renew), trademarks and applications therefor, trade names and applications therefor, service marks and applications therefor, computer software and television station call letters ("Intangible Property") which relate solely to the Parent Station Business;

                      (x) Books and Records. All general, financial and personnel records, correspondence and other files and records, including all FCC logs and other records, of Parent pertaining solely to the conduct of the Parent Station Business; and

                      (xi) Goodwill. All of Parent's goodwill in the Parent Station Business;

                    (b) Excluded Assets. Any provision of this Agreement to the contrary notwithstanding, the Company shall not acquire from Parent and there shall be excluded from the Parent Station Assets the following (the "Parent Station Excluded Assets"):

                      (i) Cash. All cash, marketable securities, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents (the "Excluded Cash");

                      (ii) Bank Accounts. All rights with respect to bank accounts;

                    (iii) Radio Assets. All assets, properties and rights of Parent owned, used or held for the use by Parent in the ownership or operation of radio broadcast stations (the "Radio Assets");

                      (iv) Tax Refunds. All rights of Parent with respect to any federal, state, local or foreign income, franchise, excise, stamp, real property, personal property, sales, use, customs, transfer, gains or value added tax, tariff, import, fee, duty, levy or other governmental charge (collectively, "Taxes") incurred by Parent in the conduct of the Parent Station Business or with respect to the Parent Station Assets before the Contribution (collectively, "Tax Refunds"), other than any Tax Refunds attributable to Taxes accrued for on the Parent Station Balance Sheet;

                      (v) Florida Station. All assets, properties and rights of Parent owned, used or held for use by Parent and/or WWWB-TV Company solely in the ownership or operation of the WWWB-TV (Tampa, Florida) television broadcast station (the "Florida Station Assets");

                      (vi) Missouri LMA. The local marketing agreement of Parent with respect to the operations of KCWB-TV (Kansas City, Missouri), including all assets, properties and rights of Parent with respect thereto (the "Missouri LMA");

                    (vii) Intercompany Accounts. All rights with respect to any obligations of Parent, any Affiliate of Parent or any director or officer of Parent or of any Affiliate of Parent;

                   (viii) Certain Names. All rights to use the corporate names, logos, trademarks or tradenames set forth in Section 2.02(b) of the Parent Disclosure Letter or any derivatives or variances thereof, including but not limited to the name "Hearst,", "The Hearst Corporation," or any derivatives or variances thereof;

                      (ix) Insurance. All insurance policies and all rights of every nature and description under or arising out of such policies, except as provided in Section 2.02(g) of this Agreement;

                      (x) Certain Programs. All rights to the television program "Rebecca's Garden"; and

                      (xi) Other Matters. All rights of Parent under this Agreement and the agreements and instruments delivered to Parent by the Company or the Broadcast Subsidiaries pursuant to this Agreement and all other assets, properties and rights of Parent which are not owned or used by Parent solely in the conduct of the Parent Station Business.

                    (c) Assumption of Bridge Debt, Private Placement Debt and Parent Station Liabilities. Subject to the terms set forth in this Agreement and except as provided in Section 2.02(d), in consideration for the Contribution and simultaneously therewith, (x) the Company shall assume and thereafter pay, perform and discharge when due: (i) the Bridge Debt, (ii) the Private Placement Debt and (iii) any and all obligations and liabilities of Parent to the extent related to the Parent Station Business, whether fixed, contingent, choate, inchoate or otherwise, as and to the extent existing at the time of the Contribution other than the Parent Station Excluded Liabilities (as defined below) (the "Parent Station Assumed Liabilities"), and (y) immediately following such transactions the Company shall cause the Broadcast Subsidiaries to assume and thereafter pay, perform and discharge when due the Private Placement Debt and the Parent Station Assumed Liabilities. Without limitation of the foregoing, but except as provided in Section 2.02(d) and Section 2.02(f), the Parent Station Assumed Liabilities shall include the following as and to the extent existing at the time of the Contribution:

                      (i) Balance Sheet Liabilities. All liabilities set forth on the balance sheet of the Parent Station Business as of December 31, 1996 referred to in Section 6.05;

                      (ii) Obligations Under Leases, Contracts and Permits. All liabilities and obligations of Parent under any Parent Station Leases, Parent Station Contracts and Parent Station Permits;

                    (iii) Employees. All liabilities and obligations of Parent relating to the Parent Station Employees (as defined below);

                    (d) Liabilities Not Assumed. Anything contained in this Agreement to the contrary notwithstanding, the Company shall not assume and there shall be excluded from the Parent Station Assumed Liabilities the following obligations and liabilities of Parent (collectively, the "Parent Station Excluded Liabilities"):

                      (i) Non-Trade Indebtedness. All liabilities under any bonds, notes, debentures or similar instruments, any indebtedness for borrowed money or any guarantees thereof other than the Private Placement Debt;

                      (ii) Tax Liabilities. Any liabilities for Taxes incurred by Parent in the conduct of the Parent Station Business or with respect to the Parent Station Assets before the Contribution, except to the extent accrued for on the Parent Station Balance Sheet or as provided in Section 8.11;

                    (iii) Parent Station Employee Benefit Plans. All liabilities and obligations (x) of Parent under the Parent Station Employee Benefit Plans, other than collective bargaining agreements and employment agreements with respect to Parent Station Employees, (y) to employees of Parent who are not Parent Station Employees (as hereinafter defined), and (z) under the employment agreements set forth in Section 2.02(d)(iii) of the Parent Disclosure Letter;

                      (iv) Intercompany Accounts. All liabilities to Parent or any affiliate of Parent (other than amounts owed to Parent Station Employees);

                      (v) Excluded Assets. All liabilities or obligations to the extent relating to the acquisition, ownership, operations or use of any of the Parent Station Excluded Assets.

Parent shall pay, perform and discharge in a timely manner or shall make adequate provision for all of the Parent Station Excluded Liabilities; provided, however, that Parent may contest, in good faith, any claim of liability asserted by a third party in respect thereof.

                    (e) Nonassignable Parent Station Contracts and Parent Station Permits. To the extent that transfer and assignment hereunder by Parent to the Company or by the Company to the Broadcast Subsidiaries of any Parent Station Lease, Parent Station Contract or Parent Station Permit is not permitted or is not permitted without the consent of any third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder. Parent will use commercially reasonable efforts to obtain any and all such third party consents; provided, however, that except as otherwise provided in Section 8.06, Parent shall not be required to pay or incur any cost or expense to obtain any third party consent which Parent is not otherwise required to pay or incur in accordance with the terms of the applicable Parent Station Lease, Parent Station Contract or Parent Station Permit. If any such third party consent is not obtained before the transfer of the Parent Station Business contemplated by this Section 2.02, Parent will cooperate with the Company, at its expense, in any reasonable arrangement designed to thereafter provide to the Broadcast Subsidiaries the benefits under the applicable Parent Station Lease, Parent Station Contract or Parent Station Permit.

                    (f) Parent Station Employees. Effective upon the Contribution, all employees of Parent employed in the Parent Station Business, except those employees identified in Section 2.02(f) of the Parent Disclosure Letter, shall become employees (the "Parent Station Employees") of the Company or one or more of the Broadcast Subsidiaries at the Closing and simultaneous with the Contribution.

                    (g) Risk of Loss. The risk of loss or damage to any of the Parent Station Assets to be contributed by Parent to the Company and by the Company to the Broadcast Subsidiaries shall be on Parent prior to the Closing and thereafter shall be on the Company. If any of the Parent Station Assets shall suffer any material damage, destruction or loss after the date of this Agreement but before the Closing Date, and such Parent Station Asset and the related casualty are covered by any insurance policy maintained by Parent or the Parent Station Business with a third party insurer: Parent shall pay the Company at the Closing or as soon as practicable after receipt by Parent, if later than the Closing, in cash, the amount by which the proceeds from such policy in respect of such damage, destruction or loss exceed the sum of (i) any amount accrued for on the Parent Station Balance Sheet as a current liability with respect to repair, restoration or replacement related to such damage, destruction or loss and (ii) the amount by which the current assets included in the Parent Station Balance Sheet shall have been reduced by reason of any current asset so damaged, destroyed or lost.

                    2.03 Issuance of Company Series B Common Stock. In exchange for the transfer of the Contributed Cash and the Parent Station Assets to the Company pursuant to Section 2.02 above, and simultaneously therewith but after the Restated Charter has been duly filed and is in effect as provided in
Section 2.01, (i) the Company shall issue to Parent 38,611,000 shares of the Company Series B Common Stock and (ii) the Company shall issue to Cash Sub one share of the Company Series B Common Stock.

                                  ARTICLE III.

                              CONVERSION OF SHARES

                    3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of capital stock of Merger Sub or the Company:

                    (a) Capital Stock of Merger Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of Series B Voting Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Series B Common Stock"). Each certificate representing outstanding shares of Merger Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Series B Common Stock.

                    (b) Cancellation of Treasury Stock. Each share of Company Series A Common Stock and Company Series B Common Stock, and each share of the Company Series A Preferred Stock and Company Series B Preferred Stock that is owned by the Company as treasury stock shall be cancelled and retired and shall cease to exist and no stock of the Company or other consideration shall be delivered in exchange therefor.

                    (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Series B Common Stock shall be converted into and become one fully paid and nonassessable share of Surviving Corporation Series B Common Stock. Each certificate representing outstanding shares of Company Series B Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Series B Common Stock. Except as otherwise provided in Section 3.06 and subject to Section 3.01(b), at the Effective Time each issued and outstanding share of Company Series A Common Stock shall be converted into one of the following:

                      (i) Each share of Company Series A Common Stock which under the terms of Section 3.03 is to be converted into the right to receive solely shares of Series A Voting Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Series A Common Stock") shall be converted into the right to receive one share of Surviving Corporation Series A Common Stock (the "Stock Consideration");

                      (ii) Each share of Company Series A Common Stock which under the terms of Section 3.03 is to be converted into the right to receive solely cash shall be converted into the right to receive cash, without interest, in an amount equal to $26.50 (the "Cash Consideration"); and

                    (iii) Each share of Company Series A Common Stock which under the terms of Section 3.03 is to be converted into the right to receive a combination of shares of Surviving Corporation Series A Common Stock and cash, shall be converted into the right to receive
                                  0.50 shares of Surviving Corporation Series A Common Stock and $13.25 in cash, without interest (the "Mixed Consideration").

                    (d) Conversion of Company Preferred Stock. Except as otherwise provided in Section 3.06 and subject to Section 3.01(b), at the Effective Time each issued and outstanding share of Company Series A Preferred Stock shall be converted into one share of the Surviving

Corporation's Series A Voting Preferred Stock, par value $.01 per share (the "Surviving Corporation Series A Preferred Stock"), and each issued and outstanding share of Company Series B Preferred Stock shall be converted into one share of the Surviving Corporation's Series B Voting Preferred Stock, par value $.01 per share (the "Surviving Corporation Series B Preferred Stock"). Each certificate representing outstanding shares of Company Series A Preferred Stock or shares of Company Series B Preferred Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Series A Preferred Stock or Surviving Corporation Series B Preferred Stock, as the case may be.

                    (e) Company Options. Each option or similar right to purchase shares of Company Series A Common Stock which is outstanding at the Effective Time (each such option, as it relates to each such share, being referred to herein as a "Company Option") shall be cancelled, by virtue of the Merger and without further action by the Company or the holder of a Company Option, without consideration except as provided in this Section 3.01(e). Each person shown on the books of the Company to be a holder of a Company Option, whether or not immediately exercisable, shall be entitled to receive subject to and in accordance with the terms of Section 3.03, as soon as practicable after the Effective Time, at such holder's election, one of the following:

                      (i) an option to purchase shares of Surviving Corporation Series A Common Stock ("Surviving Corporation Options"), into which the Company Options shall be converted and assumed by the Surviving Corporation. Each Surviving Corporation Option shall be fully vested and shall otherwise be exercisable upon the same terms and conditions as set forth in the option agreement respecting the Company Option converted into such Surviving Corporation Option (an "Option Rollover"); or

                      (ii) a number of shares of Surviving Corporation Series A Common Stock ("Option Stock") equal to (x) the number of shares of Company Series A Common Stock underlying such Company Option multiplied by (y) a fraction, of which the numerator is the amount by which the Cash Consideration exceeds the per share exercise or purchase price provided under such Company Option and the denominator is an amount equal to the Cash Consideration; or

                     (iii)        cash ("Option Cash") in an amount equal to
                                  (x) the Cash Consideration multiplied by (y) the number of shares of Option Stock which such holder would be entitled to receive pursuant to paragraph (ii) above; or

                      (iv) the sum of (A) a number of shares of Surviving Corporation Series A Common Stock equal to (x) the number of shares of Option Stock which such holder would be entitled to receive pursuant to paragraph (ii) above multiplied by
                                  (y) 50%, plus (B) cash in an amount equal to
                                  (x) the Cash Consideration multiplied by (y) the number of shares by which the Option Stock which such holder would be entitled to receive pursuant to paragraph (ii) above exceeds the number of shares of Surviving Corporation Series A Common Stock which such holder is entitled to receive pursuant to this paragraph (iv) (the "Option Mixed Consideration").

                    Except as permitted by the terms of this Agreement or as otherwise agreed to by the parties, the Company shall use reasonable efforts to ensure that no person shall have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement with respect to, including any right to acquire, equity securities of the Surviving Corporation following the Effective Time.

                    (f) Per Share Amount. The applicable consideration into which each share of any class or series of the capital stock of the Company shall be converted pursuant to Section 3.01(c) or 3.01(d) above shall be hereinafter referred to, collectively and individually, as the "Per Share Amount".

                    3.02  Election Procedures.

                    (a) Company Common Stock. Each holder of Company Series A Common Stock (other than holders of Company Series A Common Stock to be cancelled as set forth in Section 3.01(b)) shall have the right to choose to receive (subject to the allocation and proration procedures set forth below) one of the following in exchange for each share of such holder's Company Series A Common Stock in the Merger:

                      (i)         only cash (a "Cash Election");

                     (ii) only shares of Surviving Corporation Series A Common Stock (a "Stock Election"); or

                    (iii)         the Mixed Consideration (a "Mixed Election").

As used herein, the term "Election" shall refer to either a Cash Election, a Stock Election or a Mixed Election.

                    (b) Company Options. Each holder of a Company Option shall have the right to choose to receive (subject to the allocation and proration procedures set forth below) one of the following in exchange for cancellation of such holder's Company Option in the Merger:

                      (i)         an Option Rollover (a "Rollover Election");

                      (ii)        only Option Cash (an "Option Cash Election");

                     (iii)         only Option Stock (an "Option Stock
                                   Election"); or

                      (iv) the Option Mixed Consideration (an "Option Mixed Election").

As used herein, the term "Option Election" shall refer to either a Rollover Election, an Option Cash Election, an Option Stock Election or an Option Mixed Election.

                    (c) Parent and the Company shall authorize one or more persons to receive Elections and to act as Exchange Agent hereunder (the "Exchange Agent") pursuant to an agreement or agreements satisfactory to Parent and the Company.

                    (d) Parent and the Company shall prepare a form (the "Form of Election") pursuant to which each holder of Company Series A Common Stock may make an Election with respect to each share of Company Series A Common Stock and which shall be mailed to stockholders of record of the Company as of the record date for the Company Stockholders' Meeting contemplated by
Section 8.05 (and shall accompany the Proxy Statement/Prospectus referred to in Section 8.04). Parent and the Company also shall prepare a form pursuant to which each holder of a Company Option may make an Option Election and which shall be provided to each person shown on the books of the Company to be a holder of a Company Option (the "Option Election Form").

                    (e) The Company will use its best efforts to make the Form of Election (accompanied by the Proxy Statement/Prospectus) available to all persons who become Company stockholders of record during the period between such record date and the Business Day immediately prior to the Election Date (including those partners of ATILP, TIP, and ATP and ATIGP to whom shares of Existing Series A Common Stock or Existing Series B Common Stock have been distributed pursuant to the Liquidation Plans). As used herein, "Election Date" means a date mutually agreed upon by Parent and the Company and announced by the Company, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted, provided, however, that such day shall be a Business Day no earlier than 20 Business Days prior to the Effective Time and at least two Business Days after the Company Stockholders' Meeting (as defined in Section 8.05).

                    (f) Any Election shall have been properly made only if the Exchange Agent at its office designated in the Form of Election shall have received in the city in which, for purposes of this Agreement, such Exchange Agent is located, by 5:00 p.m. local time on the Election Date (the "Election Deadline"), a Form of Election properly completed and signed. Any Election relating to shares of Company Series A Common Stock with respect to which the holder thereof has filed and not withdrawn as of the Effective Time a written demand for payment of the fair value of Company Series A Common Stock in accordance with the provisions of Section 3.06 hereof shall be deemed to have been automatically revoked as of the Election Date.

                    (g) Holders of record of shares of Company Series A Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Holder Representative") may submit multiple Forms of Election, provided that such Holder Representative certifies that each such Form of Election covers all the shares of Company Series A Common Stock held by each Holder Representative for a particular beneficial owner.

                    (h) Any holder of Company Series A Common Stock at any time prior to the Election Deadline may change his Election by written notice received by the Exchange Agent at or prior to the Election Deadline accompanied by a properly completed, revised Form of Election.

                    (i) Any holder of Company Series A Common Stock at any time prior to the Election Deadline may revoke his Election by written notice received by the Exchange Agent at or prior to the Election Deadline.

                    (j) The Company and Parent shall have the right to make rules not inconsistent with the terms of this Agreement governing the validity of the Forms of Election and the Option Election Forms, the manner and extent to which Elections and Option Elections are to be taken into account in making the determinations prescribed by this Article III, the issuance and delivery of certificates for Surviving Corporation Series A Common Stock into which Company Series A Common Stock and Company Options are converted in the Merger and the payment for shares of Company Series A Common Stock and Company Options converted into the right to receive cash in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of shares of Company Series A Common Stock and all holders of Company Options.

                    3.03 Selection of Company Common Stock and Company Options. The manner in which each share of Company Series A Common Stock (other than shares of Company Series A Common Stock to be cancelled as set forth in Section 3.01(b)) and each Company Option shall be converted at the Effective Time into cash or Surviving Corporation Series A Common Stock shall be as set forth below in this Section 3.03:

                    (a) As is more fully set forth below, the number of shares of Company Series A Common Stock and Company Options to be converted into the right to receive cash in the Merger pursuant to this Agreement (the "Cash Conversion Number") shall not exceed the amount which is equal as nearly as practicable to 6,025,319 shares. The number of shares of Company Series A Common Stock and Company Options to be converted into Surviving Corporation Series A Common Stock in the Merger pursuant to this Agreement (the "Stock Conversion Number") shall not exceed the amount which is equal as nearly as practicable to 8,277,054 shares.

                    (b) If the sum of (i) the aggregate number of shares of Company Series A Common Stock covered by effective Cash Elections (the "Cash Election Shares"), (ii) the aggregate number of such shares covered by Mixed Elections (the "Mixed Election Shares") to be acquired for cash (determined by multiplying the number of Mixed Election Shares by 50%) (such number of shares referred to as the "Mixed Election Cash Shares"), (iii) the aggregate number of Company Options covered by Option Cash Elections (the "Option Cash Shares") and
(iv) the aggregate number of Company Options covered by Option Mixed Elections to be cancelled for cash (the "Mixed Option Cash Shares") exceeds the Cash Conversion Number, then (i) each share of Company Series A Common Stock for which a Stock Election has been made, each Company Option for which an Option Stock Election has been made, and each Non-Electing Company Common Share (as defined in Section 3.03(h)), shall be converted into a right to receive Surviving Corporation Series A Common Stock in the Merger, (ii) each share of Company Series A Common Stock for which a Mixed Election has been made and each Common Option for which an Option Mixed Election has been made shall be converted into the right to receive the Mixed Consideration or the Option Mixed Consideration, respectively, in the Merger, and (iii) each share of Company Series A Common Stock for which a Cash Election has been made and each Company Option for which an Option Cash Election has been made shall be converted into a right to receive cash or Surviving Corporation Series A Common Stock in the following manner:

                      (i) A cash proration factor (the "Cash Proration Factor") shall be determined by dividing (i) the Cash Conversion Number minus the sum of
                                  (A) the number of Mixed Election Cash Shares and (B) the number of Mixed Option Cash Shares, by (ii) the sum of (A) the total number of Cash Election Shares and (B) the total number of Option Cash Shares;

                      (ii) The number of shares of Company Series A Common Stock covered by each Cash Election to be converted into the right to receive cash shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Series A Common Stock covered by such Cash Election, rounded to the next higher integer;

                    (iii) The number of Company Options covered by each Option Cash Election to be converted into the right to receive cash shall be determined by multiplying the Cash Proration Factor by the total number of Company Options covered by such Option Cash Election, rounded to the next higher integer; and

                      (iv) Each share of Company Series A Common Stock covered by a Cash Election and each Company Option covered by an Option Cash Election which in each case are not converted into a right to receive cash as set forth above shall be converted into the right to receive shares of Surviving Corporation Series A Common Stock in the Merger.

                    (c) If the sum of (i) the aggregate number of shares of Company Series A Common Stock covered by effective Stock Elections (the "Stock Election Shares"), (ii) the aggregate number of Mixed Election Shares to be acquired for stock (determined by multiplying the number of Mixed Election Shares by 50%) (such number of shares referred to as the "Mixed Election Stock Shares"), (iii) the aggregate number of Company Options covered by Option Stock Elections (the "Option Stock Shares") and (iv) the aggregate number of Company Options covered by Option Mixed Elections to be cancelled for stock (the "Mixed Option Stock Shares") exceeds the Stock Conversion Number, then (i) each share of Company Series A Common Stock for which a Cash Election has been made, each Company Option for which an Option Cash Election has been made, and each Non-Electing Company Common Share shall be converted into the right to receive cash in the Merger, (ii) each share of Company Series A Common Stock for which a Mixed Election has been made and each Company Option for which an Option Mixed Election has been made shall be converted into the right to receive the Mixed Consideration or the Option Mixed Consideration, respectively, in the Merger, and (iii) the shares of Company Series A Common Stock for which a Stock Election has been made and each Company Option for which an Option Stock Election has been made shall be converted into Surviving Corporation Series A Common Stock or the right to receive cash in the following manner:

                      (i) A stock proration factor (the "Stock Proration Factor") shall be determined by dividing (i) the Stock Conversion Number minus the sum of (A) the number of Mixed Election Stock Shares and (B) the number of Mixed Option Stock Shares, by (ii) the sum of
                                  (A) the total number of Stock Election Shares and (B) the total number of Option Stock Shares;

                      (ii) The number of shares of Company Series A Common Stock covered by each Stock Election to be converted into Surviving Corporation Series A Common Stock shall be determined by multiplying the Stock Proration Factor by the total number of shares of Company Series A Common Stock covered by such Stock Election, rounded to the next lower integer;

                    (iii) The number of Company Options covered by each Option Stock Election to be converted into Surviving Corporation Series A Common Stock shall be determined by multiplying the Stock Proration Factor by the total number of shares of Company Series A Common Stock covered by such Option Stock Election, rounded to the next higher integer; and

                      (iv) Each share of Company Series A Common Stock covered by a Stock Election and each Company Option covered by an Option Stock Election which in each case are not converted into a right to receive Surviving Corporation Series A Common Stock as set forth above shall be converted into the right to receive the cash in the Merger.

                    (d) If Cash Elections and Option Cash Elections are received for a number of shares of Company Series A Common Stock which is in the aggregate equal to or less than the Cash Conversion Number, each share of Company Series A Common Stock covered by a Cash Election and each Company Option covered by an Option Cash Election shall be converted into a right to receive the Cash Consideration and the Option Cash, respectively.

                    (e) If Stock Elections and Option Stock Elections are received for a number of shares of Company Series A Common Stock which is in the aggregate equal to or less than the Stock Conversion Number, each share of Company Series A Common Stock covered by a Stock Election and each Company Option covered by an Option Stock Election shall be converted into the right to receive the Stock Consideration and the Option Stock, respectively.

                    (f) Each share of Company Series A Common Stock covered by a Mixed Election and each Company Option covered by an Option Mixed Election shall be converted into the right to receive the Mixed Consideration and the Option Mixed Consideration, respectively.

                    (g) If Non-Electing Company Common Shares are not converted under either Section 3.03(b) or Section 3.03(c), the Exchange Agent shall determine by lot (or by such other method as is deemed reasonable by Parent and the Company) which of the holders of Non-Electing Company Common Shares shall receive in the Merger the right to receive cash for each

Non-Electing Company Common Share held of record by such holder, provided that such selection by lot (or by such other method) will cease when the sum of shares converted in such manner, plus the total number of Cash Election Shares and Mixed Election Cash Shares for which Cash Elections and Mixed Elections have been received, is as close as is practicable to the Cash Conversion Number. Each Non-Electing Company Common Share not so converted into the right to receive cash shall be converted into Surviving Corporation Series A Common Stock in the Merger.

                    (h) For the purposes of this Section 3.03, outstanding shares of Company Series A Common Stock as to which an Election is not in effect as of the Election Deadline shall be called "Non-Electing Company Common Shares." If Parent and the Company shall determine for any reason that any Election was not properly made with respect to shares of Company Series A Common Stock, such Election shall be deemed to be not in effect and shares of Company Series A Common Stock covered by such Election shall for purposes hereof be deemed to be Non-Electing Company Common Shares.

                    (i) If Parent and the Company shall determine for any reason that any Option Election was not properly made with respect to Company Options, such Option Election shall be deemed not to be in effect and instead a Rollover Election shall be deemed to have been made with respect to such Company Option.

                    3.04  The Company To Make Cash and Certificates Available.

                    (a) The Company shall make available to the Exchange Agent at the Effective Time, an amount in cash equal to at least One Hundred Million Dollars ($100,000,000) and such additional amount of cash to the extent necessary under this Article III to pay cash consideration to holders of the Company Series A Common Stock and Company Options. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Series A Common Stock converted into the right to receive cash pursuant to Article III, upon surrender to the Exchange Agent of one or more Certificates for cancellation, a check for an amount equal to the Cash Consideration for each share of Company Series A Common Stock so converted. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a person other than the person in whose name the Certificates surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Series A Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (b) As soon as practicable after the Effective Time, each holder of shares of Company Series A Common Stock converted into shares of Surviving Corporation Series A Common Stock pursuant to Article III upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates of such shares of Company Series A Common Stock for cancellation, will be entitled to receive certificates representing the number of shares of Surviving Corporation Series A Common Stock to be issued in respect of the aggregate number of such shares of Company Series A Common Stock previously represented by the Certificates surrendered. Notwithstanding any other provision hereof, no fractional shares of Surviving Corporation Series A Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued, and no right to receive cash in lieu thereof shall entitle the holder thereof to any voting or other rights of a holder of shares or fractional share interests. All fractional shares of Surviving Corporation Series A Common Stock to which a holder of Company Series A Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled after the later of the Effective Time and the surrender of such stockholder's Certificate or Certificates which represent such shares of Company Series A Common Stock, to receive from the Surviving Corporation an amount in cash in lieu of such fractional share, based on the Cash Consideration. The Surviving Corporation will make available to the Exchange Agent, as required, without regard to any other cash being provided to the Exchange Agent, cash necessary for this purpose. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Series A Common Stock for any Surviving Corporation Series A Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (c) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Parent and Cash
Sub) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Series A Common Stock (the "Certificates") (i) a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and
(ii) instructions for use in effecting the surrender of the Certificates.

                    (d) The cash paid and shares of Surviving Corporation Series A Common Stock issued, upon the surrender of Certificates in accordance with the terms hereof, shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Series A Common Stock, as the case may be.

                    3.05  Dividends.        No dividends or other
distributions, if any, that are declared after the Effective Time with respect to Surviving Corporation Series A Common Stock payable to holders of record thereof after the Effective Time shall be paid to the Company's stockholders entitled to receive certificates representing Surviving Corporation Series A Common Stock until such stockholders surrender their Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Surviving Corporation Series A Common Stock shall be issued any dividends which shall have become payable with respect to such Surviving Corporation Series A Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Surviving Corporation Series A Common Stock shall be issued any dividend on such Surviving Corporation Series A Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends. All dividends or other distributions declared after the Effective Time with respect to Surviving Corporation Series A Common Stock and payable to the holders of record thereof after the Effective Time that are payable to the holders of Certificates not theretofore surrendered and exchanged for certificates representing shares of Surviving Corporation Series A Common Stock pursuant to this Section 3.05 shall be paid or delivered by the Surviving Corporation to the Exchange Agent, in trust, for the benefit of such holders. All such dividends or other distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be repaid or redelivered by the Exchange Agent to the Surviving Corporation, after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to the Surviving Corporation for payment or delivery of such dividends or distributions, as the case may be. Any Surviving Corporation Series A Common Stock delivered or made available to the Exchange Agent pursuant to Section
3.04 hereof and not exchanged for Certificates within one year after the Effective Time pursuant to this Section 3.05 shall be returned by the Exchange Agent to the Surviving Corporation which shall thereafter act as Exchange Agent subject to the rights of holders of unsurrendered Certificates under this
Article III. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, the Exchange Agent nor any other party hereto shall be liable to a holder of Company Common Stock for any Surviving Corporation Series A Common Stock, or dividends or distributions thereon, delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                    3.06  Dissenting Shares.

                          (a)      Notwithstanding any provision of this
Agreement to the contrary, each outstanding share of Company Common Stock or Company Preferred Stock, the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the applicable Per Share Amount, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the applicable Per Share Amount.

                          (b)     The Company (or the Surviving Corporation, as
the case may be) shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company (or the Surviving Corporation, as the case may be) and (y) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

                    3.07 Electing Optionholders Supplemental Election. Notwithstanding any other provision of this Article III, an Electing Optionholder may make a supplemental election for the Option Cash Election of
Section 3.01(e)(iii) not to be subject to any pro ration under Section 3.03 provided that (i) the aggregate amount of cash to be received pursuant to

Section 3.03 under any Section 3.01(c) election made by such Electing Optionholder shall be reduced by the difference between (x) the Option Cash to be received by such Electing Optionholder making this supplemental election less (y) the Option Cash that would have been received by such Electing Optionholder were such Option Cash election subject to any pro ration under
Section 3.03 (with the difference of (x) minus (y) being the "Option Cash Difference"); and (ii) the number of shares of stock to be received pursuant to
Section 3.03 under any Section 3.01(c) election made by such Electing Optionholder shall be increased by a number equal to the Option Cash Difference divided by $26.50. An Electing Optionholder may only make the supplemental election provided by this Section 3.07 in the event that the aggregate amount of cash that would be received pursuant to any Section 3.01(c) election by such Electing Optionholder absent a supplemental election under this Section 3.07 equals or exceeds the Option Cash Difference.


                                  ARTICLE IV.

                              CERTAIN ADJUSTMENTS

                    4.01  Parent Station Business Adjustment.

                    (a) As promptly as practicable, but in any event not later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Surviving Corporation a balance sheet for the Parent Station Business as of the Closing Date (the "Parent Station Balance Sheet"), which shall be audited by Deloitte & Touche LLP, certified public accountants, and certified by such firm to have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and in substantially the manner used to prepare the Parent Station Financial Statements (as hereinafter defined). The Parent Station Balance Sheet shall be accompanied by a statement (the "Parent Station Statement of Net Assets") prepared by such accountants and setting forth the Parent Station Net Assets, which shall be calculated by reference to the Parent Station Balance Sheet.

                    (b) Within thirty (30) days after delivery of the Parent Station Balance Sheet and the Parent Station Statement of Net Assets pursuant to Section 4.01(a) above, (i) Parent shall pay to the Surviving Corporation the amount, if any, by which the amount of the Parent Station Net Assets is less than Thirty Million Dollars ($30,000,000) or (ii) the Surviving Corporation shall pay to Parent the amount (the "Parent Adjustment Amount"), if any, by which the amount of the Parent Station Net Assets exceeds Thirty Million Dollars ($30,000,000); provided, however, that Parent at its option may elect to receive in lieu of such payment from the Surviving Corporation additional shares of Surviving Corporation Series B Common Stock or any combination thereof. The number of shares of Surviving Corporation Series B Common Stock which Parent shall be entitled to receive shall be determined by dividing the Parent Adjustment Amount by the Market Price as determined as of the date of payment. Payments, if any, by the Surviving Corporation or Parent pursuant to this subsection (b) shall be made by wire transfer of immediately available funds. It is understood and agreed that to the extent any payments are made by the Company to Parent pursuant to this subsection (b), such payments shall be deemed for tax purposes to effectively reduce the amount contributed by Parent to the Company of the Parent Station Assets.

                                   ARTICLE V.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    Except as set forth in the Company SEC Reports filed by the Company prior to the execution and delivery of this Agreement or in the disclosure letter delivered to Parent by the Company at or prior to the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent as follows:

                    5.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Company Material Adverse Effect, or (ii) could not be reasonably expected to adversely affect in any material respect the ability of the Company to perform its obligations hereunder. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. Section 5.01 of the Company Disclosure Letter sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. For purposes of this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

                    5.02  Capital Stock.

                    (a) The authorized capital stock of the Company consists solely of (i) 50,000,000 shares of common stock, of which 35,000,000 shares are designated as Existing Series A Common Stock, 200,000 shares are designated as Existing Series B Common Stock, and 14,800,000 shares are designated as Existing Series C Common Stock and (ii) 2,000,000 shares of preferred stock, of which 12,500 shares are designated as Existing Series A Preferred Stock, and 12,500 shares are designated as Existing Series B Preferred Stock. Each share of Existing Series B Common Stock and Existing Series C Common Stock is convertible into one share of Existing Series A Common Stock. As of the date of this Agreement, (i) 4,010,914 shares of Existing Series A Common Stock are issued and outstanding, (ii) 36,000 shares of Existing Series B Common Stock are issued and outstanding, all or which are held by ATP,

(iii) 7,300,000 shares of Existing Series C Common Stock are issued and outstanding, of which 6,600,000 shares are held the ATILP and 700,000 shares are held by TIP, (iv) 10,938 shares of Existing Series A Preferred Stock are issued and outstanding; (v) 10,938 shares of Existing Series B Preferred Stock are issued and outstanding; (vi) no shares of Existing Common Stock and no shares of Existing Preferred Stock are held in the treasury of the Company;
(vii) 15,312,515 shares of Existing Series A Common Stock are reserved for issuance upon conversion of the Existing Series B Common Stock, the Existing Series C Common Stock, the Existing Series A Preferred Stock and the Existing Series B Preferred Stock, and (viii) 6,000,000 shares of Existing Series A Common Stock are reserved for issuance under the Company's stock option plans (such plans having been amended prior to the Company's execution and delivery of this Agreement so that such options are not with respect to Existing Series C Common Stock). Other than as described above, there are no other shares or series of Existing Common Stock or Existing Preferred Stock issued and outstanding, held in treasury or reserved for issuance. All of the issued and outstanding shares of each series of Existing Common Stock and Existing Preferred Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All of the shares of Company Series B Common Stock to be issued to Parent and Cash Sub pursuant to Section 2.03, when so issued, will be duly authorized, validly issued, fully paid and non-assessable. Except pursuant to this Agreement and the Voting Agreements, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

                    (b) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

                    (c) There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of any series of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

                    5.03 Authority Relative to this Agreement; Restated Charter. The Company has full corporate power and authority to enter into this Agreement and, subject only to obtaining (i) with respect to the adoption of this Agreement, and the issuance of shares of Company Series B Common Stock to Parent and Cash Sub pursuant to Section 2.03, the affirmative vote of a majority of the holders of record of the Existing Series A Common Stock and Existing Series B Common Stock, voting together as one class, and (ii) with respect to the approval of the Restated Charter (and assuming the conversion by ATI and TIP of all shares of Existing Series C Common Stock held by them into shares of Existing Series A Common Stock pursuant to the Voting Agreements),
(A) the affirmative vote of two-thirds of the holders of record of the Existing Series A Common Stock and Existing Series B Common Stock, voting together as one class, (B) the affirmative vote of a majority of the holders of record of the Existing Series A Common Stock, voting as one class, and (C) the affirmative vote of a majority of the holders of record of the Existing Series B Common Stock, voting as one class (collectively, the "Company Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The transactions contemplated by the Voting Agreements have been duly and validly approved by the Board of Directors of the Company prior to the execution and delivery of such Voting Agreements in accordance with Section 203 of the DGCL. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby including but not limited to the adoption of the Restated Charter (including the amendments to the Company's Certificate of Incorporation reflected therein) have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has declared the advisability of the Restated Charter and recommended adoption of the Restated Charter and this Agreement by the stockholders of the Company and directed that the Restated Charter and this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    5.04  Non-Contravention; Approvals and Consents.

                    (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the taking of the actions and obtaining the approvals described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic, state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or adversely affect in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement.

                    (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"),
(ii) for the filing of the Proxy Statement/Prospectus (as defined in Section 8.04) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and filings on Schedules 13G or 13D by certain affiliates of the Company pursuant to the Exchange Act, and filings required to be made with the National Association of Securities Dealers, Inc., (iii) for the filing of the Restated Charter, the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) filings with, and approvals or orders of the FCC as may be required under the Communications Act of 1934, as amended (the "Communications Act") and the FCC's rules and regulations ("FCC Regulations") in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (collectively, "FCC Approval"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority is necessary or required for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Company Material Adverse Effect or adversely affect in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement.

                    5.05  SEC Reports and Financial Statements.

                    (a) The Company has filed all forms, reports, schedules, registration statements, and other documents required to be filed by it with the SEC since the date of the Company's formation (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to Parent (and Section 5.05 of the Company Disclosure Letter includes) true, correct and complete copies of the unaudited consolidated balance sheet of the Company as of December 31, 1996 and the related unaudited statements of operations, stockholder's equity and cash flows for the year then ended (the "Unaudited 1996 Financial Statements"). The Unaudited 1996 Financial Statements and the audited consolidated financial statements and audited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (together with the Unaudited 1996 Financial Statements, the "Company Financial Statements") (A) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Forms 10-Q and 8-K of the SEC) and (C) fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

                    (b)    The Company has delivered to Parent (and Section
5.05 of the Company Disclosure Letter includes) true, correct and complete copies of the unaudited pro forma consolidated balance sheets of the Company as of December 31, 1995 and December 31, 1996 and the related unaudited pro forma statements of operations, stockholder's equity and cash flows for each of the years then ended, giving effect to the Gannett Exchange Transactions (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except as permitted by Form 8-K of the SEC) and fairly present in all material respects the pro forma consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the pro forma consolidated results of their operations and cash flows for the periods then ended.

                    5.06 Absence of Certain Changes or Events. Since December 31, 1996 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Between December 31, 1996 and the date hereof
(i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of
Section 7.01(b).

                    5.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 1996 (or the footnotes thereto) included in the Company Financial Statements or in the Pro Forma Financial Statements, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice since such date, and (ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                    5.08 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a Company Material Adverse Effect or adversely affect in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect or adversely affect in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement.

                    5.09  Compliance with Laws and Orders.

                    (a) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (other than FCC Licenses) of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not in violation of any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a Company Material Adverse Effect.

                    (b) Except as does not materially jeopardize the operation by the Company or applicable Subsidiary of the Company of any of the Company Stations to which FCC Licenses apply: (i) the Company and those of its Subsidiaries that are required to hold FCC Licenses, or that control FCC Licenses, to the knowledge of the Company, are qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (ii) the Company and those of its Subsidiaries that are required to hold FCC Licenses hold such FCC Licenses; (iii) except as provided in Section 8.06 with respect to the divestiture of certain assets described therein, the Company is not aware of any facts or circumstances relating to the Company or any of its Subsidiaries that would prevent the granting of FCC Approval; (iv) each Company Station is in material compliance with all FCC Licenses held by it; and (v) there is not pending or, to the knowledge of the Company, threatened any application, petition, objection or other pleading with the FCC or other Governmental or Regulatory Authority which challenges the validity of, or any rights of the holder under, any FCC License held by the Company or one of its Subsidiaries, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the Company Stations.

                    5.10  Taxes.

                    (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, or to have extensions granted that remain in effect, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all Taxes shown as due on such tax returns and reports.
The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 5.10(a) of the Company Disclosure Letter provides a list of all elections with respect to Taxes which have been made by the Company and any of its Subsidiaries. Section 5.10(a) of the Company Disclosure Letter also provides a description of any tax audit, inquiry or controversy potentially involving Taxes in excess of $50,000 of the Company or any Subsidiary.

                    (b) As a result of compliance with this Agreement and the matters referred to herein, neither the Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is to be performed in the future.

                    5.11  Employee Benefit Plans; ERISA.

                    (a) None of the Company or any Company ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, any Company Employee Benefit Plan.

                    (b) To the knowledge of the Company, no prohibited transaction within the meaning of Section 406 or 407 of ERISA, or Section 4975 of the Code with respect to any Company Employee Benefit Plan has occurred which, individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect;

                    (c) There is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Company Employee Benefit Plan which, individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect; and, without limiting the foregoing, full payment has been made of all amounts which the Company was required to have paid as a contribution to each Company Employee Benefit Plan as of the last day of the most recent fiscal year of each of the Company Employee Benefit Plans ended prior to the date of this Agreement, respectively, and no Company Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Company Employee Benefit Plan ended prior to the date of this Agreement which, individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect;

                    (d) None of the Company or any Company ERISA Affiliate has at any time (i) had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), or (ii) withdrawn in any complete or partial withdrawal from any "multiemployer plan" (as defined in Section 3(37) of ERISA), with respect to which there exists any unsatisfied obligations;

                    (e) The value of accrued benefits under each of the Company Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Employee Benefit Plan's actuary with respect to each such Company Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Employee Benefit Plan;

                    (f) Each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

                    (g) Each of the Company Employee Benefit Plans is, and its administration is and has been in all material respects in compliance with all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA; and

                    (h) None of the Company or any Company ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended; and there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Company Employee Benefit Plan that individually or in the aggregate, is having or could be reasonably expected to have a Company Material Adverse Effect.

                    (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event in respect of which a change in, or acceleration of, benefits under any Company Employee Benefit Plan will or may occur.

                    5.12 Labor Matters. There is no material labor strike, slowdown, work stoppage, lockout or other labor dispute in effect, or to the knowledge of the Company, threatened, against or otherwise affecting the Company or any of its Subsidiaries. To the knowledge of the Company, there are no union organizational efforts presently being made involving any of the unorganized employees of the Company or any of its Subsidiaries which in any such case or all such cases together would have a Company Material Adverse Effect.

                    5.13 Environmental Matters. Except as for such matters that individually or in the aggregate would not have a Company Material Adverse Effect, to the knowledge of the Company: (i) the Company and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) none of the properties of the Company or its Subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (viii) neither the Company nor any of its Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

                    5.14 Intangible Property. The Company and its Subsidiaries own or have rights to use all material items of Intangible Property used by the Company or any such Subsidiary. To the knowledge of the Company, such use does not conflict with any rights of others with respect thereto, except for such conflicts that have not had and would not have a Company Material Adverse Effect.

                    5.15 Title; Condition. The Company and its Subsidiaries have good title to all assets, properties and rights owned, used or held for use by them in the conduct of their respective businesses (except for leasehold and licensed interests) free and clear of any Liens, except for Permitted Liens. All material items of equipment, machinery, vehicles, furniture, fixtures, transmitters, transmitting towers, antennae and other tangible personal property of every kind and description included in such assets and properties are in good operating condition, normal wear and tear excepted.

                    5.16 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

                                  ARTICLE VI.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

                    Except as set forth in the disclosure letter delivered to the Company by Parent at or prior to execution and delivery of this Agreement (the "Parent Disclosure Letter"), Parent represents and warrants to the Company as follows:

                    6.01 Organization and Qualification. Each of Parent, Merger Sub and Cash Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and Parent has full corporate power and authority to conduct the Parent Station Business as and to the extent now conducted and to own, use and lease the Parent Station Assets, except for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a Parent Material Adverse Effect (as defined below).

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and in good standing in each jurisdiction in which the ownership, use or leasing of the Parent Station Assets, or the conduct or nature of the Parent Station Business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a Parent Material Adverse Effect, or (ii) could not be reasonably expected to adversely affect in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder. For purposes of this Agreement, "Parent Material Adverse Effect" means a material adverse effect on the business, results of operations or financial condition of the Parent Station Business, taken as a whole.

                    6.02 Capital Stock. At the Closing, all of the outstanding shares of capital stock of Merger Sub will be duly authorized, validly issued, fully paid and nonassessable and owned, beneficially and of record by Parent, free and clear of any Liens other than Liens securing the Bridge Debt or the Private Placement Debt. At the Closing, the authorized capital stock of Merger Sub will consist solely of 1,000 shares of Merger Sub Common Stock, of which one share will have been issued to Parent for cash consideration equal to $26.50 per share. At the Closing, except as contemplated by this Agreement, there will be no (i) outstanding Options obligating Parent or Merger Sub to issue or sell any shares of capital stock of Merger Sub and to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of Merger Sub.

                    6.03 Authority Relative to this Agreement. Each of Parent, Merger Sub and Cash Sub has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, Merger Sub and Cash Sub and the consummation by each of Parent, Merger Sub and Cash Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and stockholder(s) and no other corporate proceedings on the part of Parent, Merger Sub, Cash Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent, Merger Sub and Cash Sub and the consummation by Parent, Merger Sub and Cash Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Cash Sub and constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Cash Sub enforceable against Parent, Merger Sub and Cash Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                    6.04  Non-Contravention; Approvals and Consents.

                    (a) The execution and delivery of this Agreement by Parent, Merger Sub and Cash Sub do not, and the performance by Parent, Merger Sub and Cash Sub of their obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the Parent Station Assets under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent, Merger Sub or Cash Sub, or (ii) subject to the taking of the actions and obtaining the approvals described in paragraph (b) of this Section, (x) any Law or Order of any Governmental or Regulatory Authority applicable to Parent, Merger Sub, Cash Sub or any Parent Station Assets, or (y) any Contract to which Parent, Merger Sub or Cash Sub is a party or by which Parent, Merger Sub, Cash Sub or any Parent Station Assets are bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a Parent Material Adverse Effect or adversely affect in any material respect the ability of Parent, Merger Sub and Cash Sub to consummate the transactions contemplated by this Agreement.

                    (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents pursuant to the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iii) for the FCC Approval, and (iv) such reports under Section 13(d) of the Exchange Act as may be required in connection with this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority for the execution and delivery of this Agreement by Parent, Merger Sub and Cash Sub, the performance by Parent, Merger Sub and Cash Sub of their respective obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a Parent Material Adverse Effect or adversely affect in any material respect the ability of Parent, Merger Sub and Cash Sub to consummate the transactions contemplated by this Agreement.

                    6.05 Financial Statements. Parent has delivered to the Company (and Section 6.05 of the Parent Disclosure Letter includes) true, correct and complete copies of the unaudited balance sheet of the Parent Station Business as of December 31, 1996 and the related unaudited statements of income for each of the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996 (such financial statements are hereinafter collectively referred to as the "Parent Station Financial Statements"). The Parent Station Financial Statements for the fiscal years ended December 31, 1994 and December 31, 1995 set forth information which was contained in Parent's audited consolidated financial statements for such fiscal years. Except for the absence of (x) information that would ordinarily be contained in the footnotes to audited financial statements of the Parent Station Business and (y) information and/or adjustments that would ordinarily be contained in audited financial statements of the Parent Station Business but would not be reflected or adjusted in the consolidating statements in which the Parent Station Business is not a significant business in the consolidated group, the Parent Station Financial Statements (A) were prepared from the books and records of Parent in accordance with GAAP applied on a consistent basis during the periods involved and (B) fairly present in all material respects the financial condition and results of operations of the Parent Station Business, as of the respective dates thereof and for the respective periods covered thereby.

                    6.06 Absence of Certain Changes or Events. Since December 31, 1996, there has not been any adverse change, or any event or development having, or that could be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Between December 31, 1996 and the date hereof Parent has conducted the Parent Station Business only in the ordinary course consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 7.02(b).

                    6.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended December 31, 1996 included in the Parent Station Financial Statements (or the footnotes thereto), the Parent Station Business did not have at such date and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that are of a type that would be required by GAAP to be reflected on a balance sheet of the Parent Station Business, except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice, and (ii) which have not had, and could not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                    6.08 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent, any of Parent's Subsidiaries or any Parent Station Assets which, if determined adversely to Parent or such Subsidiaries, individually or in the aggregate, could be reasonably expected to have a Parent Material Adverse Effect or adversely affect in any material respect the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which relates to the Parent Station Business and which, individually or in the aggregate, could be reasonably expected to have a Parent Material Adverse Effect or adversely affect in any material respect the ability of Parent, Merger Sub and Cash Sub to consummate the transactions contemplated by this Agreement.

                    6.09  Compliance with Laws and Orders.

                    (a) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals (other than FCC Licenses) of all Governmental and Regulatory Authorities necessary for the lawful conduct of the Parent Station Business (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are not in violation of any Law or Order of any Governmental or Regulatory Authority which relates to the Parent Station Business, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a Parent Material Adverse Effect.

                    (b) Except as does not materially jeopardize the operation by Parent of any of the Parent Stations to which FCC Licenses apply:
(i) to the knowledge of Parent, Parent is qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (ii) Parent holds such FCC Licenses; (iii) except as provided in Section 8.06 with respect to the divestiture of certain assets described therein, Parent is not aware of any facts or circumstances relating to Parent that would prevent the granting of FCC Approval; (iv) each Parent Station is in material compliance with all FCC Licenses held by it; and (v) there is not pending or, to the knowledge of Parent, threatened any application, petition, objection or other pleading with the FCC or other Governmental or Regulatory Authority which challenges the validity of, or any rights of the holder under, any FCC License held by the Parent Stations, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the Parent Stations.

                    6.10 Material Contracts. Section 6.10 of the Parent Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Contract to which Parent or one of its Subsidiaries is a party and which relate solely to the conduct of the Parent Station Business (other than Contracts which (i) are not included in the Parent Station Assumed Liabilities or (ii) are not included in the Parent Station Assets), but only to the extent such contracts and agreements would be required to be disclosed in an Annual Report on Form 10-K of the Parent Station Business if the Parent Station Business was subject to the rules and regulations of the Exchange Act (collectively, the "Material Parent Station Contracts"). Each of the Material Parent Station Contracts is a binding agreement, enforceable in accordance with its terms, of Parent or one of its Subsidiaries and, to the knowledge of Parent, of each other party thereto; subject to the qualifications that enforcement of the rights and remedies created thereby is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and none of Parent or any of its Subsidiaries is in default in any material respect under any of such Material Parent Station Contracts, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of Parent, no other party to any such Material Parent Station Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default.

                    6.11  Employee Benefit Plans.

                    (a) None of Parent or any Parent ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has liability under or is otherwise a party to, any Parent Station Employee Benefit Plan, provided, however, that any employment contract that is not a Parent Station Assumed Liability shall not be required to be set forth on the Parent Disclosure Letter.

                    (b) To the knowledge of Parent, no prohibited transaction within the meaning of Section 406 or 407 of ERISA, or Section 4975 of the Code with respect to any Parent Station Employee Benefit Plan has occurred which, individually or in the aggregate, is having or could be reasonably expected to have a Parent Material Adverse Effect;

                    (c) There is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Parent Station Employee Benefit Plan which, individually or in the aggregate, is having or could be reasonably expected to have a Parent Material Adverse Effect; and, without limiting the foregoing, full payment has been made of all amounts which Parent was required to have paid as a contribution to each Parent Station Employee Benefit Plan as of the last day of the most recent fiscal year of each of the Parent Station Employee Benefit Plans ended prior to the date of this Agreement, respectively, and no Parent Station Employee Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Parent Station Employee Benefit Plan ended prior to the date of this Agreement which, individually or in the aggregate, is having or could be reasonably expected to have a Parent Material Adverse Effect;

                    (d) With respect to employees of the Parent Station Business, none of Parent or any Parent ERISA Affiliate has at any time (i) had any obligation to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), or (ii) withdrawn in any complete or partial withdrawal from any "multiemployer plan" (as defined in Section 3(37) of ERISA), with respect to which there exists any unsatisfied obligations;

                    (e) The value of accrued benefits under each of the Parent Station Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Parent Station

Employee Benefit Plan's actuary with respect to each such Parent Station Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Parent Station Employee Benefit Plan;

                    (f) Each of the Parent Station Employee Benefit Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

                    (g) Each of the Parent Station Employee Benefit Plans is, and its administration is and has been in all material respects in compliance with all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

                    (h) With respect to employees and former employees of the Parent Station Business, none of Parent or any Parent ERISA Affiliate maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended; and there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Parent Station Employee Benefit Plan that individually or in the aggregate, is having or could be reasonably expected to have a Parent Material Adverse Effect; and

                    (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute an event in respect of which a change in, or acceleration of, benefits under any Parent Station Employee Benefit Plan will or may occur.

                    6.12 Labor Matters. There is no material labor strike, slowdown, work stoppage, lockout or other labor dispute in effect, or to the knowledge of Parent threatened against or otherwise affecting the Parent Station Business. To the knowledge of Parent, there are no union organizational efforts presently being made involving any of the unorganized Parent Station Employees which in any such case or all such cases together would have a Parent Material Adverse Effect.

                    6.13 Title to Parent Station Assets; Entire Business. Pursuant to the Contribution, Parent will convey to the Company (or a Broadcast Subsidiary) good title to all of the Parent Station Assets (except for leasehold and licensed interests and except as contemplated by Section 8.15), free and clear of any Liens, except for assets and properties disposed of in the ordinary course of business without violation of this Agreement and Permitted Liens. Except as contemplated by Section 8.15, the Parent Station Assets constitute all assets, properties and rights necessary to operate the Parent Station Business in substantially the manner in which it is currently being operated, except for the Excluded Cash, the Florida Station Assets, the Missouri LMA, assets and properties disposed of in the ordinary course of business without violation of this Agreement and except for the services to be provided by Parent pursuant to the services agreement referred to in Section 9.03(d).

                    6.14 Condition of Parent Station Assets. All material items of Parent Station Tangible Property included in the Parent Station Assets are in good operating condition, normal wear and tear excepted.

                    6.15 Environmental Matters. Except for such matters that individually or in the aggregate would not have a Parent Material Adverse Effect, and excluding all matters which are not related to the Parent Station Business or the Parent Station Assets, to the knowledge of Parent: (i) Parent and its Subsidiaries have complied with all applicable Environmental Laws; (ii) the properties currently owned or operated by Parent and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (iii) the properties formerly owned or operated by Parent or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vi) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental or Regulatory Authority or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) none of the properties of Parent or its Subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (viii) neither Parent nor any of its Subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

                    6.16 Intangible Property. Parent and its Subsidiaries own or have rights to use all material items of Intangible Property used by Parent or any such Subsidiary solely in the conduct of the Parent Station Business.
To the knowledge of Parent, such use does not conflict with any rights of others with respect thereto, except for such conflicts that have not had and would not have a Parent Material Adverse Effect.


                                  ARTICLE VII.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

                    7.01 Conduct of Business by Company. At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld):

                    (a) The Company and its Subsidiaries shall conduct their respective businesses only in, and the Company and such Subsidiaries shall not take any action except in, the ordinary course consistent with past practice.

                    (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) neither the Company nor any of its Subsidiaries shall:

                    (1) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents), expect as contemplated by the Restated Charter;

                    (2) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation and except for the declaration and payment of regular cash dividends on the Existing Preferred Stock which are required to be declared and paid pursuant to the Company's Certificate of Incorporation as in effect on the date of this Agreement, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for the issuance by the Company of shares of Existing Series A Common Stock upon the conversion of the Existing Series B Common Stock or Existing Series C Common Stock pursuant to the Company's Certificate of Incorporation as in effect on the date of this Agreement, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                    (3) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto other than the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                    (4) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice which in each case involve an amount not exceeding $1,000,000;

                    (5) other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                    (6) except to the extent required by applicable law and except to the extent necessary to cause the properties covered by the Gannett Exchange Transactions to comply with the policies and practices of the Company, (x) permit any material change in (A) any accounting or financial reporting practice or policy or any material pricing, marketing, purchasing, investment, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                    (7) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness other than borrowings in an aggregate principal amount (net of repayments) not exceeding $10,000,000 (and an additional $8,000,000 to the extent necessary in respect of the Company's obligation to develop a new facility for its KITV television station in Honolulu, Hawaii) pursuant to the Company's existing revolving credit facility, issue or sell any debt securities or warrants other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than repayments pursuant to the Company's existing revolving credit facility;

                    (8) (x) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, (y) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof, or (z) establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement or any stock option, employee benefit plan, agreement or policy except as contemplated by this Agreement;

                    (9) enter into any contract or amend or modify any existing contract, or engage in any new transaction with any affiliate of the Company or any of its Subsidiaries;

                    (10) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets (other than any capital expenditures pursuant to commitments made prior to the date of this Agreement) in an aggregate amount exceeding $4,000,000;

 (11)  make any change in the lines of business in which it participates or is engaged; or

                    (12) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

                    7.02 Conduct of Parent Station Business by Parent. At all times from and after the date hereof until the Effective Time, Parent covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld):

                    (a) Parent shall conduct the Parent Station Business only in, and shall not take any action with respect to the Parent Station Business except in, the ordinary course consistent with past practice.

                    (b) Without limiting the generality of paragraph (a) of this Section, and except as contemplated by Section 8.15, (i) Parent and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects the Parent Station Business' present business organizations and reputation, to keep available the services of the Parent Station Business' key officers and employees, to maintain the Parent Station Assets in good working order and condition, ordinary wear and tear excepted, to maintain insurance on the Parent Station Business in such amounts and against such risks and losses as are currently in effect, to preserve the Parent Station Business' relationships with customers and suppliers and others having significant business dealings with the Parent Station Business and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to the Parent Station Business and (ii) Parent (but only insofar as it relates to Parent's conduct of the Parent Station Business) and Merger Sub shall not:

                    (1) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of Merger Sub (except as contemplated herein) or any Option with respect thereto or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                    (2) cause the Parent Station Business to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of the Parent Station Business consistent with past practice which in each case involve an amount not exceeding $1,000,000;

                    (3) other than dispositions in the ordinary course of its business consistent with past practice of assets which are not, individually or in the aggregate, material to the Parent Station Business, sell, lease, grant any security interest in or otherwise dispose of or encumber any of the Parent Station Assets, except in connection with the Bridge Debt, the Private Placement Debt or the Refinancing (as hereinafter defined);

                    (4)     except to the extent required by applicable law,
         (x) permit any material change in (A) any accounting or financial reporting practice or policy or any material pricing, marketing, purchasing, investment, inventory, credit, allowance or tax practice or policy (excluding from the foregoing the tax policies of Parent) or
         (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes (excluding from the foregoing the taxes of Parent) or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority (excluding from the foregoing the taxes of Parent);

                    (5) cause Merger Sub to (x) incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person or enter into any arrangement having the economic effect of any of the foregoing; or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money; except, in the case of clauses (x) and (y), in connection with the Bridge Debt, the Private Placement Debt or the Refinancing;

                    (6) (x) with respect to Merger Sub, enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Parent Station Employee Benefit Plan or other agreement, arrangement, plan or policy between such entities and one or more of its directors, officers or employees, or (y) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Parent Station Business, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Parent Station Business or pay any benefit to such persons not required by any plan or arrangement in effect as of the date hereof;

                    (7) with respect to the Parent Station Business, enter into any contract or amend or modify any existing contract, or engage in a new transaction with any other business unit or division of Parent, any affiliate of Parent or any of its Subsidiaries;

                    (8) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets with respect to the Parent Station Business in an aggregate amount exceeding $10,000,000;

                    (9) make any change in the lines of business in which the Parent Station Business participates or is engaged; or

                    (10) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing (except as contemplated herein).


                                 ARTICLE VIII.

                             ADDITIONAL AGREEMENTS

                    8.01 No Solicitations. Prior to the Effective Time, the Company agrees that neither it nor any of its Subsidiaries or their respective officers, directors, employees, agents, counsel, accountants, financial advisors, investment bankers, consultants and other representatives (collectively, "Representatives"), directly or indirectly, shall initiate, solicit, encourage, accept or take any other action knowingly to facilitate, any inquiries or the making of, or participate in any discussions or negotiations regarding, any proposal or offer with respect to any direct or indirect (i) acquisition or purchase of fifteen per cent (15%) or more of any Existing Common Stock outstanding, (ii) acquisition or purchase of any equity securities of any Material Subsidiary of the Company, (iii) acquisition or purchase of all or any significant portion of the assets of the Company or any Material Subsidiary or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); provided, however, that in response to an unsolicited Acquisition Proposal (x) the Company or its Representatives may furnish or cause to be furnished information concerning the Company and its Subsidiaries and their business, properties or assets to a third party, (y) the Company or its Representatives may engage in discussions or negotiations with a third party regarding such Acquisition Proposal, and (z) the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2 under the Exchange Act or otherwise make public disclosures to its stockholders that are required by law, but in each case referred to in the foregoing clauses (x) and (y), only to the extent that the Board of Directors of the Company shall determine in good faith on the basis of written advice from outside counsel (who may be the Company's regularly retained outside counsel) that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations to stockholders under applicable law. In the event that the Company or any of its Subsidiaries or its or their Representatives receive from any Person an Acquisition Proposal, the Company shall promptly advise, orally and in writing, such Person of the terms of this Section

8.01, and (except to the extent that the Board of Directors shall determine in good faith on basis of written advice from such outside counsel that to do otherwise is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary obligations to stockholders under applicable law) shall promptly advise Parent of such Acquisition Proposal and thereafter keep Parent reasonably and promptly informed of all material facts and circumstances relating to said Acquisition Proposal and the Company's actions relating thereto.

                    8.02  Advice of Changes.

                    (a) The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger and the other transactions contemplated hereby, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Company Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

                    (b) Parent shall confer on a regular and frequent basis with the Company with respect to the Parent Station Business and other matters relevant to the Merger and the other transactions contemplated hereby, and shall promptly advise the Company, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a Parent Material Adverse Effect or a material adverse effect on the ability of Parent, Merger Sub and Cash Sub to consummate the transactions contemplated hereby.

  8.03  Access to Information; Audited Financial Statements; Confidentiality.

                    (a) Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its respective Subsidiaries and their respective assets, properties, books and records (but in the case of Parent and its Subsidiaries, limited to the Parent Station Business only), but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its respective Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its respective Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority (but in the case of Parent, only to the extent related to the Parent Station Business), (y) a copy of any monthly financial reports and any "pacing" reports prepared by the Company or Parent, as the case may be (but in the case of Parent, only to the extent related to the Parent Station Business), and (z) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its respective Subsidiaries (but in the case of Parent and its Subsidiaries, limited to the Parent Station Business only), as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

                    (b) On or prior to May 1, 1997 or as soon thereafter as is reasonably practicable, (i) the Company shall deliver to Parent true, correct and complete copies of the audited consolidated balance sheet of the Company as of December 31, 1996 and the related audited consolidated statements of operations, stockholder's equity and cash flows for the year then ended, which shall be prepared in accordance with GAAP applied on a basis consistent with the Company Financial Statements and pursuant to Regulation S-X under the Securities Act and (ii) Parent shall deliver to the Company true, correct and complete copies of the audited balance sheets of the Parent Station Business as of December 31, 1995 and December 31, 1996 and the related audited statements of operations, stockholder's equity and cash flows of the Parent Station Business for the three years ended December 31, 1996, which shall be prepared in accordance with GAAP applied on a basis consistent with the Parent Station Financial Statements and pursuant to Regulation S-X under the Securities Act.

                    (c) Each party and its respective Subsidiaries will hold, and will use its best efforts to cause its and its Subsidiaries' Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or Parent, as the case may be, or its respective Subsidiaries or its or their Representatives, on a non-confidential basis, or
(y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or Parent, as the case may be, its respective Subsidiaries or its or their Representatives. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Parent, as the case may be, the other party will, and will cause its respective Subsidiaries or its or their Representatives to, promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the Company or Parent, as the case may be, its respective Subsidiaries or its or their Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Parent, as the case may be, its respective Subsidiaries or its or their Representatives.

                    8.04 Registration Statement. The Company shall promptly prepare (and Parent shall cooperate in the preparation of) and file with the SEC on or prior to the forty-fifth day after the date of this Agreement or as soon thereafter as is reasonably practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Surviving Corporation Series A Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"). The Company will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company shall use commercially reasonable efforts, and Parent will cooperate with the Company, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as necessary to consummate the Merger. The Company shall, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to Parent and advise Parent of any verbal comments with respect to the Form S-4 received from the SEC. The Company shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. Each of Parent and the Company shall use all reasonable efforts to obtain "cold comfort" letters from their respective independent certified public accountants, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form reasonably acceptable to the other party and customary in form and substance for letters delivered by independent certified public accountants in connection with registration statements similar to the Form S-4. The Company agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Parent or any of its Subsidiaries furnished to the Company by Parent specifically for use in the Proxy Statement/Prospectus. Parent agrees that the written information concerning Parent and its Subsidiaries provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meetings of stockholders of the Company, or, in the case of written information concerning Parent and its Subsidiaries provided by Parent for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company without the approval of Parent. The Company will advise Parent, promptly after receipt of notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Series A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

                    8.05 Approval of Stockholders and Board Recommendation. The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of the Restated Charter and the adoption of this Agreement and the transactions contemplated hereby as soon as reasonably practicable after the date hereof, subject to the requirements of
Section 8.04 and applicable laws. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and, except as provided in the last sentence of this Section 8.05, shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not, without the prior written consent of Parent, establish or cause to be established a record date for the Company's Stockholders' Meeting with respect to the Company Stockholder Approval that is prior to the date that ATILP and TIP have converted all shares of Existing Series C Common Stock held by them into shares of Existing Series A Common Stock in order that ATILP and TIP may be eligible to vote for the purposes of determining the Company Stockholder Approval, as contemplated by the Voting Agreements. The Board of Directors of the Company shall recommend to its stockholders the adoption of the Restated Charter and the adoption of this Agreement; provided, however, that such recommendation may not be made or may be withdrawn, modified, or amended after the receipt by the Company of an Acquisition Proposal to the extent the Board of Directors of the Company shall determine, in good faith, upon written advice of outside counsel (who may be the Company's regularly retained outside counsel), that such action is necessary in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations to stockholders under applicable law.

                    8.06 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 8.04 and 8.05, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Contribution and the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request.
In addition to and not in limitation of the foregoing, (i) each of the parties will (w) take promptly all actions necessary to make the filings required of Parent, the Company and their affiliates under the Communications Act and the FCC Regulations and to receive FCC Approval, (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act in respect of the Contribution, the Merger and the transactions contemplated by the Voting Agreements, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the FCC pursuant to the Communications Act or the FCC Regulations, or from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party (or ATILP and TIP, as the case may be) in connection with such party's filings under the Communications Act and the HSR Act and in connection with resolving any investigation or other inquiry in respect of the Merger and the transactions contemplated by the Voting Agreements and this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general. The parties hereto recognize and acknowledge that under applicable rules and regulations of the FCC, certain assets currently held by, or attributable to, Parent, the Company or their respective Subsidiaries cannot be held by, or be attributable to, the Company (or the Surviving Corporation, as the case may be) or its Subsidiaries after the Effective Time, unless appropriate waivers of such rules and regulations are obtained. Subject to the next sentence, the parties agree to seek temporary waivers consistent with existing precedent (including commitments of the Company (or the Surviving Corporation, as the case may be) and its Subsidiaries to divest such assets or take such other actions as may be required) in order to obtain the FCC Approval and to allow the consummation of the Merger. If necessary in order to obtain the FCC's approval of the transactions contemplated hereby, the parties agree that the Company (or the Surviving Corporation, as the case may be) and its Subsidiaries will agree to divest of the following assets or take other appropriate action with respect to such assets after the Effective Time: WNAC-TV (Providence, Rhode Island) and WDTN-TV (Dayton, Ohio); provided, however, that the agreement to divest of any other assets or at any other time will require the prior approval of Parent and the Company (or the Surviving Corporation, as the case may be). Anything contained herein to the contrary notwithstanding, in no event shall Parent or any of its Subsidiaries be required to divest or take any other action with respect to any assets, properties or businesses which are not included in the Parent Station Assets or the Parent Station Business in order to obtain the approvals of any Governmental or Regulatory Authorities or any other public or private third parties for the Contribution, the Merger or the other transactions contemplated thereby. The parties also recognize that applications for renewal of one or more of the FCC Licenses have been filed and may need to be filed prior to the Closing Date. Accordingly, each party hereby agrees that it shall abide by the procedures established in Stockholders of
CBS, Inc., FCC 95-469 (rel. Nov. 22, 1995)   31-35 (or such other procedures
established by the FCC), for processing applications for transfer of control of a licensee during the pendency of an application for renewal of a station license. The parties further agree that the pendency of any such renewal application or applications, or the fact that the FCC grant of any renewal application shall not have become final (i.e., no longer subject to administrative or judicial review or reconsideration (a "Final Order")), shall not be a cause for delaying the Closing except as provided in Section 9.01(d). Without limiting the generality of the foregoing, the parties agree to use their respective commercially reasonable efforts to prosecute any such application for renewal of a FCC License, and Parent and the Company agree that any interest that may be acquired in such license at Closing is subject to whatever action the FCC may ultimately take with respect to the renewal application. Notwithstanding anything in this Agreement to the contrary, this
Section 8.06 shall survive the Closing until any order issued by the FCC with respect to a renewal application pending, or granted but not yet final, as of the Closing becomes a Final Order.

                    8.07 Tax Matters. Each of the parties hereto shall report the Contribution as a transaction satisfying the requirements of Section 351 of the Code and shall comply with the tax reporting and record keeping requirements of Section 1.351-3 of the Treasury Regulations promulgated under the Code with respect to such transaction. None of the parties hereto shall take any action that would result in the Contribution failing to satisfy the requirements of Section 351 of the Code. The Company (or the Surviving Corporation, as the case may be) shall report the Merger as a redemption under the provisions of Section 302 of the Code with respect to those stockholders of the Company who receive cash pursuant to the Merger. None of the parties hereto shall take any action or position inconsistent with such treatment as a redemption.

                    8.08 Affiliate Letters; Resales. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit
8.08. The Surviving Corporation shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Surviving Corporation Series A Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Corporation Series A Stock, consistent with the terms of such Affiliate Letters.

                    As soon as practicable after the date of this Agreement, the Company and Parent jointly shall prepare and submit to the SEC a request for a "no-action letter" to the effect that the provisions of Rule 145(d) under the Securities Act will not be applicable immediately after the Effective Time to those persons who will receive shares of Existing Series A Common Stock and Existing Series B Common Stock pursuant to the Liquidation Plans and who are not otherwise Affiliates of the Company at the time of the Company Stockholders' Meeting (the "Distributees"). In the event that a favorable no-action letter is not given by the SEC, then as soon as practicable after the Effective Time, the Surviving Corporation shall prepare and file with the SEC and use its best efforts to keep effective a registration statement on Form S-3 covering the resale of any shares of Surviving Corporation Series A Common Stock received by the Distributees in the Merger until the earlier of the first anniversary of the Effective Time or until all such shares have been resold pursuant thereto.

                    8.09 Governance. After the Effective Time, (i) Parent shall vote its shares of Surviving Corporation Series B Common Stock and use its best efforts to take such actions to cause each of Messrs. Bob Marbut and Blake Byrne to continue to be elected as directors of the Board of Directors of the Surviving Corporation for so long as Mr. Marbut or Mr. Byrne, as the case may be, are employed by the Surviving Corporation or any of the Surviving Corporation's Subsidiaries, and (ii) for as long as Parent holds any shares of Surviving Corporation Series B Common Stock and to the extent that Parent during such time also holds any shares of Surviving Corporation Series A Common Stock, Parent shall vote its shares of

Surviving Corporation Series A Common Stock with respect to the election of directors only in the same proportion as the shares of Surviving Corporation Series A Common Stock not held by Parent are so voted.

                    8.10  Directors' and Officers' Indemnification and
Insurance.

                    (a) Except to the extent required by law, until the sixth anniversary of the Effective Time, the Surviving Corporation will keep in effect provisions in its Certificate of Incorporation and By-Laws providing for exculpation of director and officer liability and its indemnification of directors, officers, employees or agents of the Company or any of its Subsidiaries (the "Indemnitees") which are no less favorable than such provisions as in effect in the Company's Certificate of Incorporation and By-Laws on the date hereof.

                    (b) The Surviving Corporation shall, until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 200% of the aggregate premiums currently paid by the Company and its Subsidiaries in 1997 (on an annualized basis) for such purpose (the "Cap") (which 1997 annual premium the Company represents and warrants to be approximately $292,200); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

                    (c) The provisions of this Section 8.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee.

                    8.11 Expenses. Except as set forth in Section 10.02, in the event that the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, (c) the filing fees in connection with necessary applications to the FCC and (d) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by the Company and Parent. In the event that the Merger is consummated, the Surviving Corporation shall bear or reimburse Parent for all of the costs and expenses of Parent incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to Transfer Taxes, the fees and disbursements of counsel for Parent, fees and disbursements for special accounting services provided by Parent's independent outside accountants, fees and expenses of

J.P. Morgan & Co., Parent's financial advisor, and the costs and expenses set forth in clauses (a) through (d) of the preceding sentence.

                    8.12 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Merrill Lynch & Co., and Credit Suisse First Boston whose fees and expenses will be paid by the Company and J.P. Morgan & Co., whose fees and expenses, except to the extent otherwise provided in Section 8.11 above, will be paid by Parent and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

                    8.13 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will use all commercially reasonable efforts to take or cause to be taken all steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

                    8.14  Indemnification.  If the Merger shall be consummated:

                    (a) Parent will indemnify, defend and hold harmless the Surviving Corporation, its Subsidiaries and their affiliates and their respective directors, officers and employees from and against all losses, liabilities (including punitive or exemplary damages, fines or penalties and any interest thereon), expenses (including fees and disbursements of counsel and expenses of investigation and defense), claims or other obligations of any nature whatsoever (collectively, "Losses") which directly or indirectly arise
(i) out of any Parent Station Excluded Liabilities, (ii) with respect to or otherwise in connection with any pension, welfare or other benefit plan maintained or contributed to by Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) which arise under ERISA or the Code, by virtue of the Company and its Subsidiaries being aggregated with Parent or any of its other Subsidiaries for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) at any relevant time, or (iii) which result from any breach of, or inaccuracy in, the representations and warranties contained in Section 6.13 (but only to the extent such representations and warranties survive the Merger pursuant to Section 11.01). Notwithstanding the preceding sentence, Parent shall not be liable pursuant to this Section 8.14 for any Losses which are recovered pursuant to any insurance policy.

                    (b) The Surviving Corporation will, and will cause each of its Subsidiaries to, indemnify, defend and hold harmless Parent, its Subsidiaries (other than the Surviving

Corporation and its Subsidiaries) and their affiliates and their respective directors, officers and employees from and against all Losses which directly or indirectly arise (i) out of any Parent Station Assumed Liabilities, the Bridge Debt or the Private Placement Debt, or (ii) with respect to or otherwise in connection with any pension, welfare or other benefit plan maintained or contributed to by the Company or any of its Subsidiaries which arise under ERISA or the Code, by virtue of Parent and its other Subsidiaries being aggregated with the Company and its Subsidiaries for purposes of ERISA or the Code (including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA) at any relevant time.

                    8.15  Cross-Ownership.  From and after the date hereof, if
(i) Parent or any of its respective Subsidiaries (other than the Company or any of its Subsidiaries), on the one hand, or the Company or any of its Subsidiaries, on the other hand (in each case a "Purchasing Party"), desires to acquire or purchase (including any acquisition or purchase by way of merger or consolidation) any television or radio broadcast stations, newspapers or any other asset of any kind or nature and (ii) pursuant to any Law or Order, (x) the party or any of such party's Subsidiaries not making such acquisition or purchase (a "Non-Purchasing Party") would be required to divest or otherwise dispose of any television or radio broadcast stations, newspapers or any other assets of any kind or nature, or (y) divestiture of any of the Parent Stations or Company Stations would be required prior to the Effective Time, then the Purchasing Party shall not make such acquisition or purchase without the prior written consent of the Non-Purchasing Party.

                    Notwithstanding the foregoing provisions of this Section 8.15, in the event that Parent acquires or agrees to acquire any asset and reasonably believes that, pursuant to any Law or Order, Parent or the Surviving Corporation, as the case may be, would be required to divest of the KMBC (Kansas City, Missouri) television station, Parent may elect to take such action and the Company consents to such action and waives any rights or remedies it may have under this Agreement; provided that (i) if such action is taken prior to the Effective Time, Parent shall substitute consideration of Equivalent Value (as defined below) for KMBC in the form of one (or a combination) of the following at the election of Parent: (x) another television broadcasting station or stations; (y) cash; or (z) a reduced number of Company Series B Common Stock or (ii) if such action is taken after the Effective Time, Parent shall exchange a Qualifying Property for KMBC with the Surviving Corporation in a like kind tax-free exchange transaction and, to the extent that the estimated or actual 1997 broadcast cash flow of such Qualifying Property is greater or less than $21.7 million, then, in the case of an excess, the Surviving Corporation shall pay to Parent and, in the case of a deficiency, Parent shall pay to the Surviving Corporation, at Parent's election (x) cash; or (y) shares of Surviving Corporation Series B Common Stock having a value equal to the Market Price on the date such shares are paid (or a combination of the foregoing), equal to the Appraised Value of such excess or deficiency, as the case may be. If such substitution occurs before the Effective Time, each share of Company Series B Common Stock which shall be used to reduce the number of shares to be received by Parent pursuant to Section 2.03 of this Agreement in accordance with the preceding sentence shall be deemed to have a value equal to $26.50 and any substitute television broadcasting station or stations shall be deemed to have such value as mutually agreed upon by Parent and the Company (it being agreed that unless such mutual agreement is reached, Parent may not so substitute a television broadcasting station).


                                  ARTICLE IX.

                                   CONDITIONS

                    9.01 Conditions to Each Party's Obligation to Effect the Contribution and the Merger. The respective obligation of each party to effect the Contribution and the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                    (a) Stockholder Approval. The Restated Charter, this Agreement and transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company under the DGCL, the Company's Certificate of Incorporation and any other governing instruments.

                    (b) Form S-4. The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, or, to the knowledge of Parent or the Company, threatened, and all necessary approvals under state securities laws relating to the issuance or trading of the Surviving Corporation Series A Common Stock to be issued in connection with the Merger shall have been received.

                    (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                    (d) FCC Approval. FCC Approval shall have been obtained, notwithstanding that any such order or orders may not have yet become a Final Order, except that if one or more pre-grant objections shall have been filed with respect to the filings or applications required by Section 8.06 hereof, the FCC Approval shall have become a Final Order. In either case the FCC Approval shall have been obtained without the imposition of any condition or restriction that (i) would require the divestiture of any Parent Stations or Company Stations other than those expressly contemplated by Section 8.06 or
(ii) would reasonably be expected to have a Parent Material Adverse Effect, a material adverse effect on Parent and its Subsidiaries, taken as a whole (it being understood and agreed that the divestiture of any assets of Parent or any of its Subsidiaries other than those expressly contemplated by Section 8.06 shall be deemed to be such a material adverse effect), a Company Material Adverse Effect, or a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, following the Effective Time.

                    (e) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

                    (f) Additional Governmental and Regulatory Consents and Approvals. Other than FCC Approval and the filing of the Restated Charter and the Certificate of Merger, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority of Parent, the Company or any of their respective Subsidiaries to consummate the Contribution, the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or on the Company and its Subsidiaries, taken as a whole, or on the Surviving Corporation and its Subsidiaries, taken as a whole, following the Effective Time or on the ability of Parent, Merger Sub, Cash Sub or the Company to consummate the transactions contemplated hereby, shall have been obtained.

                    (g) NASDAQ Listing. The Surviving Corporation Series A Common Stock to be issued in connection with the Merger shall have been approved for quotation in the NASDAQ National Market System.

                    (h) Financing. The Company shall have obtained financing (the "Refinancing") on terms reasonably satisfactory to each of Parent and the Company in an amount sufficient for the following purposes: (i) to enable the Company to refinance immediately after the Effective Time the Private Placement Debt (to the extent such refinancing is required by the holders thereof); (ii) to provide the Company with the funds required to refinance immediately after the Effective Time the Bridge Debt (to the extent such refinancing is required by the holders thereof); (iii) to enable the Company to redeem its 9-3/4% Senior Subordinated Notes immediately after the Effective Time if required by the holders thereof; and (iv) to enable the Company to refinance its $65,000,000 revolving credit facility under that certain Credit Agreement dated January 31, 1997 between the Company and the lenders named therein.

                    (i) Management and TV Option Contracts. Parent and the Company shall have executed and delivered a management contract and a television station option contract substantially on the terms attached hereto as Exhibit 9.01(i).

                    9.02 Conditions to Obligation of Parent, Merger Sub and Cash Sub to Effect the Contribution and the Merger. The obligation of Parent, Merger Sub and Cash Sub to effect the Contribution and the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent, Merger Sub and Cash Sub in their sole discretion):

                    (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

                    (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

                    (c) Dissenters' Rights. The period for execution and perfection of statutory appraisal rights available in connection with the Merger described in Section 3.06 shall have expired and such appraisal rights shall have been exercised and perfected by the holders of shares of capital stock of any class or series of the Company holding not more than 5% of the outstanding common stock of any class or series of the Company (treating, for this purpose, each share of the Company's Series A Preferred Stock, $.01 par value, and Series B Preferred Stock, $.01 par value, as having been converted into a number of shares of the Company's common stock equal to $1,000 divided by (x) the Cash Consideration (in the case of the Series A Preferred Stock) or
(y) $35 (in the case of the Series B Preferred Stock).

                    (d) Opinions of Counsel. Parent shall have received the opinion of Rogers & Wells, counsel to Parent, and the opinion of Locke Purnell Rain Harrell, counsel to the Company, dated the date of the Proxy
Statement/Prospectus and the Closing Date, to the effect that the Contribution will be treated as a transaction governed by Section 351 of the Code.

                    (e)   Material Third Party Consents.    All consents and
approvals from third parties to the contracts and agreements set forth in
Section 9.02(e) of the Company Disclosure Letter and Section 9.03(e) of the Parent Disclosure Letter to consummate the Contribution, the Merger and the other transactions contemplated hereby shall have been obtained.

                    (f) Tax Sharing Agreement. Parent and the Company shall have executed and delivered a Tax Sharing Agreement substantially in the form attached hereto as Exhibit 9.02(f).

                    (g) License Agreement. Parent and the Company shall have executed and delivered a License Agreement substantially in the form attached hereto as Exhibit 9.02(g).

                    (h) Affiliate Letters and Management Transfer Restriction Agreements. Each of the Affiliates referred to in Section 8.08 shall have executed and delivered to the Company an Affiliate Letter referred to therein, and each of the persons listed on Exhibit 9.02(h)(A) shall have executed and delivered a transfer restriction agreement substantially in the form attached hereto as Exhibit 9.02(h)(B).

                    (i) Radio Facilities Lease. The Company or certain Broadcast Subsidiaries, as the case may be, shall have executed and delivered to Parent, on the terms attached hereto as Exhibit 9.01(i) leases in respect of real property owned by the Surviving Corporation or certain Broadcast Subsidiaries, as the case may be, pursuant to which Parent shall lease premises for Parent's radio broadcast stations.

                    (j) Conveyancing Documents. The Company shall have executed and delivered to Parent the Assignment and Assumption Agreement referred to in Section 9.03(c) below.

                    (k) Financing. Cash Sub shall have obtained financing on terms reasonably satisfactory to Parent for the Bridge Debt and shall have received the proceeds thereof.

                    9.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

                    (a) Representations and Warranties. Each of the representations and warranties made by Parent in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, and Parent shall have delivered to the Company a certificate, dated the Closing Date and executed on its behalf by its Chairman of the Board, President or any Vice President to such effect.

                    (b) Performance of Obligations. Parent, Merger Sub and Cash Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent, Merger Sub and Cash Sub at or prior to the Closing, and Parent, Merger Sub and Cash Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on its behalf by its Chairman of the Board, President or any Vice President to such effect.

                    (c) Conveyancing Documents. Parent shall have executed and delivered to the Company an Assignment and Assumption Agreement and a Bill of Sale effecting the transfer to the Company of the Parent Station Assets and the assumption by the Company of the Parent Station Assumed Liabilities in form reasonably satisfactory to the Company, and such further instruments of transfer in forms customary for such transactions in the jurisdictions in which such properties are located as may be reasonably requested by the Company in order to complete the transfer of the Parent Station Assets to the Company.

                    (d) Services Agreement. Parent shall have executed and delivered to the Company a services agreement on terms to be mutually agreed upon by the parties thereto, pursuant to which Parent shall provide to the Surviving Corporation, at fair market value, certain services currently provided by Parent to the Parent Station Business.

                    (e) Material Third Party Consents. All consents and approvals from third parties to the Material Parent Station Contracts set forth in Section 9.03(e) of the Parent Disclosure Letter to consummate the Contribution, the Merger and the other transactions contemplated hereby shall have been obtained.


                                   ARTICLE X.

                       TERMINATION, AMENDMENT AND WAIVER

                    10.01         Termination.

                    (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval of this Agreement by the stockholders of the Company referred to in Section 9.01(a), by the mutual consent of Parent and the Company.

                    (b) This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by December 31, 1997, or (ii) the approval of the Company's stockholders required by Section 9.01(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof, or (iii) a Governmental or Regulatory Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause
(iii) shall have used all reasonable efforts to remove such order, decree or ruling; and provided further, in the case of a termination pursuant to clause
(i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger by December 31, 1997. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to this Section 10.01(b) is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 10.02.

                    (c) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time before or after the adoption and approval by the stockholders of the Company referred to in Section 9.01(a), by action of the Board of Directors of the Company, if (i) in the exercise of its good faith judgment as to fiduciary duties to its stockholders imposed by law, on the basis of written advice given by outside counsel (who may be the Company's regularly retained outside counsel), the Board of Directors of the Company shall have approved an Acquisition Proposal or shall have recommended an Acquisition Proposal to the Company's stockholders; provided, however, that the Company shall notify Parent promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Acquisition Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Company's termination of this Agreement; or (ii) there has been a breach by Parent of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Parent Material Adverse Effect; or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Parent, Merger Sub or Cash Sub which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent. Notwithstanding the foregoing, the Company's ability to terminate this Agreement pursuant to this Section 10.01(c) is conditioned upon the prior payment by the Company of any amounts owed by it pursuant to Section 10.02.

                    (d) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved an Acquisition Proposal or shall have recommended an Acquisition Proposal to the Company's stockholders, or (ii) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Company Material Adverse Effect, or (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company.

                    10.02         Effect of Termination and Abandonment.

                    (a) In the event that any person shall have made an Acquisition Proposal and thereafter (i) this Agreement is terminated pursuant to Section 10.01(c)(i) or Section 10.01(d)(i) or (ii) this Agreement is terminated pursuant to Sections 10.01(b)(i) (but in case of a termination pursuant to Section 10.01(b)(i), only if any of the conditions set forth in Sections 9.01(h), 9.01(i), 9.02(f), 9.02(g), 9.02(i), 9.03(d), and 9.03(e)
shall have failed to be satisfied and such failure shall have proximately contributed to the failure to consummate the Merger by December 31, 1997), 10.01(b)(ii), 10.01(b)(iii) (except if the Governmental or Regulatory Authority referred to in Section 10.01(b)(iii) shall be the FCC, the FTC or the Antitrust Division), 10.01(d)(ii) or 10.01(d)(iii) and, in the case of this clause (ii) only, a definitive agreement with respect to such Acquisition Proposal is executed, or the transaction contemplated by such Acquisition Proposal is consummated, within eighteen (18) months after such termination, then the Company shall pay Parent a fee of Fifteen Million Eight Hundred Fifty Thousand Dollars ($15,850,000), which amount shall be payable by wire transfer of same day funds either on the date contemplated in the last sentence of Section 10.01(b) or (c) if applicable or, otherwise, within two business days after such amount becomes due. The Company acknowledges that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.02, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 10.02, the Company shall pay Parent its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the rate of 12% per annum.

                    (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 10.01, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 10.02 and Sections 8.03(c) and 8.11 which shall survive such termination and remain in effect. Moreover, in the event of termination of this Agreement pursuant to Section 10.01, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                    10.03 Amendment. This Agreement may be amended, supplemented or modified at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Stockholders' Meeting, but after such adoption only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

                    10.04 Waiver. At any time prior to the Effective Time any party hereto may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                  ARTICLE XI.

                               GENERAL PROVISIONS

                    11.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for (i) the covenants and agreements contained in Articles II, III and IV and in Sections 8.06 (to the extent expressly set forth in Section 8.06), 8.07, 8.09, 8.10, 8.11, 8.12, 8.14 and 8.15 which shall survive the Merger, and (ii) the representations and warranties contained in
Section 6.13 which shall survive for a period of eighteen (18) months after the Merger.

                    11.02 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                    "Acquisition Proposal" has the meaning ascribed to it in
Section 8.01.

                    "Affiliate" has the meaning ascribed to it in Section 8.08.

                    "Amendment Time" has the meaning ascribed to it in Section 2.01.

                    "Antitrust Division" has the meaning ascribed to it in
Section 8.06.

                    "Appraisal Procedure" means the following procedure for determining the Appraised Value. The parties shall appoint an Appraiser (defined below) mutually satisfactory to them who shall determine the Appraised Value, which determination shall be final and binding on the parties. If the parties are unable to agree on a mutually acceptable Appraiser within 10 days, the Appraised Value shall be determined by a panel of three Appraisers, one of whom shall be appointed by Parent, another by the Company (or the Surviving Corporation) and the third of whom shall be appointed by the other two Appraisers, or, if such two Appraisers are unable to agree on a third Appraiser within 15 days, by the American Arbitration Association (or its successor); provided, however, that, if either party shall not have appointed its Appraiser within 15 days, the Appraised Value shall be determined solely by the Appraiser selected by the other party. The Appraiser or Appraisers appointed pursuant to the foregoing procedure shall be instructed to determine the Appraised Value within 30 days after such appointment, and such determination shall be final and binding on the parties. If three Appraisers are appointed, the valuation of the Appraiser that shall differ most from the second highest determination of all three Appraisers shall be excluded, the remaining two determinations shall be averaged and such average shall constitute the determination of the Appraisers. In the event that a single Appraiser is appointed, the fees and expenses of such Appraiser shall be shared equally by the parties. In the event that three Appraisers are appointed, each party shall pay the fees and expenses of its own Appraiser and the fees and expenses of the third Appraiser shall be shared equally by the parties.

                    "Appraised Value" shall mean fair market value, determined by reference to the fair market value for television broadcast stations in private market transactions as determined, (i) by mutual agreement between Parent and the Surviving Corporation (by action of its independent directors) or (ii) if Parent and the Surviving Corporation shall fail to so agree within thirty (30) days after Parent's election to substitute Qualifying Property, by the Appraisal Procedure.

                    "Appraiser" means an independent nationally recognized investment banking firm or a firm having experience or specializing in valuations of television broadcast businesses.

                    "ATILP" has the meaning ascribed to it in the recitals to this Agreement.

                     "ATILP Liquidation Plan" has the meaning ascribed to it in the recitals to this Agreement.

                    "ATP" has the meaning ascribed to it in the recitals to this Agreement.

                    "Bridge Debt" means indebtedness of Cash Sub in the aggregate principal amount of $200 million for the purposes of consummating the transactions contemplated by this Agreement.

                     "Broadcast Subsidiaries" has the meaning ascribed to it in the recitals to this Agreement.

                    "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

                    "Cap" has the meaning ascribed to it in Section 8.10(b).

                     "Cash Consideration" has the meaning ascribed to it in
Section 3.01(c)(ii).

                     "Cash Conversion Number" has the meaning ascribed to it in
Section 3.03(a).

                    "Cash Election" has the meaning ascribed to it in Section 3.02(a)(i).

                    "Cash Election Shares" has the meaning ascribed to it in
Section 3.03(b).

                     "Cash Proration Factor" has the meaning ascribed to it in
Section 3.03(b)(i).

                    "Certificates" has the meaning ascribed to it in Section 3.04(c).

                    "Certificate of Merger" has the meaning ascribed to it in
Section 1.02.

                    "Closing" has the meaning ascribed to it in Section 1.03.

                    "Closing Date" has the meaning ascribed to it in Section
1.03.

                    "Code" has the meaning ascribed to it in the recitals to this Agreement.

                    "Communications Act" has the meaning ascribed to it in
Section 5.04(b).

                    "Company Disclosure Letter" has the meaning ascribed to it in Article V.

                    "Company Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by the Company or any Company ERISA Affiliate providing benefits to employees, former employees, independent contractors, former independent contractors of the Company or any Company ERISA Affiliate, or their dependents or beneficiaries.

                    "Company ERISA Affiliate" means an entity required (at any relevant time) to be aggregated with the Company under Sections 414(b), (c),
(m) or (o) of the Code or Section 4001 of ERISA.

                    "Company Financial Statements" has the meaning ascribed to it in Section 5.05(a).

                    "Company Material Adverse Effect" has the meaning ascribed to it in Section 5.01.

                    "Company Option" has the meaning ascribed to it in Section 3.01(e).

                    "Company Permits" has the meaning ascribed to it in Section 5.09(a).

                     "Company Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock.

                    "Company SEC Reports" has the meaning ascribed to it in
Section 5.05(a).

                    "Company Series A Common Stock" means the Series A Common Stock, $.01 par value, of the Company authorized pursuant to the Restated Charter.

                    "Company Series B Common Stock" means the Series B Common Stock, $.01 par value, of the Company authorized pursuant to the Restated Charter.

                    "Company Series A Preferred Stock" means the Series A Preferred Stock, $.01 par value, of the Company authorized pursuant to the Restated Charter.

                    "Company Series B Preferred Stock" means the Series B Preferred Stock, $.01 par value, of the Company authorized pursuant to the Restated Charter.

                    "Company Stockholder Approval" has the meaning ascribed to it in Section 5.03.

                    "Company Stockholders' Meeting" has the meaning ascribed to it in Section 8.05.

                    "Constituent Corporations" has the meaning ascribed to it in Section 1.01.

                    "Contracts" has the meaning ascribed to it in Section
5.04(a).

                    "Contributed Cash" has the meaning ascribed to it in
Section 2.02(a).

                    "Contribution" has the meaning ascribed to it in Section 2.02(a).

                    "DGCL" has the meaning ascribed to it in Section 1.01.

                    "Dissenting Share" has the meaning ascribed to it in
Section 3.06(i).

                    "Effective Time" has the meaning ascribed to it in Section 1.02.

                    "Electing Optionholders" means Bob Marbut, Blake Byrne, Ibra Morales and Harry Hawks.

                    "Election" has the meaning ascribed to it in Section
3.02(a).

                    "Election Date" has the meaning ascribed to it in Section 3.02(e).

                    "Election Deadline" has the meaning ascribed to it in
Section 3.02(f).

                    "Environmental Law" means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                    "Equivalent Value" shall mean consideration which equals Two Hundred Twenty-Five Million Dollars ($225,000,000) in the aggregate.

                     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    "Exchange Act" has the meaning ascribed to it in Section 5.04(b).

                    "Exchange Agent" has the meaning ascribed to it in Section 3.02(c).

                    "Excluded Cash" has the meaning ascribed to it in Section 2.02(b)(i).

                    "Existing Common Stock" means the Existing Series A Common Stock, the Existing Series B Common Stock and the Existing Series C Common Stock.

                    "Existing Preferred Stock" means the Existing Series A Preferred Stock and the Existing Series B Preferred Stock.

                    "Existing Series A Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "Existing Series B Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "Existing Series C Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "Existing Series A Preferred Stock" means the Series A Preferred Stock, par value $.01 per share, of the Company as of the date of this Agreement.

                    "Existing Series B Preferred Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "FCC" means the Federal Communications Commission.

                    "FCC Approval" has the meaning ascribed to it in Section 5.04(b).

                    "FCC Licenses" means, with respect to any person, all licenses, permits and other authorizations of the FCC that such person is required to hold in connection with the operation of its business.

                    "FCC Regulations" has the meaning ascribed to it in Section 5.04(b).

                    "Final Order" has the meaning ascribed to it in Section
8.06.

                     "Florida Station Assets" has the meaning ascribed to it in
Section 2.02(b)(v).

                    "Form of Election" has the meaning ascribed to it in
Section 3.02(d).

                    "Form S-4" has the meaning ascribed to it in Section 8.04.

                    "FTC" has the meaning ascribed to it in Section 8.06.

                    "GAAP" has the meaning ascribed to it in Section 4.01(a).

                    "Gannett Exchange Transactions" means the transactions set forth in that certain Asset Exchange Agreement dated November 20, 1996 among certain Subsidiaries of Gannett Co., Inc. and certain Subsidiaries of the Company, as such agreement is in effect on the date hereof.

                     "Governmental or Regulatory Authority" has the meaning ascribed to it in Section 5.04(a).

                    "Hazardous Substance" means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental or Regulatory Authority pursuant to any Environmental Law.

                    "Hearst Broadcasting Productions" means a unit of Parent's WCVB division engaged in the production of programming for cable networks and broadcast stations.

                    "Holder Representatives" has the meaning ascribed to it in
Section 3.02(g).

                    "HSR Act" has the meaning ascribed to it in Section
5.04(b).

                    "Indemnities" has the meaning ascribed to it in Section 8.11(a).

                    "Intangible Property" has the meaning ascribed to it in
Section 2.02(a)(ix).

                    "IRS" means the United States Internal Revenue Service.

                    "knowledge" means, with respect to the Company or Parent (or any of their respective Subsidiaries), to the knowledge of the executive officers and directors of the Company or Parent, as the case may be.

                    "Laws" has the meaning ascribed to it in Section 5.04(a).

                    "Lien" has the meaning ascribed to it in Section 5.02(b).

                    "Liquidation Plans" means, collectively, the ATILP Liquidation Plan, the TIP Liquidation Plan, the ATP Liquidation Plan and the ATIGP Liquidation Plan.

                    "Losses" has the meaning ascribed to it in Section 8.14.

                    "Market Price" means as of the date of determination the average of the closing sales prices of the Surviving Corporation Series A Common Stock as reported by NASDAQ for the 15 consecutive trading days preceding the fifth trading day prior to such determination date.

                    "Material Parent Station Contracts" has the meaning ascribed to it in Section 6.10.

                    "Material Subsidiary" means any direct or indirect "Significant Subsidiary" of the Company as that term is defined in Rule 405 of the rules and regulations promulgated under the Securities Act, or any Subsidiary of the Company that either owns or operates a Company Station or holds an FCC License.

                    "Merger" has the meaning ascribed to it in the recitals to this Agreement.

                     "Merger Sub Common Stock" has the meaning ascribed to it in
Section 3.01(a).

                    "Missouri LMA" has the meaning ascribed to it in Section 2.02(b)(vi).

                    "Mixed Consideration" has the meaning ascribed to it in
Section 3.01(c)(iii).

                    "Mixed Election" has the meaning ascribed to it in Section 3.02(a)(iii).

                    "Mixed Election Cash Shares" has the meaning ascribed to it in Section 3.03(b).

                    "Mixed Election Shares" has the meaning ascribed to it in
Section 3.03(b).

                    "Mixed Election Stock Shares" has the meaning ascribed to it in Section 3.03(c).

                    "Mixed Option Cash Shares" has the meaning ascribed to it in
Section 3.03(b).

                    "Mixed Option Stock Shares" has the meaning ascribed to it in Section 3.03(c).

                    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

                    "Non-Electing Company Common Shares" has the meaning ascribed to it in Section 3.03(h).

                    "Non-Purchasing Party" has the meaning ascribed to it in
Section 8.15.

                    "Option Cash" has the meaning ascribed to it in Section 3.01(e)(iii).

                    "Option Cash Difference" has the meaning ascribed to it in
Section 3.07.

                    "Option Cash Election" has the meaning ascribed to it in
Section 3.02(b)(ii).

                    "Option Cash Shares" has the meaning ascribed to it in
Section 3.03(b).

                    "Option Election" has the meaning ascribed to it in Section 3.02(b).

                    "Option Election Form" has the meaning ascribed to it in
Section 3.02(d).

                    "Option Mixed Consideration" has the meaning ascribed to it in Section 3.01(e)(iv).

                    "Option Mixed Election" has the meaning ascribed to it in
Section 3.02(b)(iv).

                    "Option Rollover" has the meaning ascribed to it in Section 3.01(e)(i).

                    "Option Stock" has the meaning ascribed to it in Section 3.01(e)(ii).

                    "Option Stock Shares" has the meaning ascribed to it in
Section 3.03(c).

                    "Options" has the meaning ascribed to it in Section
5.02(a).

                    "Orders" has the meaning ascribed to it in Section 5.04(a).

                    "Parent Adjustment Amount" has the meaning ascribed to it in
Section 4.01(b).

                    "Parent Disclosure Letter" has the meaning ascribed to it in Article VI.

                    "Parent ERISA Affiliate" means an entity required to be aggregated (at any relevant time) with Parent under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

                    "Parent Material Adverse Effect" has the meaning ascribed to it in Section 6.01.

                    "Parent Permits" has the meaning ascribed to it in Section 6.09(a).

                    "Parent Station Assets" has the meaning ascribed to it in
Section 2.02(a).

                    "Parent Station Assumed Liabilities" has the meaning ascribed to it in Section 2.02(c).

                    "Parent Station Balance Sheet" has the meaning ascribed to it in Section 4.01(a).

                    "Parent Station Business" has the meaning ascribed to it in
Section 2.02(a).

                    "Parent Station Contracts" has the meaning ascribed to it in Section 2.02(a)(iv).

                    "Parent Station Employees" has the meaning ascribed to it in Section 2.02(f).

                    "Parent Station Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by Parent or any Parent ERISA Affiliate providing benefits to employees, former employees, independent contractors, former independent contractors of the Parent Station Business or their dependents or beneficiaries.

                    "Parent Station Excluded Assets" has the meaning ascribed to it in Section 2.02(b).

                    "Parent Station Excluded Liabilities" has the meaning ascribed to it in Section 2.02(d).

                    "Parent Station Financial Statements" has the meaning ascribed to it in Section 6.05.

                    "Parent Station Leases" has the meaning ascribed to it in
Section 2.02(a)(iii).

                    "Parent Station Net Assets" means an amount equal to (i) the total current assets of the Parent Station Business, but only to the extent included in the Parent Station Assets, less (ii) the total current liabilities of the Parent Station Business, but only to the extent included in the Parent Station Assumed Liabilities.

                    "Parent Station Permits" has the meaning ascribed to it in
Section 2.02(a)(v).

                    "Parent Station Statement of Net Assets" has the meaning ascribed to it in Section 4.01(a).

                    "Parent Station Tangible Property" has the meaning ascribed to it in Section 2.02(a)(i).

                    "Per Share Amount" has the meaning ascribed to it in
Section 3.01(f).

                    "Permitted Liens" means, with respect to any asset or property, (i) statutory liens for current taxes or assessments (A) not yet due and payable or delinquent or (B) being contested in good faith and, in respect of which adequate reserves have been established in accordance with GAAP; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations not yet due and payable; (iii) exceptions that would be shown by surveys or personal inspection of such property that do not individually or in the aggregate materially adversely affect the ability to use the particular property involved as currently used; (iv) terms and conditions of any leases with respect to such asset or property; (v) such easements, restrictions, encumbrances or other matters which are due to zoning and subdivision laws and regulations that do not individually or in the aggregate materially adversely affect the ability to use the particular property as currently used; (vi) such defects in title, easements, restrictions, encumbrances or other matters which do not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

                    "Plan" means any employment, bonus, incentive compensation, collective bargaining, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                    "Private Placement Debt" means the indebtedness of Parent under Parent's 7.87% Series A Senior Notes due 2001, 8.01% Series B Senior Notes due 2002, and Series C Senior Notes due 2003, which indebtedness shall not exceed in the aggregate Two Hundred Seventy-Five Million Dollars ($275,000,000).

                    "Pro Forma Financial Statements" has the meaning ascribed to it in Section 5.05(b).

                    "Proxy Statement/Prospectus" has the meaning ascribed to it in Section 8.04.

                    "Purchasing Party" has the meaning ascribed to it in
Section 8.15.

                    "Qualifying Property" shall mean one or more television broadcast stations having estimated or actual 1997 broadcast cash flow equal to at least Nineteen Million Five Hundred Thousand Dollars ($19,500,000) and not more than Thirty-Two Million Five Hundred Thousand Dollars ($32,500,000).

                    "Radio Assets" has the meaning ascribed to it in Section 2.02(b)(iii).

                    "Refinancing" has the meaning ascribed to it in Section 9.01(h).

                    "Registration Rights Agreement" has the meaning ascribed to it in the recitals to this Agreement.

                    "Representatives" has the meaning ascribed to it in Section 8.01.

                    "Restated Charter" has the meaning ascribed to it in the recitals to this Agreement.

                    "SEC" has the meaning ascribed to it in Section 5.04(b).

                    "Secretary of State" has the meaning ascribed to it in
Section 1.02.

                    "Securities Act" has the meaning ascribed to it in Section 5.04(b).

                    "Series A Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "Series A Preferred Stock means the Series A Preferred Stock, par value $.01 per share, of the Company.

                    "Series B Common Stock" means the Series B Common Stock, par value $.01 per share, of the Company.

                    "Series B Preferred Stock" means the Series B Preferred Stock, par value $.01 per share, of the Company.

                    "Series C Common Stock" has the meaning ascribed to it in the recitals to this Agreement.

                    "Stock Conversion Number" has the meaning ascribed to it in
Section 3.03(a).

                    "Stock Contribution" has the meaning ascribed to it in
Section 3.01(c)(i).

                    "Stock Election" has the meaning ascribed to it in Section 3.02(a)(ii).

                    "Stock Election Shares" has the meaning ascribed to it in
Section 3.03(c).

                    "Stock Proration Factor" has the meaning ascribed to it in
Section 3.03(c)(i).

                    "Subsidiary" has the meaning ascribed to it in Section
5.01.

                    "Surviving Corporation" has the meaning ascribed to it in
Section 1.01.

                    "Surviving Corporation Options" has the meaning ascribed to it in Section 3.01(e)(i).

                    "Surviving Corporation Series A Common Stock" has the meaning ascribed to it in Section 3.01(c)(i).

                    "Surviving Corporation Series A Preferred Stock" has the meaning ascribed to it in Section 3.01(d).

                    "Surviving Corporation Series B Common Stock" has the meaning ascribed to it in Section 3.01(a).

                    "Surviving Corporation Series B Preferred Stock" has the meaning ascribed to it in Section 3.01(d).

                    "Taxes" has the meaning ascribed to it in Section
2.02(b)(iv).

                    "Tax Refund" has the meaning ascribed to it in Section 2.02(b)(iv).

                    "TIP" has the meaning ascribed to it in the recitals to this Agreement.

                    "TIP Liquidation Plan" has the meaning ascribed to it in the recitals to this Agreement.

                    "Transfer Taxes" means all sales, use, transfer, real property transfer, recording, gains and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

                    "Unaudited 1996 Financial Statements" has the meaning ascribed to it in Section 5.05(a).

                    "Voting Agreements" has the meaning ascribed to it in the recitals to this Agreement.

                    11.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                    If to Parent or Merger Sub, to:

                    The Hearst Corporation
                    959 Eighth Avenue
                    New York, New York  10010
                    Telephone No.:  (212) 649-2000
                    Facsimile No.:  (212) 649-2035
                    Attn:  Victor F. Ganzi

                    with a copy to:

                    Rogers & Wells
                    200 Park Avenue
                    New York, New York 10166
                    Telephone No.:  (212) 878-8000
                    Facsimile No.:  (212) 878-8375
                    Attn:  Steven A. Hobbs, Esq.

                    If to the Company, to:

                    Argyle Television, Inc.
                    200 Concord Plaza, Suite 700
                    San Antonio, Texas  78216
                    Telephone No.:  (210) 828-1700
                    Facsimile No.:  (210) 828-7300
                    Attn:  Dean H. Blythe
                    with a copy to:

                    Locke Purnell Rain Harrell
                    2200 Ross Avenue, Suite 2200
                    Dallas, Texas  75201
                    Telephone No.: (214) 740-8000
                    Facsimile No.: (214) 740-8800
                    Attn: Guy Kerr, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

                    11.04 Entire Agreement. This Agreement, including the exhibits, schedules and any other documents referenced herein, supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and, together with the Parent Disclosure Letter and the Company Disclosure Letter, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                    11.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Subsidiaries and their Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

                    11.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 8.09, 8.10 and 8.14 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

                    11.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.

                    11.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                    11.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

                    11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

                    11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                    IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.



                                       THE HEARST CORPORATION



                                       By:  /s/  VICTOR F. GANZI
                                          -------------------------------------
                                          Name:  Victor F. Ganzi
                                          Title: Executive Vice President


                                       HAT MERGER SUB, INC.



                                       By:  /s/ JONATHAN E. THACHERAY
                                          -------------------------------------
                                          Name:  Jonathan E. Thacheray
                                          Title: President


                                       HAT CONTRIBUTION SUB, INC.


                                       By:  /s/ JONATHAN E. THACHERAY
                                          -------------------------------------
                                          Name:  Jonathan E. Thacheray
                                          Title: President


                                       ARGYLE TELEVISION, INC.



                                       By:  /s/ BOB MARBUT
                                          -------------------------------------
                                          Name:  Bob Marbut
                                          Title: Chairman and C.E.O.

                                                                       Exhibit A


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ARGYLE TELEVISION, INC.


                           Under Sections 242 and 245
                                     of the
                        Delaware General Corporation Law


         Argyle Television, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

                 First:  The name of the Corporation is Argyle Television, Inc.

                 Second: The Corporation was originally incorporated under the name of Argyle Television Holding II, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on the fifth day of August, 1994.

                 Third: Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates, integrates, and further amends the provisions of the current Amended and Restated Certificate of Incorporation of the Corporation.

                 Fourth: The further amendment and restatement of the Amended and Restated Certificate of Incorporation have been approved by the Corporation's Board of Directors and have been duly adopted by its stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

                 Fifth: The text of the Amended and Restated Certificate of Incorporation of the Corporation is further amended and restated to read in its entirety as follows:

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            ARGYLE TELEVISION, INC.

                                  ARTICLE ONE

                                      NAME

             The name of the Corporation is Argyle Television, Inc.

                                  ARTICLE TWO

                                REGISTERED AGENT

                          The address of the Corporation's registered office in
                 Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

                                    PURPOSE

                          The purpose of the Corporation is to engage in any
                 lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                  ARTICLE FOUR

                                 CAPITAL STOCK

                          The aggregate number of shares of stock that the
                 Corporation shall have authority to issue is 201 million. Two hundred million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Common Stock," and one million of such shares shall be of the par value of $.01 per share, shall be of the same class and shall be designated as "Preferred Stock."

                          Section 1.  Common Stock

                                  A.       Authorized Shares

                                  1. Of the 200 million authorized shares of Common Stock, 100 million shares shall be designated as Series A Common Stock (the

                          "Series A Common Stock") and 100 million shares shall be designated as Series B Common Stock (the "Series B Common Stock").

                                  2.       At the time at which this Amended
                          and Restated Certificate of Incorporation shall become effective, all shares of Common Stock previously designated as "Series B Common Stock" or "Series C Common Stock" which are then issued or outstanding automatically shall be reclassified as and changed into an equal number of shares of Series A Common Stock without any action by the holders thereof. Any such holder of a certificate representing shares of Series B Common Stock or Series C Common Stock which are so changed and reclassified may surrender such certificate to the Corporation and receive in exchange therefor a new certificate representing an equal number of shares of Series A Common Stock. Any such certificates that formerly represented shares of Series B Common Stock or Series C Common Stock and that have not been so exchanged shall be deemed to represent the same number of shares of Series A Common Stock.

                                  B.       Voting Rights

                                  1.       Each share of the Series A Common
                          Stock and the Series B Common Stock issued and outstanding shall entitle the holder thereof to one vote on all matters submitted to a vote of stockholders.

                                  2.       Except as otherwise provided below,
                          the issued and outstanding shares of Series A Common Stock and Series B Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders, with each such issued and outstanding share of Series A Common Stock and Series B Common Stock entitling the holder thereof to one vote on all such matters. With respect to any election of directors by the stockholders, subject to the provisions of ARTICLE FIVE below, (i) the holders of the shares of Series A Common Stock shall be entitled to vote separately as a class in order to elect two directors (the "Series A Directors") and
                          (ii) the holders of the shares of Series B Common Stock shall be entitled to vote separately as a class in order to elect the number of directors that represents the balance of the Board of Directors; provided, however, that such number shall not be less than the number of directors that will constitute a majority of the Board of Directors (the "Series B Directors"). For example, if the Board of Directors consists of seven members, then the holders of the shares of Series B Common Stock shall be entitled to vote separately as a class in order to elect five directors, and the holders of the shares of Series A Common Stock shall be entitled to vote separately as a class in order to elect the remaining two directors. The designation of directors as the initial Series A Directors and Series B Directors, respectively, as of the time this Amended and Restated Certificate of Incorporation shall become effective shall be as set forth in that certain Agreement and Plan of Merger dated March 26, 1997 (the "Merger Agreement"), among The Hearst Corporation, HAT Merger Sub, Inc., HAT Contributor Sub, Inc. and the Corporation. The directors may only be removed for cause by the holders of all Common Stock voting together as a class. If no shares of Series A Common Stock are issued and outstanding at any given time, then, upon any election of directors by the stockholders, the holders of shares of Series B Common Stock shall elect all of the Corporation's directors. Conversely, if no shares of Series B Common Stock are issued and outstanding at any given time, then, assuming the FCC Approvals required under Subsection I below have been obtained, upon any election of directors by the stockholders, the holders of shares of Series A Common Stock will elect all of the Corporation's directors.

                                  3. Except as provided in Subsection B.2 above, each series of Common Stock issued and outstanding shall entitle the holders thereof to vote separately as a class only with respect to (i) amendments to this Amended and Restated Certificate of Incorporation that alter or change the powers, preferences, or special rights of their respective series so as to affect them adversely, and (ii) such other matters as require class votes under the Delaware General Corporation Law.

                                  C.       Dividends

                                  1.       If and when dividends on the Series
                          A or Series B Common Stock are declared and payable from time to time by the Board of Directors, whether payable in cash, in property, or in shares of stock of the Corporation, the holders of Series A or Series B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, subject to the limitations described in this Subsection C.1 below. If dividends are declared that are payable in shares of Series A or Series B Common Stock, such dividends shall be payable at the same rate on all series of Common Stock and (i) the dividends payable on shares of Series A Common Stock shall be payable only in Series A Common Stock; and (ii) the dividends payable on shares of Series B Common Stock shall be payable only in Series B Common Stock. If the Corporation shall in any manner split, divide, or combine the outstanding shares of Series A or Series B Common Stock, the outstanding shares of the other such series of Common Stock shall be proportionally split, divided, or combined in the same manner and on the same basis as the outstanding shares of Series A or Series B Common Stock, as the case may be, that have been split, divided, or combined.

                                  2. Subject to provisions of law and the preferences of any Preferred Stock and of any other stock ranking prior to the Series A or Series B Common Stock as to dividends, the holders of shares of the Series A or Series B Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors and declared out of any funds lawfully available therefor, and shares of Preferred Stock of any class or series shall not be entitled to share therein except as otherwise expressly provided in the resolution or resolutions of the Board of Directors providing for the issuance of such class or series.

                                D.       Conversion of the Series B Common Stock

                                  1.       Each holder of shares of the Series
                          B Common Stock shall have the right, at any time, to convert all or a portion of such shares into fully paid and nonassessable shares of the Series A Common Stock, on a share-for- share basis, subject to the terms and conditions hereinafter set forth.

                                  2.       In order to obtain a certificate
                          representing shares of Series A Common Stock, the holder of any shares of Series B Common Stock shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Series B Common Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall state the names and addresses in which the certificate or certificates for shares of Series A Common Stock issuable on such conversion shall be registered. If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or its duly authorized representative. Each conversion of shares of Series B Common Stock shall be deemed to have been effected on the date (the "Conversion Date") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the persons in whose names any certificates for shares of Series A Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Series A Common Stock represented thereby on such Conversion Date.

                                  3. As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Series B Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Series A Common Stock issuable upon such conversion. The issuance of certificates for shares of Series A Common Stock issuable upon the conversion of shares of Series B Common Stock by the registered holder thereof shall be made without charge to the converting holder except for any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                                  4.       Upon any conversion of shares of
                          Series B Common Stock into shares of Series A Common Stock pursuant to this Subsection D, no adjustment with respect to dividends shall be made; only those dividends as have been declared and are payable to holders of record of shares of Series B Common Stock on a date prior to the Conversion Date shall be payable on the shares so converted; and only those dividends as have been declared and are payable to holders of record of shares of Series A Common Stock on or after such Conversion Date shall be payable on shares of Series A Common Stock issued upon such conversion.

                                  5.       Shares of the Series B Common Stock
                          converted into Series A Common Stock shall be retired and shall resume the status of authorized but unissued shares of Series B Common Stock.

                                  6.       Such number of shares of Series A
                          Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of (i) outstanding shares of Series B Common Stock and (ii) shares of Series B Common Stock issuable upon exercise of outstanding options.

                                  7.       Notwithstanding any of the
                          foregoing, subject to obtaining any FCC Approvals required under Subsection I below, at the time at which all Permitted Transferees (as defined in Subsection E.1 below) first hold less than 20% of all shares of Common Stock which are then issued and outstanding, all shares of Series B Common Stock which are issued and outstanding shall automatically be converted into fully paid and nonassessable shares of the Series A Common Stock, on a share-for-share basis, and the Corporation shall not be authorized to issue any additional shares of Series B Common Stock. Any holder of a certificate representing shares of Series B Common Stock which are so converted may surrender such certificate to the Corporation and receive in exchange therefor a new certificate representing an equal number of shares of Series A Common Stock. Any such certificates that formerly represented shares of Series B Common Stock and that have not been so exchanged shall be deemed to represent the same number of shares of Series A Common Stock.

                                  E.       Limitations on Transfer of Series B
                          Common Stock

                                  1.       No holder of shares of Series B
                          Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Series B Common Stock, whether by sale, assignment, gift, bequest, appointment, or otherwise, unless (a) all FCC Approvals required under Subsection I below have been obtained and (b) the transfer is to a "Permitted Transferee" as provided herein. Permitted Transferees shall include the following:

                                        (i)     The Hearst Corporation, which
                                  is a Delaware corporation, or any other
                                  corporation into which The Hearst Corporation shall be merged or consolidated or to which all or substantially all of the assets of The Hearst Corporation shall be transferred (collectively, "Hearst"); and

                                        (ii)    any corporation, partnership,
                                  trust, limited liability company or other entity a majority of the equity securities of which are owned or controlled, directly or indirectly, by Hearst.

                                  2.       Any purported transfer of shares of
                          Series B Common Stock not permitted hereunder shall result in the conversion of the transferee's shares of Series B Common Stock into shares of Series A Common Stock, effective on the date on which certificates representing such shares are presented for transfer on the stock transfer record books of the Corporation; provided, however, that if the Corporation determines that such shares were not so presented for transfer within

                          20 days after the date of such sale, transfer, assignment, or other disposition, the transfer date shall be the actual date of such sale, transfer, assignment, or other disposition as determined in good faith by the Board of Directors or its appointed agent. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Series B Common Stock to a purported Permitted Transferee, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is a Permitted Transferee. If no indication to the contrary is supplied at or within 10 days of the date shares of Series B Common Stock are presented for transfer, the transfer shall be presumed by the Corporation to be a transfer to a person other than a Permitted Transferee.

                                  3.       If shares of Series B Common Stock
                          are transferred to a party who was a Permitted Transferee at the time of such transfer but subsequent thereto no longer qualifies as a Permitted Transferee, then such transferee's shares of Series B Common Stock shall be automatically converted into Series A Common Stock, effective on the date that such transferee first failed to qualify as a Permitted Transferee.

                                  F.       Priority of Preferred Stock

                                  All of the Common Stock is subject to all the
                          powers, rights, privileges, preferences, and priorities of the Preferred Stock as stated herein and as may be stated and expressed in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any additional class or series of Preferred Stock, pursuant to authority expressly granted to and vested in it by the provisions of this ARTICLE FOUR.

                                 G.       Liquidation, Dissolution or Winding Up

                                  In the event of any liquidation, dissolution,
                          or winding up of the Corporation, whether voluntary or involuntary (sometimes referred to as "Liquidation"), after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any stock ranking prior to the Common Stock in the distribution of assets shall be entitled upon Liquidation, the holders of the issued and outstanding Common Stock and the holders of any other stock issued and outstanding that ranks on a parity with the Common Stock shall be entitled to share pro rata in the remaining assets of the Corporation according to their respective interests.

                                  H.       Merger or Consolidation

                                  In case of any consolidation or merger of the
                          Corporation as a result of which the holders of Common Stock shall be entitled to receive cash, stock, other securities, or other property with respect to or in exchange for shares of Common Stock or in case of any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, each holder of a share of any series of Common Stock shall have the right to convert such share into the same kind and amount of cash, shares or stock, and other securities and properties receivable upon such consolidation, merger, sale, or conveyance as any other holder of one share of Common Stock (regardless of series) and shall have no other conversion rights with regard to such share. Notwithstanding the foregoing, any holder of one share of Common Stock that does not elect to exercise its right to receive such consideration (the "elective consideration") for such share shall only be entitled to such other consideration therefor (if any) that any other holder of one share of Common Stock would be entitled to receive if such holder did not elect to receive the elective consideration. The provisions of this Subsection H shall similarly apply to successive consolidations, mergers, sales, or conveyances.

                                  I. FCC Approvals for Certain Actions by Holders of Series B Common Stock

                                  Notwithstanding any provision of this Amended
                          and Restated Certificate of Incorporation to the contrary, no holder of Series B Common Stock shall
                          (i) transfer any shares of Series B Common Stock;
                          (ii) convert any shares of Series B Common Stock; or,
                          (iii) be entitled to receive any cash, stock, other securities, or other property with respect to or in exchange for any shares of Series B Common Stock in connection with any merger or consolidation of the Corporation or sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, unless all necessary approvals ("FCC Approvals") of the Federal Communications Commission (the "FCC") as required by the Communications Act of 1934, as amended from time to time and the rules, regulations and policies promulgated thereunder, as amended from time to time (collectively, the "Communications Act") shall have been obtained or waived.

                          Section 2.  Power to Designate Preferred Stock

                          The Board of Directors is hereby empowered to
                 authorize, from time to time by resolution or resolutions, the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional, voting or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the Delaware General Corporation Law, as amended from time to time. Any classes or series so designated shall be in addition to the Series A Preferred Stock and Series B Preferred Stock designated in Sections 3 and 4 below.

                          Section 3.  Series A Preferred Stock

                                  A.       Designation.  12,500 shares of the
                          preferred stock, par value $.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series A Preferred Stock" (the "Series A Preferred Stock").

                                  B.       Dividends.

                                  1.       Dividends on Series A Preferred
                          Stock. An annual, cumulative cash dividend of $65 accruing from and after June 1, 1996 shall be declared and paid on each share of the Series A Preferred Stock, payable at the end of each calendar quarter in equal quarterly amounts, provided that at such times (i) there are assets of the Corporation legally available for the payment of such dividends and (ii) the payment of such dividends is permitted under the terms of the governing documents for the Corporation's then existing borrowing arrangements with third-party lenders. Any such dividend that cannot be paid when due shall be paid to the extent permissible at the time that the payment of such dividend becomes permissible.

                                  2. Limitation on Dividends, Repurchases and Redemptions. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on any Junior Securities (as defined below), whether in cash, property or otherwise (other than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Corporation or any of its subsidiaries purchase, redeem or otherwise acquire for any consideration or make payment on account of the purchase, redemption, or other retirement of any Parity Securities (as defined below) or Junior Securities, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Parity Securities or Junior Securities, unless with respect to all of the foregoing all dividends or other distributions to which the holders of Series A Preferred Stock shall have been entitled, pursuant to Subsection B.1 above, shall have been paid or declared and a sum of money has been set apart for the full payment thereof.

                                  3.       Pro Rata Payments.  In the event
                          that full dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and of any Parity Securities and funds available for a payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

                                  C.       Preference on Liquidation.

                                  1.       Liquidation Preference for Series A
                          Preferred Stock. In the event that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series A Preferred Stock shall have received from the assets of the Corporation an amount per share equal to the sum of (x) $1,000, plus
                          (y) all accrued but unpaid dividends thereon through the date of distribution, whether or not earned or declared (collectively, the "Series A Liquidation Preference").

                                  2.       Pro Rata Payments.  If, upon any
                          such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series A Liquidation Preference for each share of Series A Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities (as defined below) of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series A Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. The Corporation shall not issue any Senior Securities without the written consent of the holders of a majority of the Series A Preferred Stock issued and outstanding.

                                  3. Sale Not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

                                  4.       Notice of Liquidation.  Written
                          notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date specified therein, to the holders of record of the Series A Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

                                  D.       Voting.

                                  1.       General.  Notwithstanding any
                          provision of this Amended Restated Certificate of Incorporation to the contrary, each issued and outstanding share of Series A Preferred Stock shall entitle the holder thereof to the number of votes determined under the following sentence on all matters submitted to a vote of holders of the Series A Common Stock, with such shares of Series A Preferred Stock voting together as a single class with such shares of Series A Common Stock.

                          Each share of Series A Preferred Stock shall entitle the holder thereof to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which one share of Series A Preferred Stock would be convertible under Subsection F below as of the record date for the stockholder meeting at which such votes are to be cast. Except as set forth in Subsection D.2 below or as otherwise provided by applicable law, the shares of Series A Preferred Stock shall not entitle the holders thereof to vote separately as a class.

                                  2. Class Vote. At any time when shares of Series A Preferred Stock are outstanding, without the approval of the holders representing at least a majority of the shares of Series A Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation if such action would alter, change or affect adversely the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock.

                                  E.       Redemption

                                  1. Redemption Price. Any redemption of the Series A Preferred Stock pursuant to this Subsection E shall be at a price equal to $1,000 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Series A Redemption Price").

                                  2.       Redemption at Corporation's Option.
                          At any time after June 11, 2001 (the "First
                          Redemption Date"), the Corporation may, at its option (subject to the other provisions of this Subsection
                          E), redeem all, or any portion of the outstanding shares of Series A Preferred Stock.

                                  3.       Procedures for Redemption.  In the
                          event the Corporation shall elect to redeem shares of Series A Preferred Stock pursuant to Subsection E.2 above, the Corporation shall give written notice of such redemption by facsimile, hand delivery, overnight courier, or first class mail, postage prepaid, mailed or transmitted not less than 30 nor more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Series A Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Series A Redemption Price; (v) that payment will be made upon presentation and surrender of such Series A Preferred Stock; (vi) that dividends on the shares to be redeemed shall cease to accrue following such redemption date; (vii) that such redemption is mandatory; and, (viii) that dividends accrued to and including the date fixed for redemption will be paid as specified in such notice. Notice having been mailed as aforesaid, from and after the redemption date, unless the Corporation shall be in default in the payment of the Series A Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption, (A) dividends on the shares of the Series A Preferred Stock so called for redemption shall cease to accrue; (B) such shares shall be deemed no longer outstanding; and, (C) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any moneys payable upon redemption without interest thereon) shall cease. Notwithstanding the foregoing, if the average of the closing price for the Corporation's Series A Common Stock as reported by NASDAQ (or such other principal exchange on which the Series A Common Stock is then listed) for the 10 trading days prior to the date of the redemption notice equals or exceeds the Series A Conversion Price (defined in Subsection F.1 below) on such date, any holder that has received such a redemption notice shall have the right to convert the shares of Series A Preferred Stock subject to redemption by complying with the conversion procedures set forth in Subsection F below at any time prior to 20 days after the date of receipt of such redemption notice.

                                  Notwithstanding the foregoing, any holder
                          that has received such a redemption notice shall have the right by providing written notification to the Corporation not less than 20 days after receipt of the redemption notice from the Corporation, to specify up to three redemption dates, the latest of which shall be January 1 of the second year following the date the Corporation specified for redemption, on which the redemption shall occur. Such notice shall specify the date or dates on which the redemption shall occur, and, if more than one redemption date is specified, the number of shares to be redeemed on each such date; provided, however, that the total of the number of shares specified by such holder to be redeemed must equal the number of shares originally specified by the Corporation for redemption. In the event the holder exercises the right outlined above to specify a different date or dates for redemption than stated in the redemption notice from the Corporation, dividends shall continue to accrue and be paid as provided herein until such time as the shares are redeemed.

                                  Upon surrender in accordance with such notice
                          of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Series A Redemption Price. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from holders of outstanding shares of Series A Preferred Stock not previously called for redemption in proportion to the respective number of shares held by each holder. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                                  4.       Repurchases of Series A Preferred
                          Stock by the Corporation. Neither the Corporation nor any of its subsidiaries shall repurchase any outstanding shares of Series A Preferred Stock unless the Corporation on the same terms either (i) offers to purchase all of the then outstanding shares of Series A Preferred Stock or (ii) offers to purchase shares of Series A Preferred Stock from the holders in proportion to the respective number of shares of Series A Preferred Stock held by each holder. In any such repurchase by the Corporation, if all shares of Series A Preferred Stock are not being repurchased, then the number of shares of Series A Preferred Stock to be repurchased shall be allocated among all shares of Series A Preferred Stock held by holders that accept the Corporation's repurchase offer so that the shares of Series A Preferred Stock are repurchased from such holders in proportion to the respective number of shares of Series A Preferred Stock held by each such holder that accepts the Corporation's offer (or in such other proportion as agreed by all such holders who accept the Corporation's offer). Nothing in this Subsection E.4 shall (i) obligate a holder of shares of Series A Preferred Stock to accept the Corporation's repurchase offer or (ii) prevent the Corporation from redeeming shares of Series A Preferred Stock in accordance with the terms of Subsections E.1 through E.3 above.

                                  F.       Conversion.

                                  1.       Right to Convert.  The holder of
                          each share of Series A Preferred Stock shall have the right at any time, or from time to time, at such holder's option, to convert such share into a number of shares of fully paid and nonassessable shares of Series A Common Stock equal to a quotient determined by dividing $1,000 by the "Series A Conversion Price" (defined below), on and subject to the terms and conditions hereinafter set forth.

                                  The "Series A Conversion Price" shall be (i)
                          on or before December 31, 2000, $35; and (ii) during each calendar year after December 31, 2000, the product of 1.1 times the Series A Conversion Price for the immediately preceding calendar year. (For example, during 2001, the Series A Conversion Price shall be $38.50; during 2002 the Series A Conversion Price shall be $42.35; etc.) Notwithstanding the foregoing, if after the First Redemption Date a holder elects to exercise its conversion right under this Subsection F.1, and, (i) the Corporation has not given written notice of redemption and (ii) the average of the closing price for the Corporation's Series A Common Stock as reported by NASDAQ (or such other principal exchange on which the Series A Common Stock is then listed) for the 10 trading days prior to the Series A Conversion Date (defined in Subsection F.2 below) (the "10 Day Average Price") is less than the Series A Conversion Price on the Series A Conversion Date, then the Series A Conversion Price shall be equal to the 10 Day Average Price.

                                        a.      If the Series A Common Stock
                                  issuable upon the conversion of the Series A
                                  Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Series A Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change.

                                        b.      If at any time or from time to
                                  time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of substantially all of the

                                  Corporation's properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or properties of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection F with respect to the rights of the holders of the Series A Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Subsection F shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                                  2.       Method of Conversion.  In order to
                          exercise the conversion privilege, the holder of any shares of Series A Preferred Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Series A Preferred Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Series A Common Stock issuable on such conversion shall be registered. If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or its duly authorized representative. Each conversion of shares of Series A Preferred Stock shall be deemed to have been effected on the date (the "Series A Conversion Date") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Series A Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Series A Common Stock represented thereby on the Series A Conversion Date.

                                  3.       Issuance of Certificates Upon
                          Conversion. As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Series A Preferred Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of whole shares of Series A Common Stock issuable upon such conversion and cash for any fractional shares. In case any certificate for shares of Series A Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Series A Preferred Stock represented by such surrendered certificate that are not being converted. The issuance of certificates for shares of Series A Common Stock issuable upon the conversion of shares of Series A Preferred Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

                                  4.       Payment of Dividends on Converted
                          Shares. Upon any conversion of shares of Series A Preferred Stock into shares of Series A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Series A Preferred Stock on a date prior to the Series A Conversion Date with respect to the shares so converted; and only those dividends shall be payable on shares of Series A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Series A Common Stock on or after such Series A Conversion Date.

                                  5.       Reservation of Shares.  Such number
                          of shares of Series A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Series A Preferred Stock.

                                  G.       Shares to be Retired.  Any share of
                          Series A Preferred Stock redeemed, repurchased, converted or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as shares of Preferred Stock of one or more other series but not as shares of Series A Preferred Stock.

                                  H.       Definitions.  As used in this
                          Section 3 (and with respect to the definitions of "Business Day," "Common Stock" and "Person," as also used in Section 4 below), the following terms shall have the respective meanings set forth below:

                                  "Business Day" means any day that is not a
                          Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Delaware, the State of Texas or the State of New York.

                                  "Common Stock" means the Series A Common
                          Stock, $.01 par value per share, of the Corporation.

                                  "Junior Securities" means the Common Stock
                          and any other class of capital stock or series of preferred stock created by the Corporation that does not expressly provide that it ranks senior to or pari passu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                                  "Parity Securities" means the Corporation's
                          Series B Preferred Stock, $.01 par value per share, and any other class of capital stock or series or preferred stock created by the Corporation which expressly provides that it ranks paripassu with the Series A Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                                  "Person" or "person" shall mean an
                          individual, partnership, corporation, trust, unincorporated organization, joint venture or any other entity of any kind.

                                  "Senior Securities" means any class or series
                          of capital stock of the Corporation other than Parity Securities or Junior Securities.

                                  I. Notices. Except as may otherwise be provided for in this Amended and Restated Certificate of Incorporation, all notices referred to in this
                          Section 3 shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt of such notice; (ii) three Business Days after the mailing of such notice; or, (iii) the Business Day following sending of such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, Attention: Secretary, or to an agent of the Corporation designated as permitted by this Amended and Restated Certificate of Incorporation, or, if to any holder of the Series A Preferred Stock, to such holder at the address of such holder of the Series A Preferred Stock as listed in the stock record books of the Corporation; or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                 Section 4.  Series B Preferred Stock

                                  A.       Designation.  12,500 shares of the
                          preferred stock, par value $.01 per share, of the Corporation are hereby constituted as a series of the preferred stock designated as "Series B Preferred Stock" (the "Series B Preferred Stock").

                                  B.       Dividends.

                                  1.       Dividends on Series B Preferred
                          Stock. An annual, cumulative cash dividend of $65 accruing and after from June 1, 1996 shall be declared and paid on each share of the Series B Preferred Stock, payable at the end of each calendar quarter in equal quarterly amounts, provided that at such times (i) there are assets of the Corporation legally available for the payment of such dividends and (ii) the payment of such dividends is permitted under the terms of the governing documents for the Corporation's then existing borrowing arrangements with third-party lenders. Any such dividend that cannot be paid when due shall be paid to the extent permissible at the time that the payment of such dividend becomes permissible.

                                  2. Limitation on Dividends, Repurchases and Redemptions. So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare or pay or set apart for payment any dividends or make any other distributions on any Junior Securities (as defined below), whether in cash, property or otherwise (other than dividends or distributions payable in shares of the class or series upon which such dividends or distributions are declared or paid), nor shall the Corporation or any of its subsidiaries purchase, redeem or otherwise acquire for any consideration or make payment on account of the purchase, redemption, or other retirement of any Parity Securities or Junior Securities, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Parity Securities (as defined above) or Junior Securities, unless with respect to all of the foregoing all dividends or other distributions to which the holders of Series B Preferred Stock shall have been entitled, pursuant to Subsection B.1 above, shall have been paid or declared and a sum of money has been set apart for the full payment thereof.

                                  3.       Pro Rata Payments.  In the event
                          that full dividends are not paid or made available to the holders of all outstanding shares of Series B Preferred Stock and of any Parity Securities and funds available for a payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Series B Preferred Stock and of any Parity Securities in proportion to the full amount to which they would otherwise be respectively entitled.

                                  C.       Preference on Liquidation.

                                  1.       Liquidation Preference for Series B
                          Preferred Stock. In the event that the Corporation shall commence a voluntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the federal bankruptcy laws or any other applicable federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution of the assets of the Corporation shall be made to the holders of shares of Common Stock or other Junior Securities (and no monies shall be set apart for such purpose) unless prior thereto, the holders of shares of Series B Preferred Stock shall have received from the assets of the Corporation an amount per share equal to the sum of (x) $1,000, plus

                          (y) all accrued but unpaid dividends thereon through the date of distribution, whether or not earned or declared (collectively, the "Series B Liquidation Preference").

                                  2.       Pro Rata Payments.  If, upon any
                          such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Series B Liquidation Preference for each share of Series B Preferred Stock then outstanding and the full liquidating payments on all Parity Securities, then the assets of the Corporation remaining after the distribution to holders of any Senior Securities (as defined below) of the full amounts to which they may be entitled shall be ratably distributed among the holders of Series B Preferred Stock and of any Parity Securities in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. The Corporation shall not issue any Senior Securities without the written consent of the holders of a majority of the Series A Preferred Stock issued and outstanding.

                                  3. Sale Not a Liquidation. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

                                  4.       Notice of Liquidation.  Written
                          notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date specified therein, to the holders of record of the Series B Preferred Stock at their respective addresses as shall appear on the records of the Corporation.

                                  D.       Voting.

                                  1.       General.  Notwithstanding any
                          provision of this Amended and Restated Certificate of Incorporation to the contrary, each issued and outstanding share of Series B Preferred Stock shall entitle the holder thereof to the number of votes determined under the following sentence on all matters submitted to a vote of holders of the Series A Common Stock, with such shares of Series B Preferred Stock voting together as a single class with such shares of Series A Common Stock. Each share of Series B Preferred Stock shall entitle the holder thereof to (i) 29 votes, if the record date for the stockholder meeting at which such votes are to be cast is before July 11, 2001 and (ii) to the number of votes (rounded up to the next whole number) equal to the number of shares of Series A Common Stock into which one share of Series B Preferred Stock would be convertible under Subsection F below as of the last day of the month immediately preceding the record date for the stockholder meeting at which such votes are to be cast (i.e., using such last day of the month as the "Conversion Date" when applying the method of conversion described in Subsection F.1 below), if such record date is on or after July 11, 2001.
                          Except as set forth in Subsection D.2 below or as otherwise provided by law, the shares of Series B Preferred Stock shall not entitle the holders thereof to vote separately as a class.

                                  2. Class Vote. At any time when shares of Series B Preferred Stock are outstanding, without the approval of the holders representing at least a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not amend or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation if such action would alter, change or affect adversely the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock.

                                  E.       Redemption

                                  1. Redemption Price. Any redemption of the Series B Preferred Stock pursuant to this Subsection E shall be at a price equal to $1,000 per share, plus in each case an amount equal to accrued and unpaid dividends, if any, to (and including) the redemption date, whether or not earned or declared (the "Series B Redemption Price").

                                  2.       Redemption at Corporation's Option.
                          At any time after June 11, 2001, the Corporation may, at its option (subject to the other provisions of this Subsection E), redeem all, or any portion of the outstanding shares of Series B Preferred Stock.

                                  3.       Procedures for Redemption.  In the
                          event the Corporation shall elect to redeem shares of Series B Preferred Stock pursuant to Subsection E.2 above, the Corporation shall give written notice of such redemption by facsimile, hand delivery, overnight courier, or first class mail, postage prepaid, mailed or transmitted not less than 30 nor more than 90 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Series B Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Series B Redemption Price; (v) that payment will be made upon presentation and surrender of such Series B Preferred Stock; (vi) that dividends on the shares to be redeemed shall cease to accrue following such redemption date; (vii) that such redemption is mandatory; and, (viii) that dividends accrued to and including the date fixed for redemption will be paid as specified in such notice. Notice having been mailed as aforesaid, from and after the redemption date, unless the Corporation shall be in default in the payment of the Series B Redemption Price (including any accrued and unpaid dividends to (and including) the date fixed for redemption, (A) dividends on the shares of the Series B Preferred Stock so called for redemption shall cease to accrue;
                          (B) such shares shall be deemed no longer outstanding; and, (C) all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation any moneys payable upon redemption without interest thereon) shall cease. Notwithstanding the foregoing, any holder that has received such a redemption notice shall have the right by providing written notification to the Corporation not less than 20 days after receipt of the redemption notice from the Corporation, to specify up to three redemption dates, the latest of which shall be January 1 of the second year following the date the Corporation specified for redemption, on which the redemption shall occur.
                          Such notice shall specify the date or dates on which the redemption shall occur, and, if more than one redemption date is specified, the number of shares to be redeemed on each such date; provided, however, that the total of the number of shares specified by such holder to be redeemed must equal the number of shares originally specified by the Corporation for redemption. In the event the holder exercises the right outlined above to specify a different date or dates for redemption than stated in the redemption notice from the Corporation, dividends shall continue to accrue and be paid as provided herein until such time as the shares are redeemed.

                                  Upon surrender in accordance with such notice
                          of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Series B Redemption Price. If fewer than all the outstanding shares of Series B Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from holders of outstanding shares of Series B Preferred Stock not previously called for redemption in proportion to the respective number of shares held by each holder. If fewer than all the shares represented by a certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

                                  4.       Repurchases of Series B Preferred
                          Stock by the Corporation. Neither the Corporation nor any of its subsidiaries shall repurchase any outstanding shares of Series B Preferred Stock unless the Corporation on the same terms either (i) offers to purchase all of the then outstanding shares of Series B Preferred Stock or (ii) offers to purchase shares of Series B Preferred Stock from the holders in proportion to the respective number of shares of Series B Preferred Stock held by each holder. In any such repurchase by the Corporation, if all shares of Series B Preferred Stock are not being repurchased, then the number of shares of Series B Preferred Stock to be repurchased shall be allocated among all shares of Series B Preferred Stock held by holders that accept the Corporation's repurchase offer so that the shares of Series B Preferred Stock are repurchased from such holders in proportion to the respective number of shares of Series B Preferred Stock held by each such holder that accepts the Corporation's offer (or in such other proportion as agreed by all such holders who accept the Corporation's offer). Nothing in this Subsection E.4 shall (i) obligate a holder of shares of Series B Preferred Stock to accept the Corporation's repurchase offer or (ii) prevent the Corporation from redeeming shares of Series B Preferred Stock in accordance with the terms of Subsections E.1 through E.3 above.

                                  F.       Conversion.

                                  1. Right to Convert. At any time on or after July 11, 2001, the holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time, at such holder's option, to convert such share into the number of fully paid and nonassessable shares of Series A Common Stock equal to a quotient determined by dividing (i) $1,000 by (ii) the average of the closing prices for the Series A Common Stock as reported by the NASDAQ National

                          Market System (or such other principal exchange on which the Series A Common Stock is then listed or traded) for each of the 10 trading days prior to the Conversion Date, on and subject to the terms and conditions hereinafter set forth.

                                        a.      If the Series A Common Stock
                                  issuable upon the conversion of the Series B
                                  Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Series A Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change.

                                        b.      If at any time or from time to
                                  time there shall be a merger or consolidation of the Corporation with or into another corporation, or the sale of substantially all of the Corporation's properties and assets to any other person, then, as a part of such merger, consolidation or sale, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or properties of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series B Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection F with respect to the rights of the holders of the Series B Preferred Stock after the merger, consolidation or sale to the end that the provisions of this Subsection F shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                                  2.       Method of Conversion.  In order to
                          exercise the conversion privilege, the holder of any shares of Series B Preferred Stock to be converted shall present and surrender the certificate or certificates representing such shares during usual business hours at any office or agency of the Corporation maintained for the transfer of Series B Preferred Stock and shall deliver a written notice of the election of the holder to convert the shares represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Series A Common Stock issuable on such conversion shall be registered. If required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or its duly authorized representative. Each conversion of shares of Series B Preferred Stock shall be deemed to have been effected on the date (the "Series B Conversion Date") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Series A Common Stock shall be issuable on such conversion shall be, for the purpose of receiving dividends and for all other corporate purposes whatsoever, deemed to have become the holder or holders of record of the shares of Series A Common Stock represented thereby on the Series B Conversion Date.

                                  3.       Issuance of Certificates Upon
                          Conversion. As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Series B Preferred Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of whole shares of Series A Common Stock issuable upon such conversion and cash for any fractional shares. In case any certificate for shares of Series B Preferred Stock shall be surrendered for conversion of only a part of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Series B Preferred Stock represented by such surrendered certificate that are not being converted. The issuance of certificates for shares of Series A Common Stock issuable upon the conversion of shares of Series B Preferred Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax that may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has
                          established to the satisfaction of      the
                          Corporation that such tax has been paid.

                                  4.       Payment of Dividends on Converted
                          Shares. Upon any conversion of shares of Series B Preferred Stock into shares of Series A Common Stock pursuant hereto, no adjustment with respect to dividends shall be made; only those dividends shall be payable on the shares so converted as have been declared and are payable to holders of record of shares of Series B Preferred Stock on a date prior to the Series B Conversion Date with respect to the shares so converted; and only those dividends shall be payable on shares of Series A Common Stock issued upon such conversion as have been declared and are payable to holders of record of shares of Series A Common Stock on or after such Series B Conversion Date.

                                  5.       Reservation of Shares.  Such number
                          of shares of Series A Common Stock as may from time to time be required for such purpose shall be reserved for issuance upon conversion of outstanding shares of Series B Preferred Stock.

                                  G.       Shares to be Retired.  Any share of
                          Series B Preferred Stock redeemed, repurchased, converted or otherwise acquired by the Corporation shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of Preferred Stock, subject to reissuance by the Board of Directors as shares of Preferred Stock of one or more other series but not as shares of Series B Preferred Stock.

                                  H.       Definitions.  As used in this
                          Section 4, the following terms shall have the respective meanings set forth below:

                                  "Junior Securities" means the Common Stock
                          and any other class of capital stock or series of preferred stock created by the Corporation that does not expressly provide that it ranks senior to or pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                                  "Parity Securities" means the Corporation's
                          Series A Preferred Stock, $.01 par value per share, and any other class of capital stock or series or preferred stock created by the Corporation which expressly provides that it ranks pari passu with the Series B Preferred Stock as to dividends, other distributions, liquidation preference or otherwise.

                                  "Senior Securities" means any class or series
                          of capital stock of the Corporation other than Parity Securities or Junior Securities.

                                  I. Notices. Except as may otherwise be provided for in this Amended and Restated Certificate of Incorporation, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of (i) receipt of such notice; (ii) three Business Days after the mailing of such notice; or, (iii) the Business Day following sending of such notice by overnight courier, in any case with postage or delivery charges prepaid, addressed: if to the Corporation, to its offices at 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, Attention:
                          Secretary, or to an agent of the Corporation designated as permitted by this Amended and Restated Certificate of Incorporation, or, if to any holder of the Series B Preferred Stock, to such holder at the address of such holder of the Series B Preferred Stock as listed in the stock record books of the Corporation; or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

                                  ARTICLE FIVE

                                   DIRECTORS

                          The number of directors of the Corporation shall be
                 no fewer than seven and shall be fixed and may be altered from time to time as may be provided in the bylaws now or hereafter in effect. The Board of Directors shall be classified as follows:

                                  (a)      For as long as there are no more
                          than two Series A Directors, the Board of Directors shall be divided into two classes, Class I and Class
                          II. The Series A Directors and shall be divided between Class I and Class II as equally as possible and the Series B Directors shall be divided between Class I and Class II as equally as possible. Each director shall serve for a term ending on the second annual meeting date following the annual meeting at which such director was elected; provided however that each director initially in Class I shall hold office until the annual meeting of stockholders in 1998 and each director initially in Class II shall hold office until the annual meeting of stockholders in 1999.

                                  (b)      For as long as there are three or
                          more Series A Directors, the Board of Directors shall be divided into three classes, Class I, Class II and Class III. The Series A Directors shall be divided among the three classes as equally as possible and the Series B

                          Directors likewise shall be divided among the three classes as equally as possible. Each director shall serve for a three-year term, provided that for the two years following the first designation of Class III directors, the Class I and Class II directors shall continue to be elected at the same annual meetings at which such directors would have been elected if the size of the Board of Directors had not been increased so as to require the designation of the Class III directors. Notwithstanding the preceding sentence, if necessary in order to ensure that the Series B Directors are divided among the classes as equally as possible, a Class II Series B Director shall be redesignated as a Class III director upon the first designation of Class III directors. The first election of the Class III directors following the initial designation of the Class III directors shall take place at the third annual meeting of stockholders following such designation.

                                  (c)      Upon each increase or decrease in
                          the authorized number of directors, (i) each director then serving as such shall continue as a director in the class of which he or she is a member until the expiration of his or her current term or until such director's earlier death, resignation or removal and
                          (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes as equally as possible.

                                  (d)      The designation of directors as
                          Class I directors and Class II directors, respectively, as of the time this Amended and Restated Certificate of Incorporation shall become effective and shall be as set forth in the Merger Agreement. Thereafter, the Board of Directors shall be authorized to determine how the directors shall be divided among Class I, Class II and, if applicable, Class III, consistent with the terms of this ARTICLE FIVE.

                                  (e) Notwithstanding any of the foregoing provisions of this ARTICLE FIVE, each director shall serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Should a vacancy occur or be created with respect to a Series A Director's directorship, whether arising through death, resignation or removal of a Series A Director or through an increase in the number of Series A Directors, such vacancy shall be filled by the affirmative vote of a majority of the Series A Directors then in office or by the sole remaining Series A Director. If there are no remaining Series A Directors then in office, then the vacancy or vacancies shall be filled by the holders of Series A Common Stock as described in ARTICLE FOUR. Similarly, should a vacancy occur or be created with respect to a Series B Director's directorship, whether arising through death, resignation or removal of a Series B Director or through an increase in the number of Series B Directors, such vacancy shall be filled by the affirmative vote of a majority of the Series B Directors then in office or by the sole remaining Series B Director. If there are no remaining Series B Directors then in office, then the vacancy or vacancies shall be filled by the holders of Series B Common Stock as described in ARTICLE FOUR. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office for the class to which such director was elected.

                                  ARTICLE SIX

                                     BYLAWS

                          The initial bylaws of the Corporation shall be
                 adopted by the Board of Directors. The power to alter, amend or repeal the bylaws or adopt new bylaws, subject to the right of the stockholders to adopt, amend or repeal the bylaws, is vested in the Board of Directors.

                                 ARTICLE SEVEN

                                INDEMNIFICATION

                          To the fullest extent permitted by the Delaware
                 General Corporation Law, as amended from time to time, the Corporation shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Corporation's request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, or other entity or enterprise.

                                 ARTICLE EIGHT

                               DIRECTOR LIABILITY

                          To the fullest extent permitted by the Delaware
                 General Corporation Law, as amended from time to time, a director or former director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal, amendment, or modification of this ARTICLE EIGHT, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director or former director of the Corporation prior to such repeal, amendment, or modification.

                                  ARTICLE NINE

                                   AMENDMENTS

                          The Corporation reserves the right to amend, alter,
                 change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                          In addition to any other stockholder approvals that
                 may be required under this Amended and Restated Certificate of Incorporation or the Delaware General Corporation Law, an amendment, alteration or repeal of any provision of Subsections B and E of Section 1. of ARTICLE FOUR or of ARTICLE FIVE shall require the approval of the holders of the shares representing at least two-thirds of the shares then entitled to vote.

                                  ARTICLE TEN

                         PARTICIPATION OF NON-CITIZENS

                          The following provisions are included for the purpose
                 of ensuring that control and management of the Corporation remains with citizens of the United States or entities formed under the laws of the United States or any of the states of the United States, as required by the Communications Act:

                                  (a)      The Corporation shall not issue to:
                          (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; (iv) a representative of, or an individual or entity controlled by, any of the foregoing; or (v) any other person or entity whose alien status would be cognizable under the Communications Act (individually, an "Alien"; collectively, "Aliens") any shares of capital stock of the Corporation if such issuance would result in the total number of shares of such capital stock held or voted by Aliens exceeding 25% of (i) the capital stock outstanding at any time and from time to time, or (ii) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time, and shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held or voted by Aliens exceeding such 25% limits as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

                                  (b)      No Alien or Aliens, individually or
                          collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of all shares of capital stock of the Corporation outstanding at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

                                  (c)      No Alien shall be qualified to act
                          as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens except as may be permitted by law or regulation.

                                  (d)      The Board of Directors shall have
                          all powers necessary to implement the provisions of this ARTICLE TEN and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act, including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition.

                                  (e)      Without limiting the generality of
                          the foregoing and notwithstanding any other provision of this Amended and Restated Certificate of Incorporation to the contrary, any shares of capital stock of the Corporation determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors, pursuant to the Delaware General Corporation Law, or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

                                        (i)     the redemption price of the
                                  shares to be redeemed pursuant to this
                                  ARTICLE TEN shall be equal to the fair market value of the shares to be redeemed, as determined by reference to the closing price of such shares on the last business day before the date of redemption if the shares are traded on a national securities market, or as determined by the Board of Directors in good faith if the shares are not then being traded on a national securities market;

                                        (ii)    the redemption price of such
                                  shares may be paid in cash, securities or any combination thereof;

                                        (iii) if fewer than all of the shares
                                  held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

                                        (iv)    at least 10 days (or such
                                  shorter period as may be required by any applicable regulatory authority) written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

                                        (v)     from and after the redemption
                                  date, the shares to be redeemed shall cease to be regarded as outstanding, and any and all rights of the holders with respect to the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

                                        (vi) such other terms and conditions as
                                  the Board of Directors shall determine.

                                  For purposes of this ARTICLE TEN, the
                          determination of beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. Section 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, unless the Communications Act shall provide for a different method of determination, in which case such determination shall be made in accordance with the Communications Act.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed and attested by its duly authorized officers this _____ day of _____________________, 1997.



                                        ARGYLE TELEVISION, INC.


                                        By: ___________________________________
                                        Name:__________________________________
                                        Title:_________________________________




Attest:

By: ___________________________________
Name:__________________________________
Title:_________________________________

                                                                       EXHIBIT B
                                                             TO MERGER AGREEMENT


                    REGISTRATION RIGHTS AGREEMENT, dated as of __________ ___, 1997, among Hearst/Argyle Television, Inc., a Delaware corporation (the "Company"), and the Holders (as defined below).


                    WHEREAS, in connection with the Agreement and Plan of Merger, dated as of March 26, 1997 (the "Merger Agreement"), among The Hearst Corporation, a Delaware corporation, the Company, HAT Merger Sub, Inc., a Delaware corporation, HAT Contribution Sub, Inc., a Delaware corporation and Argyle Television, Inc., a Delaware corporation, each initial Holder may receive shares of Common Stock (as defined below); and

                    WHEREAS, the Company has agreed to provide each Holder with the registration rights set forth in this Agreement.

                    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                    SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                    "Advice" shall have the meaning set forth in Section 5 hereof.

                    "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                    "Business Day" means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York are not required to be open.

                    "Capital Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock issued by such person, including each class of common stock and preferred stock of such person.

                    "Common Stock" means the Series A Common Stock, par value $.01 per share, of the Company or any other shares of capital stock or other securities of the Company into which such shares of Common Stock shall be reclassified or changed, including, by reason of a merger, consolidation, reorganization or recapitalization. If the Common Stock has been so reclassified or changed, or if the Company pays a dividend or makes a distribution on the Common Stock in shares of capital stock, or subdivides (or combines) its outstanding shares of Common Stock into a greater (or smaller) number of shares of Common Stock, a share of Common Stock shall be deemed to be such number of shares of stock and amount of other securities to which a holder of a share of Common Stock outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

                    "Company" shall have the meaning set forth in the introductory clauses hereof.

                    "Company Common Stock" shall have the meaning specified in the Merger Agreement.

                    "Delay Period" shall have the meaning set forth in Section 2(e) hereof.

                    "Demand Notice" shall have the meaning set forth in Section 2(a) hereof.

                    "Demand Registration" shall have the meaning set forth in
Section 2(b) hereof.

                    "Effectiveness Period" shall have the meaning set forth in
Section 2(e) hereof.

                    "Effective Time" shall have the meaning specified in the Merger Agreement.

                    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

                    "Hold Back Period" shall have the meaning set forth in
Section 4 hereof.

                    "Holder" means a person who owns Registrable Shares and is named on the signature pages hereof as a Holder.

                    "Interruption Period" shall have the meaning set forth in
Section 5 hereof.

                    "Merger Agreement" shall have the meaning set forth in the introductory clauses hereof.

                    "NASD" means the National Association of Securities Dealers, Inc.

                    "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                    "Piggyback Registration" shall have the meaning set forth in Section 3 hereof.

                    "Prospectus" means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

                    "Registrable Shares" means the shares of Common Stock issued to each Holder in the Merger, other than shares of Common Stock issued in respect of shares of Company Common Stock that prior to the Merger (i) were registered under Section 5 of the Securities Act and disposed of pursuant to an effective Registration Statement or (ii) were transferred pursuant to Rule 144 under the Securities Act .

                    "Registration" means registration under the Securities Act of an offering of Registrable Shares pursuant to a Demand Registration or a Piggyback Registration.

 "Registration Period" shall have the meaning set forth in Section 2(a) hereof.

                    "Registration Statement" means any registration statement under the Securities Act of the Company that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

                    "SEC" means the Securities and Exchange Commission.

                    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                    "underwritten registration or underwritten offering" means a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

                    SECTION 2. DEMAND REGISTRATION. (a) The Holders of at least 330,000 of the Registrable Shares held by all Holders shall have the right, during the period (the "Registration Period") commencing on the date which is one hundred and eighty (180) days after the Effective Time and ending on the date which is five hundred and forty (540) days after the Effective Time (except as provided in the last sentence of this Section 2), by written notice (the "Demand Notice") given to the Company, to request the Company to register under and in accordance with the provisions of the Securities Act for distribution by means of a firm commitment underwritten public offering all or any portion of the Registrable Shares designated by such Holders; provided, however, that the right of the Holders hereunder to request a registration pursuant to this Section 2 shall terminate and be of no further force and effect in the event that at least 90% of the Registrable Shares requested by Holders to be included in a Piggyback Registration pursuant to
Section 3 are sold. Upon receipt of any such Demand Notice, the Company shall promptly notify all other Holders of the receipt of such Demand Notice and allow them the opportunity to include Registrable Shares held by them in the proposed registration by submitting their own Demand Notice. In connection with any Demand Registration in which more than one Holder participates, in the event that the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Shares to be included in such offering that the total number of Registrable Shares to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Shares to be sold), then the amount of Registrable Shares to be offered for the account of such Holders shall be reduced pro rata on the basis of the number of Registrable Shares to be registered by each such Holder. The Holders as a group shall be entitled to one Demand Registration pursuant to this Section 2 unless any Demand Registration does not become effective or is not maintained for a period (whether or not continuous) of at least one hundred and twenty (120) days (or such shorter period as shall terminate when all the Registrable Shares covered by such Demand Registration have been sold pursuant thereto), in which case the Holders will be entitled within thirty (30) days thereafter to request an additional Demand Registration pursuant hereto.

                    (b) The Company, within ninety (90) days of the date on which the Company receives a Demand Notice given by Holders in accordance with
Section 2(a) hereof, shall file with the SEC, and the Company shall thereafter use its best efforts to cause to be declared effective, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Shares specified by the Holders in such Demand Notice (a "Demand Registration").

                    (c) Notwithstanding the foregoing, the Company shall not have any obligation to effect a Demand Registration pursuant to this Section 2 unless (i) the gross proceeds from the sale of the Registrable Shares included in the Demand Registration are expected to be at least $45 million , and (ii) at the date of the Demand Notice, the average daily trading volume of the Common Stock for the prior sixty (60) trading days as reported by the national securities exchange or automated interdealer quotation system on which the Common Stock is so listed or quoted is less than 150,000 shares.

                    (d) The Company shall use commercially reasonable efforts to keep each Registration Statement filed pursuant to this Section 2 continuously effective and usable for the resale of the Registrable Shares covered thereby until the earlier of (i) one hundred and twenty (120) days from the date on which the SEC declares such Registration Statement effective and
(ii) until all the Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

                    (e) The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section

2, or suspend the use of any effective Registration Statement under this
Section 2, for a reasonable period of time, but not in excess of ninety (90) days (a "Delay Period"), if the Board of the Company determines that in its reasonable judgment and good faith the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially impede, delay or interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Holders written notice of such determination, containing a general statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of (x) one hundred and eighty (180) days minus (y) the number of days occurring during all Hold Back Periods and Interruption Periods during such consecutive 12 months and (ii) a period of at least sixty (60) days shall elapse between the termination of any Delay Period, Hold Back Period or Interruption Period and the commencement of the immediately succeeding Delay Period. If the Company shall so postpone the filing of a Registration Statement, the Holders of Registrable Shares to be registered shall have the right to withdraw the request for registration by giving written notice from the Holders of a majority of the Registrable Shares that were to be registered to the Company within forty-five (45) days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Shares are entitled pursuant to this Section 2). The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods, all Hold Back Periods and all Interruption Periods occurring during such Registration and such period and any extension thereof is hereinafter referred to as the "Effectiveness Period." The Company shall not be entitled to initiate a Delay Period unless it shall (A) to the extent permitted by agreements with other security holders of the Company, concurrently prohibit sales by such other security holders under registration statements covering securities held by such other security holders and (B) in accordance with the Company's policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Company.

                    (f) The Company shall have the right in its sole discretion to include any securities that are not Registrable Shares ("Non-Registrable Securities") in any Registration Statement filed pursuant to this Section 2; provided, however, that in the event the managing underwriter or underwriters participating in such offering advises the Company in writing that the total number of Non-Registrable Securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Shares to be sold), then the amount of Non- Registrable Securities to be offered for the account of the Company shall be reduced to an amount that the managing underwriter or underwriters participating in the offering reasonably determine can be sold in such offering without materially delaying or jeopardizing the success of such offering.





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
                    (g) Holders of a majority in number of the Registrable Shares to be included in a Registration Statement pursuant to this Section 2 may, at any time prior to the effective date of the Registration Statement relating to such Registration, revoke such request by providing a written notice to the Company revoking such request. The Holders of Registrable Shares who revoke such request shall reimburse the Company for all of its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on the Company's failure to comply in any material respect with its obligations hereunder, such reimbursement shall not be required.

                    SECTION 3. PIGGYBACK REGISTRATION. (a) Right to Piggyback. If at any time during the period commencing on the date of this Agreement and ending on the date which is five hundred and forty (540) days after the Effective Time the Company proposes to file a registration statement under the Securities Act with respect to a public offering of securities of the same type as the Registrable Shares pursuant to a firm commitment underwritten public offering solely for cash for its own account (other than a registration statement (i) on Form S-8 or any successor forms thereto, or (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or its Affiliates) or for the account of any holder of securities of the same type as the Registrable Shares (to the extent that the Company has the right to include Registrable Shares in any registration statement to be filed by the Company on behalf of such holder but excluding a Demand Registration), then the Company shall give written notice of such proposed filing to the Holders at least fifteen (15) days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Shares as they may request (a "Piggyback Registration"). Subject to Section 3(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within ten (10) days after notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Shares of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration; provided, however, that if such withdrawal occurs after the filing of the Registration Statement with respect to such Piggyback Registration, the withdrawing Holders shall reimburse the Company for the portion of the registration expenses payable with respect to the Registrable Shares so withdrawn.

                    (b) Priority on Piggyback Registrations. The Company shall use commercially reasonable efforts to cause the managing underwriter of an underwritten public offering to permit the Holders to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, if the Company or the managing underwriter or underwriters participating in such offering advise the Holders in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying, jeopardizing or otherwise adversely affecting the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Holders and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the





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
basis of the number of common stock equivalents requested to be registered by each such Holder or holder participating in such offering.

                    (c) Right To Abandon. Nothing in this Section 3 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 3(a) hereof or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

                    SECTION 4. HOLDBACK AGREEMENT. If (i) the Company shall file a registration statement (other than in connection with the registration of securities issuable pursuant to an employee stock option, stock purchase or similar plan or pursuant to a merger, exchange offer or a transaction of the type specified in Rule 145(a) under the Securities Act) with respect to the Common Stock or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (ii) with reasonable prior notice, the Company (in the case of a nonunderwritten public offering by the Company pursuant to such registration statement) advises the Holders in writing that a public sale or distribution of such Registrable Shares would materially adversely affect such offering or the managing underwriter or underwriters (in the case of an underwritten public offering by the Company pursuant to such registration statement) advises the Company in writing (in which case the Company shall notify the Holders) that a public sale or distribution of Registrable Shares would materially adversely impact such offering, then each Holder shall, to the extent not inconsistent with applicable law, refrain from effecting any public sale or distribution of Registrable Shares during the ten days prior to the effective date of such registration statement and until the earliest of (A) the abandonment of such offering, (B) one hundred and twenty
(120) days from the effective date of such registration statement and (C) if such offering is an underwritten offering, the termination in whole or in part of any "hold back" period obtained by the underwriter or underwriters in such offering from the Company in connection therewith (each such period, a "Hold Back Period").

                    SECTION 5. REGISTRATION PROCEDURES. In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2 and 3 hereof (and subject to Sections 2 and 3 hereof), the Company shall use commercially reasonable efforts to effect such registration to permit the sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as practicable (but subject to Sections 2 and 3 hereof):

                          (a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate in accordance with such Holders' intended method or methods of distribution thereof, subject to Section 2(b) hereof, and, subject to the Company's right to terminate or abandon a registration pursuant to Section 3(c) hereof, use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective as provided herein;

                          (b) prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders of the Registrable Shares covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Company shall furnish to the Holders of Registrable Shares covered by such Registration Statement and their counsel for review and comment, copies of all documents required to be filed;

                          (c) notify the Holders of any Registrable Shares covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding such Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notifications with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                          (d) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

                          (e) furnish to the Holder of any Registrable Shares covered by such Registration Statement, each counsel for such Holders and each managing underwriter, if any, without charge, one conformed copy of such Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such

         Holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

                          (f) prior to any public offering of Registrable Shares covered by such Registration Statement, use commercially reasonable efforts to register or qualify such Registrable Shares for offer and sale under the securities or blue sky laws of such jurisdictions as the Holders of such Registrable Shares shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

                          (g) upon the occurrence of any event contemplated by paragraph 5(c)(v) above, prepare a supplement or post- effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                          (h) use commercially reasonable efforts to cause all Registrable Shares covered by such Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted;

                          (i) on or before the effective date of such Registration Statement, provide the transfer agent of the Company for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration Statement, which are in a form eligible for deposit with The Depository Trust Company;

                          (j) make available for inspection by any Holder of Registrable Shares included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless such Inspector signs a confidentiality agreement reasonably satisfactory to the Company but in any event permitting disclosure by an Inspector if either (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such Registration Statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subclause (ii), each Holder of Registrable Shares agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company's expense, may undertake appropriate action to prevent disclosure of such Records; and

                          (k) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the Holders of a majority of the Registrable Shares being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection (i) use commercially reasonable efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the Holders of the Registrable Shares being sold), addressed to each selling Holder of Registrable Shares covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (ii) use commercially reasonable efforts to obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Shares covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings, (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures substantially to the effect set forth in Section 8 hereof with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

                    The Company may require each Holder of Registrable Shares covered by a Registration Statement to furnish such information regarding such Holder and such Holder's intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Company may exclude such Holder's Registrable Shares from such Registration Statement.

                    Each Holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v) hereof, that such Holder shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(g) hereof, or until such Holder is advised in writing (the "Advice") by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an "Interruption Period") and, if requested by the Company, the Holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such Holder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

                    Each Holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering of such Registrable Shares.

                    SECTION 6. REGISTRATION EXPENSES. Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company's performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD filing fees, (ii) all fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any "cold comfort" letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) reasonable fees and disbursements of one counsel, other than the Company's counsel, selected by Holders of a majority of the Registrable Shares being registered, to represent all such Holders, (viii) fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and (ix) all other costs, fees and expenses incident to the Company's performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons retained by any Holder, other than one counsel for all such Holders, and any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Holder, will be payable by such Holder and the Company will have no obligation to pay any such amounts.

                    SECTION 7. UNDERWRITING REQUIREMENTS. In the case of any underwritten offering pursuant to either a Demand Registration or a Piggyback Registration, the





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
Company shall select the institution or institutions that shall manage or lead such offering. No Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as the Company and such institution or institutions shall determine and has completed and executed all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting arrangements.

                    SECTION 8. INDEMNIFICATION. (a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each Holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the officers, directors and agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including, without limitation, costs of preparation and reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based upon information furnished in writing to the Company by or on behalf of such Holder expressly for use therein; provided, however, that the Company shall not be liable to any such Holder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (i) having previously been furnished by or on behalf of the Company with copies of the Prospectus, such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Shares by such Holder to the person asserting the claim from which such Losses arise and (ii) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission; and provided further, however, that the Company shall not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if (x) such untrue statement or alleged untrue statement, omission or alleged omission is corrected in all material respects in an amendment or supplement to the Prospectus and (y) having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter fails to deliver such Prospectus as so amended or supplemented, prior to or concurrently with the sale of Registrable Shares.

                    (b) Indemnification by Holder of Registrable Shares. In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement or the related Prospectus and agrees to indemnify, to the full extent permitted by law, the Company, its directors, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section

20 of the Exchange Act) and the directors, officers, agents or employees of such controlling Persons, from and against all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Registration Statement or Prospectus.

                    (c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnify is sought (the "indemnifying party") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses;
(2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.





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
                    (d) Contribution. If the indemnification provided for in this Section 8 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this
Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provision of this Section 8(d), an indemnifying party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Shares sold by such Holder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such indemnifying party has otherwise been required by pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

                    SECTION 9. REPORTS UNDER THE EXCHANGE ACT. The Company agrees to:

                    (a) file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Exchange Act; and

                    (b) furnish to any Holder, during the term of this Agreement, as promptly as practicable upon request (i) a written statement by the Company that it has complied with the current public information and reporting requirements of Rule 144 under the Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC.

                    SECTION 10. MISCELLANEOUS. (a) Termination. This Agreement and the obligations of the Company and the Holders hereunder (other than Sections 6 and 8 hereof) shall terminate on the first date on which no Registrable Shares remain outstanding.

                    (b) Notices. All notices or communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

                    To the Company:

                    Hearst/Argyle Television, Inc.
                    [Address]
                    Attention:  Dean H. Blythe
                    Telephone:
                    Telecopier:

                    With copies to:

                    The Hearst Corporation
                    959 Eighth Avenue
                    New York, New York  10009
                    Telephone:  (212) 649-2000
                    Telecopier: (212) 649-2035

                    Rogers & Wells
                    200 Park Avenue
                    New York, New York  10166
                    Attention:  Steven A. Hobbs, Esq.
                    Telephone:  (212) 878-8005
                    Telecopier: (212) 878-8375

                    To a Holder of Registrable Shares, at the address of such Holder below such Holder's name on the signature pages hereof or, if not a party hereto or on the date hereof, such other address as such Holder may designate to the Company in writing.

                    Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, (ii) upon transmission, if sent by confirmed telecopier, (iii) one business day after being deposited with a next-day courier, postage prepaid, or (iv) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address or to such other telecopier number as such party may designate in writing from time to time).

                    (c) Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                    (d) Assignment. No Holder may assign its rights or obligations hereunder without the prior written consent of the Company and any purported assignment in violation hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and permitted assigns.

                    (e) Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

                    (f) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Shares then outstanding.

                    (g) Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except to the extent that such party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange or similar authority, in which case the party required to make the release or announcement shall to the extent practicable provide the other party with an opportunity to review and comment on such release or announcement in advance of its issuance.

                    (h) Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses, except as otherwise set forth herein.

                    (i) Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                    (j) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

                    (k) Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of Delaware.

                    (l) Calculation of Time Periods. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                                        HEARST/ARGYLE TELEVISION, INC.


                                        By_____________________________________
                                          Name:
                                          Title:


                                        HOLDERS:


                                        ALAWAD LIMITED


                                        By_____________________________________
                                          Name:
                                          Title:

                                        ATP


                                        By_____________________________________
                                          Name:
                                          Title:

                                        BMO FINANCIAL


                                        By_____________________________________
                                          Name:
                                          Title:

                                        BANK ONE CAPITAL


                                        By_____________________________________
                                          Name:
                                          Title:

                                        _______________________________________
                                        SAM BARSHOP

                                        BEAR STEARNS


                                        By_____________________________________
                                          Name:
                                          Title:

                                        CMIHI


                                        By_____________________________________
                                          Name:
                                          Title:

                                        CORNERSTONE CAPITAL


                                        By_____________________________________
                                          Name:
                                          Title:

                                        CRESCENT CAPITAL


                                        By_____________________________________
                                          Name:
                                          Title:

                                        FOUNDATION PARTNERS FUND, G.P.


                                        By_____________________________________
                                          Name:
                                          Title:

                                        GALP-FOREST ASSOCIATES


                                        By_____________________________________
                                          Name:
                                          Title:

                                        TEXTRON COLLECTIVE INVESTMENT TRUST B


                                        By_____________________________________
                                          Name:
                                          Title:


                                        _______________________________________
                                        PAUL SCHUPF

                                        TAMPSCO PARTNERSHIP VI


                                        By_____________________________________
                                          Name:
                                          Title:


                                        _______________________________________
                                        DAVID YARLAN

                                        CS FIRST BOSTON FUND


                                        By_____________________________________
                                          Name:
                                          Title:

                                        CS FIRST BOSTON MERCHANT BANK


                                        By_____________________________________
                                          Name:
                                          Title:

                                                                    EXHIBIT 1.05
                                                             TO MERGER AGREEMENT



                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

DIRECTORS*


                                                                           Elected By
  Name                                Class                                Holders Of:
  ----                                -----                                ----------
  Bob Marbut                          I                                    Series B Common Stock

  Blake Byrne                         II                                   Series B Common Stock

  David Pulver                        II                                   Series A Common Stock

  Caroline Williams                   I                                    Series A Common Stock

* Eight additional Directors to be designated by Parent pursuant to written notice delivered to the Company prior to the Effective Time.


OFFICERS


  Name                                    Title
  ----                                    -----
  Bob Marbut                              Chairman and Co-Chief Executive Officer

  John G. Conomikes                       President and Co-Chief Executive Officer

  David Barrett                           Executive Vice President and Chief Operating Officer

  Blake Byrne                             Executive Vice President

                                                                    EXHIBIT 8.08
                                                             TO MERGER AGREEMENT



                            FORM OF AFFILIATE LETTER

Argyle Television, Inc.
200 Concord Plaza, Suite 700
San Antonio, Texas  78216

Ladies and Gentlemen:

                    I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Argyle Television, Inc., a Delaware corporation (the Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), or (ii) used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of March 26, 1997 (the "Agreement"), by and among the Company, The Hearst Corporation ("Parent"), HAT Contribution Sub, Inc. and HAT Merger Sub, Inc. ("Merger Sub"), Merger Sub will be merged with and into the Company, as a result of which the Company will be the surviving corporation (the "Merger").

                    As a result of the Merger, I may receive shares of Surviving Corporation Series A Common Stock (as defined in the Agreement) in exchange for shares owned by me of Company Series A Common Stock (as defined in the Agreement).

                    I represent, warrant and covenant to Parent that in the event I receive any Surviving Corporation Series A Common Stock as a result of the Merger:

                    (m) I shall not make any sale, transfer or other disposition of the Surviving Corporation Series A Common Stock in violation of the Act or the Rules and Regulations.

                    (n) I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Surviving Corporation Series A Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

                    (o) I have been advised that the issuance of Surviving Corporation Series A Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the distribution by me of the Surviving

Corporation Series A Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Surviving Corporation Series A Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Surviving Corporation (as defined in the Merger Agreement), or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

                    (p) I understand that, except as may be provided in any registration rights agreement entered into by the Surviving Corporation and the undersigned, the Surviving Corporation is under no obligation to register the sale, transfer or other disposition of the Surviving Corporation Series A Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

                    (q) I also understand that stop transfer instructions will be given to the Surviving Corporation's transfer agents with respect to the Surviving Corporation Series A Common Stock and that there will be placed on the certificates for the Surviving Corporation Series A Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

"THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE
WITH THE TERMS OF AN AGREEMENT DATED           , BETWEEN THE REGISTERED HOLDER
HEREOF AND                       , A COPY OF WHICH AGREEMENT IS ON FILE AT THE
PRINCIPAL OFFICES OF
      ."

                    (r) I also understand that unless the transfer by me of my Surviving Corporation Series A Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Surviving Corporation reserves the right to put the following legend on the certificates issued to my transferee:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

                    It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Surviving Corporation Series A Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Surviving Corporation Series A Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) the Surviving Corporation has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Surviving Corporation, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

                    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.


                                        Very truly yours,


                                        _______________________________________
                                        Name:

Accepted this      day of
        , 1997 by

ARGYLE TELEVISION, INC.


By: ____________________________
    Name:
    Title:

                                                                 EXHIBIT 9.01(I)
                                                             TO MERGER AGREEMENT



                         TERMS OF MANAGEMENT AGREEMENT

1. Scope: The Management Agreement would cover WWWB-TV 32, Tampa, FL and Parent's Missouri LMA television stations, Parent's Baltimore AM/FM radio stations and all other television stations which may be acquired by Parent or any subsidiary or Affiliate thereof subsequent to the execution and prior to the Effective Time of the Merger Agreement (including WPBF-TV, West Palm Beach, if acquired). However, the management agreement would be subject to any contractual consents which may be required with respect to the Missouri LMA.

2. Term: The term of the Management Agreement would commence at the Effective Time and would continue for each station respectively until the earlier of: (i) Parent's divestiture of the station to a third party; (ii) if applicable, the exercise of the option granted to the Surviving Corporation following the Merger (referred to herein as the "Company") to acquire the station, or (iii) five (5) years following the closing of the Merger Agreement, provided that, Parent would have the right to terminate the Management Agreement at any time upon 90 days prior written notice if the option period or right of first refusal period, as applicable, has expired without having been exercised.

3. Services: Subject to applicable laws, rules and regulations (including those of the FCC), the management services provided would be substantially similar to those management services Parent's Broadcasting Division management has provided the Parent Stations, and would include, without limitation, management services with respect to: sales; news; programming (subject to the rights of each station's licensee to retain sole responsibility for and control of the station's programming, including the right to pre-empt programming provided for under the management agreement); compliance with FCC and EEO laws, rules and regulations; preparation of operating and capital budgets and financial statements in accordance with GAAP; engineering; promotion; and accounting services.

4. Management Fee: The management fee with respect to the managed stations would be the reimbursement of the Company's costs and expenses with respect to the managed television stations on an allocated basis to be determined in the formal Management Agreement, plus an amount equal to the greater of (i) (x) $50,000 for Parent's radio stations (counted as a single property) and $50,000 for the Missouri LMA, or (y) for all others, $100,000 per station, and (ii) a percentage of the positive broadcast cash flow from each such property listed below:

                    o     Year 1 - 20%
                    o     Year 2 - 30%
                    o     Year 3 - 40%
                    o     Year 4 and thereafter - 50%

5. Other Terms. The Management Agreement also will contain such other terms and provisions that are customary for such management agreements, including provisions with respect to the Communications Act and the rules and regulations of the FCC.

                          TERMS OF TV OPTION AGREEMENT

1. Applicability - Acquisition options would be granted to the Company following the Merger and would apply to WWWB-32, Tampa, FL and the Missouri LMA. Parent would also grant a right of first refusal to the Company for a period of 36 months following the closing of the Merger Agreement with respect to WPBF-TV, West Palm Beach, FL, if such station is acquired by Parent or a subsidiary or Affiliate of Parent and such station is proposed to be sold to a third party. Exercise of the right of first refusal would be by the Company's independent directors.

2. Option Terms - For each applicable property, the option period would be 18 to 36 months following the Effective Time. The purchase price would be the fair market value of the respective station based upon an appraised value (provided that, in the case of the Missouri LMA, in no event would the purchase price be less than the Accumulated Costs as defined in the Option Agreement, plus interest thereon). If Parent elects to sell a station before the commencement of, or during, the option period, the Company would be granted a right of first refusal to acquire the station. Exercise of the right of first refusal would be by the Company's independent directors. Parent would be entitled to elect to receive the purchase price in either cash or Company stock. With respect to the Missouri LMA, if the option were exercised Parent would assign to the Company its rights and obligations under the applicable LMA documents and agreements (including the Option Agreement and the Programming Services and Time Brokerage Agreement) and the assignment would be subject to contractual consents.

                    The exercise of the option for the applicable property would be triggered by action of the independent directors of the Company, and may be withdrawn by the Company after receipt of the appraisal, as described below. The appraiser shall be independent and selected by mutual agreement of the Company and Parent. If the Company and Parent cannot agree as to the selection of the appraiser, then each of them would select an appraiser and the two appraisers would select a third appraiser. The appraisal would take into account both the structure of the proposed transaction and the tax basis of the assets to be acquired by the Company. If three appraisers are used, the appraised value would be the average of the three appraisals. If the option is exercised and not withdrawn, the fees for the appraisal shall be paid as follows: (i) if a single appraiser is used, equally by the Company and Parent; and (ii) if three appraisers are used, each party pays the fees of its appraiser and the Company and Parent shall pay the fees of the third appraiser equally. If the option is exercised and withdrawn, then the Company shall pay the fees of all appraisers. If the option is not exercised the first refusal right would terminate.

3. Other Terms. The Option Agreement also will contain such other terms and provisions that are customary for such option agreements, including provisions with respect to the Communications Act and the rules and regulations of the FCC.


                        TERMS OF RADIO FACILITIES LEASE

1. Term: The term of the lease would commence at the Effective Time and continue for each radio station respectively until the earlier of: (i) Parent's divestiture of a radio station to a third party, in which case either party (i.e., the Company or the buyer of the station), would be entitled to terminate the lease with respect to that station upon 90 days prior written notice, or
(ii) 36 months following the Effective Time.

2. Other Terms and Conditions: The leased premises would be the premises occupied by each radio station as of the Effective Time and all other terms and conditions under which the stations occupy their respective premises would remain in effect (including allocations and adjustments to allocations as consistent with past practice on a historical basis). The lease also will contain such other terms and provisions that are customary for such leases, including provisions with respect to the Communications Act and the rules and regulations of the FCC.

                                                                 EXHIBIT 9.02(F)
                                                             TO MERGER AGREEMENT



                             TAX SHARING AGREEMENT


                    Agreement made this ___ day of ___, 1997, by The Hearst Corporation ("Hearst"), and Argyle Television, Inc. ("Argyle TV"), both of which are Delaware corporations, to establish the sharing of the federal, state and local income and franchise taxes after Argyle TV Group (as hereinafter defined) becomes a member of Group (as hereinafter defined).


1.       Definitions

(a) Group - Parent, Argyle TV Group and all other corporations (whether now existing or hereinafter formed or acquired) that at the relevant time would be entitled or required to join with Parent (or any successor common parent corporation) in filing a consolidated federal income tax return.

(b) Parent - Hearst, or any successor common parent corporation of the Group.

(c) Argyle TV Group - Argyle TV and any other corporation which would be included in the affiliated group of corporations as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Argyle TV would be the common parent, but for the inclusion of Argyle TV in another affiliated group.

(d)      Argyle TV Group Tax Liability -

         (1) The hypothetical consolidated federal income tax liability for the Argyle TV Group for a taxable year determined as if the Argyle TV Group had filed its own consolidated federal income tax return for such taxable year and all prior taxable years ending after the date hereof. Such hypothetical consolidated federal income tax liability shall be determined at the end of the taxable year and shall reflect any tax elections, conventions, treatments, or methods which (i) are actually utilized by the Group in filing its federal consolidated tax return, and (ii) are applied on a consistent basis from year to year (as so far is consistent with clause (i)). The hypothetical tax liability of the Argyle TV Group shall be computed by taking into account net operating loss, capital loss and investment tax credit carryforwards of the Argyle TV Group generated in taxable years during which Argyle TV Group was a member of the Group, and carryforwards from prior separate return years to the extent they are actually utilized by the Argyle Group.

         (2) For the years in which Argyle TV Group joins or leaves the Group, an election under Treasury Regulation Section 1.1502- 76(b)(2)(ii) to ratably allocate Argyle TV Group's items of income, gain, deductions, losses and credits will be made by the required parties.

         (3) The Argyle TV Group Tax Liability shall be determined each year by Parent and shall be reviewed by Deloitte and Touche or such other nationally recognized firm of independent public accountants as may be regularly employed by the Group at the time of the determination.

(e) Argyle TV Group Estimated Tax Liability - The hypothetical estimated consolidated federal income tax liability for the Argyle TV Group determined in accordance with the definition in Section 1, paragraph (d) as of the end of each quarter of the taxable year.

2.       Allocations of Consolidated Federal Income Tax Liability

(a)      Filing of Consolidated Returns

         So long as Parent and the Argyle TV Group are members of the Group, Parent shall file consolidated federal income tax returns for each taxable year ending after the date hereof, which shall include Argyle TV Group as a member of the Group.

(b)      Payment of Tax Liability

         For each taxable year (or portion thereof) during which the Argyle TV Group is included in a consolidated Federal income tax return with Parent, Argyle TV shall pay to Parent an amount equal to the Argyle TV Group Tax Liability. To the extent that the obligation to pay such amount has not been fully satisfied pursuant to paragraph 2(c), Argyle TV shall pay any such remaining amount to Parent by the date on which Parent is required to make its final payment of federal income taxes for the taxable year without the occurrence of penalties or additions to tax.

(c)      Estimated Quarterly Payments

         At the end of each quarter of each taxable year (or portion thereof) during which the Argyle TV Group is included in a consolidated Federal income tax return with Parent, Argyle TV shall make estimated payments to Parent, within five (5) days of receiving a request therefore, in an amount equal to the Argyle TV Group Estimated Tax Liability for the quarter. If the total of such estimated quarterly payments made by Argyle TV to Parent with respect to a given taxable year are in excess of the liability of Argyle TV to Parent pursuant to paragraph 2(b) for such taxable year, Parent shall pay the amount of such excess to Argyle TV no later than the date on which Parent files the consolidated federal income tax return for the Group.

(d)      Changes in Tax Liability

         (i) If the Argyle TV Group Tax Liability is changed as the result of any administrative settlement or final determination which is not litigated by Group or in a final judicial determination, then the amount of payment required from Argyle TV to Parent pursuant to paragraph 2(a) shall be recomputed by substituting the amount of the Argyle TV Group Tax Liability after the adjustments described above in place of the Argyle TV Group Tax Liability as previously computed. Not later than ten days after such final determination, Argyle TV shall pay to Parent or Parent shall pay to Argyle TV, as the case may be, the difference between the new Argyle TV Group Tax Liability, including any interest or penalties imposed in respect of the new Argyle TV Group tax liabilities and the amounts previously paid. The parties recognize that such new liability is not necessarily Argyle TV's final liability for that year and may be recomputed more than once.

(f)      Indemnity

         Parent agrees to indemnify, defend, and hold harmless Argyle TV and each member of the Argyle TV Group from and against any and all liabilities to the Internal Revenue Service for Federal income tax (including interest and penalties thereon) with respect to any taxable year to which this Agreement applies, including, without limitation, any such liabilities of Argyle TV and each member of the Argyle TV Group pursuant to Treasury Regulation Section 1.1502-6.

(g)      State and Local Taxes

         In the event Parent actually files consolidated, combined or unitary income or franchise tax returns or reports in any state or local jurisdiction on behalf of and pays such taxes owed by all or part of the Group, the principles and procedures stated in this Agreement shall apply for purposes of allocating such state or local tax liability, including interest or penalties thereon, among the Parent and the Argyle TV Group.

(h)      Effects of Agreement

         As between Parent and the Argyle TV Group, the provisions of this Agreement shall fix the liability of each to the other as to the matters covered hereunder, even if such provisions are not controlling for tax or other purposes (including, but not limited to, the computation of deductions or earnings and profits for federal tax purposes), and even if Hearst and other corporations which now are, or which from time to time may become, members of the Group enter into other arrangements for the allocation of the portion of the total tax liability of the Group which is allocable to them.

3.       Miscellaneous Provisions

(a)      Scope of the Agreement

         This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

(b)      Choice of Law

         This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of New York.


(c)      Successors and Assigns

         This Agreement shall be binding upon and inure to the benefit of each party hereto and its respective successors and assigns.

(d)      Termination

         This Agreement shall terminate if (i) the parties agree in writing to such a termination, (ii) the Argyle TV Group ceases to be a member of the Group, including, without limitation, upon the effective date, if ever, of Parent's S election, or (iii) Parent fails to file a consolidated return in any taxable year. The terms of the Agreement will remain in effect for any taxable year or part of a taxable year for which the income of Argyle TV or any member of Argyle TV Group must be included in Parent's consolidated return.

(e)      Information

         Parent, Argyle TV and all members of the Argyle TV Group agree to cooperate in supplying information reasonably requested by the other party in order to make any computations required under this Agreement and for the purpose of defending tax examinations, including appeals and litigation.

(f)      Effective Date

         This Agreement shall be effective the date upon which Argyle TV Group becomes a member of the Group.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        THE HEARST CORPORATION


                                        By:____________________________________


                                        ARGYLE TELEVISION, INC.


                                        By:____________________________________

                                                                 EXHIBIT 9.02(G)
                                                             TO MERGER AGREEMENT



                    LICENSE AGREEMENT (the "Agreement") dated as of ______ ___, 1997, is by and between The Hearst Corporation, a Delaware corporation ("THC"), and Hearst/Argyle Television, Inc., a Delaware corporation (the "Company").

         WHEREAS, Hearst is the sole and exclusive owner of all right, title and interest in and to and has the right to grant the license pursuant to the terms set forth herein with respect to the company and trade name "Hearst";

         WHEREAS, this Agreement is being executed and delivered simultaneously with the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of March 26, 1997 among THC, the Company, Hearst Merger Sub, Inc. and Hearst Contribution Sub, Inc. pursuant to which THC will become a controlling shareholder of the Company;

         WHEREAS, the Company desires to enter into this Agreement for the right and license to use the Hearst name in connection with the operation of its business; and

         WHEREAS, THC is willing to formally grant a license to the Company to use the Hearst Name in connection with the operation of the Company's business;

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, the parties hereto agree as follows:

         1.         DEFINITIONS.

                    The following terms, as used herein, shall have the following meanings:

                    1.1 "Hearst Name" shall mean that portion of any company and trade name consisting of "Hearst". Expressly excluded from the Hearst Name are the words "Hearst Corporation" or any company name substantially identical thereto and any corporate logos used by THC.

                    1.2 "License Term" shall mean the term commencing as of the date hereof and continuing until the License granted pursuant to Section
2.1 shall be terminated by THC as provided in Section 6.

                    1.3 "Permitted Manner of Use" shall mean use of the Hearst Name in accordance with all legal requirements and also with THC's policy and style standards as currently existing and as may be reasonably amended from time to time by THC (including such other requirements or conditions with regard to the use of the Hearst Name as may be established by THC in accordance with good trademark practice.)

         2.         GRANT OF LICENSE TO USE THE HEARST NAME.

                    2.1 License. THC hereby grants to the Company, during the License Term, a personal, royalty-free, non-exclusive, non- transferrable, non-assignable, license to use in the United States only, without the right to grant sublicenses, the Hearst Name solely in the Company's name as follows:
"Hearst/Argyle Television, Inc."; provided that such use shall be in accordance with the Permitted Manner of Use.

                    2.2 Inspections. The form of using the Hearst Name in the name of the Company shall be subject to THC's approval, which approval shall not be unreasonably withheld. In the event that THC objects to any such form of using the Hearst Name, it shall give written notice of its objections to and consult with the Company in a good faith effort to resolve any such objections.

                    2.3 Absence of Interest in Hearst Name. Nothing herein shall give the Company any right, title or interest in the Hearst Name apart from the rights to use specified in Section 2.1, all such right, title and interest, including but not limited to rights of registration, maintenance and enforcement, being solely with THC. The Hearst Name is the sole property of THC and any and all uses by the Company shall inure to the sole benefit of THC, including goodwill in respect thereof. To the extent that any jurisdiction shall find for any reason as a matter of law or otherwise that such use has vested in the Company any right, title or interest in or to the Hearst Name, the Company, upon the request of THC, shall execute and deliver to THC, without charge, appropriate assignments to vest such rights, title and interest in THC. At THC's request and expense, the Company agrees to assist THC in the procurement or maintenance of any filings or registrations for the Hearst Name in any jurisdiction by providing any information available from the Company and executing any documents necessary therefor.

                    2.4   Filing, Registration or Use of Hearst Name.  The
                      Company and its subsidiaries will not:

                  (i) raise or cause to be raised any questions concerning or objections to the validity of the Hearst Name in any jurisdiction, or to any registrations thereof or applications therefor, or to the sole proprietary rights of THC thereto, on any grounds whatsoever;

                  (ii) alter or amend in any way the Hearst Name and will not, during the term of this Agreement or thereafter adopt or use any name that is confusingly similar thereto;

                  (iii) file, apply to register or register the Hearst Name, alone or in combination with any other word or device or symbol or any name, mark, term, script or device colorably similar thereto, except if, as, when, and to the extent as may be expressly consented to in writing in advance by THC in specific instances; or

                  (iv) use the Hearst Name in conjunction or in combination with any other name, mark, term, script or devicewhatsoever, except as provided in Section 2.1 or to the extent approved otherwise in writing in advance by THC.

           3. INDEMNIFICATION BY THE COMPANY. The Company hereby agrees to indemnify, defend and hold harmless, THC, its subsidiaries (other than the Company and its subsidiaries) and their affiliates and their respective employees, officers, directors, and agents and shall hold each of them harmless from and against any and all claims, demands, suits, actions, damages, and judgments brought or obtained by a third party ("Claims"), of whatever type or kind arising out of (i) any use of the Hearst Name by the Company, including, without limitation, product liability or personal injury Claims; or (ii) any breach by the Company of any of the terms and conditions of this Agreement.

           4. DEFENSE OF INFRINGEMENT CLAIMS. THC agrees to indemnify and defend the Company, its Affiliates and their employees, officers, directors and agents and shall hold each of them harmless to the extent that any Claims arise out of an assertion or claim that the use of the Hearst Name by the Company pursuant to the terms of this Agreement infringes the trade names, trademarks or service marks of a third party.

           5. INFRINGEMENT BY THIRD PARTIES. Upon discovery by the Company, it shall notify THC of any adverse uses confusingly similar or otherwise damaging to the Hearst Name, but shall take no other action of any kind with respect thereto except by the express prior written authorization of THC. The determination of whether or not legal action shall be taken in any case shall lie exclusively with and at the sole discretion of THC. In the event that THC institutes legal action pursuant to this section, the costs of any such legal action shall be borne by THC. THC may bring suit in its own name with choice of counsel and control of the legal action by THC. The Company shall cooperate with and assist THC in any such suit by promptly providing any reasonably requested documents in the Company's possession, custody or control, and by making its personnel familiar with the facts available to THC and otherwise, without charge. In the event that threatened or actual legal action by THC results in a settlement or resolution that provides damages or other monies to THC, such monies shall be retained by THC.

           6. TERMINATION. THC may terminate the license granted pursuant to Section 2.1, at any time, for any reason, on written notice given to the Company at least six (6) months prior to the proposed termination date. Upon the termination of such license, the Company shall terminate forthwith all uses of the Hearst Name and, to the extent necessary, shall take all steps necessary to amend the Company's certificate of incorporation to eliminate the Hearst Name from the Company's name as soon as practicable.

           7. REPRESENTATIONS AND WARRANTIES. THC makes no representations or warranties with respect to the validity, status, enforceability or coverage of the Hearst Name.

           8. ASSIGNABILITY. This Agreement shall not be assignable, in whole or part, directly or indirectly, by the Company without notice to and the prior written consent of THC, and any attempt to assign any rights or obligations arising under this Agreement without such consent in violation hereof shall be null and void.

           9.     GENERAL PROVISIONS.

                  9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing (including telefax or similar writing) and shall be given:

                  (i)       If to THC, to:

                            The Hearst Corporation
                            959 Eighth Avenue
                            New York, New York 10019
                            Attention: Victor F. Ganzi
                            Telefax No.: (212) 649-2035

                  (ii)      If to the Company to:

                            Hearst/Argyle Television, Inc.
                            [ADDRESS]
                            Attention:
                            Telefax:

or (iii) in either case, to such other person or to such other address or telefax number as the party to whom notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means it shall be deemed to have been given when delivered to the address specified in this Section 9.1.

                  9.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  9.3 MISCELLANEOUS. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and shall be governed in all respects by the laws of the State of New York without regard to its laws or regulations relating to choice of law.

                  9.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.5 SPECIFIC PERFORMANCE. The Company agrees that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the Company, and that in addition to all other remedies which THC may have, THC will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by THC in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                  9.6 SURVIVAL. The following provision shall survive any termination of the license granted pursuant to this Agreement: Sections 2.3, 2.4, 3, 4, 5 and 9.5.

           IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                        THE HEARST CORPORATION


                                        By:____________________________________
                                           Name:
                                           Title:


                                        HEARST/ARGYLE TELEVISION, INC.


                                        By:____________________________________
                                           Name:
                                           Title:

                                                              EXHIBIT 9.02(H)(A)
                                                             TO MERGER AGREEMENT





                           LIST OF PERSONS DELIVERING
                   MANAGEMENT TRANSFER RESTRICTION AGREEMENTS




  Name                                       Title
  ----                                       -----
  Bob Marbut                                 Chairman and Chief Executive Officer

  Blake Byrne                                President, Chief Operating Officer and Director

                                                              EXHIBIT 9.02(h)(B)
                                                             TO MERGER AGREEMENT

                               FORM OF MANAGEMENT
                         TRANSFER RESTRICTION AGREEMENT


Argyle Television, Inc.
200 Concord Plaza, Suite 700
San Antonio, Texas  78216

Ladies and Gentlemen:

                 Reference is made to the Agreement and Plan of Merger dated as of March 26, 1997 (the "Agreement"), by and among Argyle Television, Inc., a Delaware corporation (the "Company"), The Hearst Corporation ("Parent"), Hearst Contribution Sub, Inc. and Hearst Merger Sub, Inc. ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, as a result of which the Company will be the surviving corporation (the "Merger"). As a result of the Merger, the undersigned may receive shares of Surviving Corporation Series A Common Stock (as defined in the Agreement) in exchange for shares owned by the undersigned of Existing Series A Common Stock (as defined in the Agreement). The execution and delivery by the undersigned of this agreement is a condition precedent to your obligations to effect the Merger.

                 For and in consideration of your entering into the Merger Agreement and the performance of your obligations thereunder, the undersigned agrees that, until the earlier of the third anniversary of the date the undersigned acquired the Surviving Corporation Series A Common Stock received in the Merger or, the date the undersigned is no longer employed by the Company, the undersigned will not, without the prior written consent of the Surviving Corporation (as defined in the Agreement), directly or indirectly, sell, offer, contract to sell, grant any option for the sale of, or otherwise dispose of any amount of the Surviving Corporation Series A Common Stock or any securities convertible into, exchangeable for, or exercisable for Surviving Corporation Series A Common Stock, or any rights to purchase or acquire Surviving Corporation Series A Common Stock, owned either of record or beneficially by the undersigned such that, after such transfer, the undersigned
and the undersigned's permitted transferees would own less than        * shares
of the Surviving Corporation Series A Common Stock; provided, however, that gifts or transfers for estate planning purposes shall not be prohibited by this agreement if the donee or transferee agrees to be bound by the foregoing in the same manner as it applies to the undersigned.





_______________________

*  624,375 shares in the case of Bob Marbut
   384,647 shares in the case of Blake Byrne

                 This agreement shall become effective as of the time the Merger Agreement is executed, and shall be governed by and construed in accordance with the laws of the State of Delaware.




                                        Very truly yours,


                                        _________________________________
                                        Name:





                                       2